UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 2)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
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iPAYMENT, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY, SUBJECT TO COMPLETION DATED APRIL 4, 2006

iPAYMENT, INC.
40 BURTON HILLS BLVD., SUITE 415
NASHVILLE, TENNESSEE 37215

[          ], 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of iPayment, Inc. (“iPayment”) to be held at 10:00 a.m. (local time) on May 5, 2006, at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc. (“Holdings”), iPayment MergerCo, Inc. (“MergerCo”) and iPayment. Pursuant to the merger agreement, MergerCo, a wholly-owned subsidiary of Holdings formed for the purpose of effecting the merger, will be merged with and into iPayment, with iPayment remaining as the surviving corporation. Holdings is a Delaware corporation newly formed by Gregory S. Daily (the Chairman and Chief Executive Officer of iPayment), Carl A. Grimstad (the President of iPayment) and certain parties related to them. Upon completion of the merger, each issued and outstanding share of iPayment’s common stock (other than shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger, shares of iPayment’s common stock held by iPayment or any of its subsidiaries and shares of iPayment’s common stock held by iPayment’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $43.50 in cash without interest. This amount will be increased by an amount equal to $0.0085 multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws, through and including the day of the closing of the merger. The consideration of $43.50 per share represents a premium of $11.95 per share, or 37.9%, over the $31.55 per share closing price on May 13, 2005, the last trading day prior to Mr. Daily’s original proposal for the acquisition of iPayment. Following completion of the merger, iPayment will continue its operations, but as a privately held company.

On May 13, 2005, the board of directors of iPayment formed a special committee composed of independent directors who are not officers or employees of iPayment, Holdings or MergerCo and who have no financial interest in the proposed merger different from iPayment’s stockholders generally. The special committee, acting with the advice and assistance of its own independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Holdings and MergerCo. The special committee unanimously determined that the proposed merger is advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders and that the consideration to be paid for each share of iPayment’s common stock in connection with the merger is fair to iPayment’s unaffiliated stockholders. Acting on the unanimous recommendation of the special committee, the board of directors of iPayment, with Mr. Daily abstaining, has approved and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In reaching their decisions, the special committee and the board of directors considered, among other things, the oral opinion, subsequently confirmed by the written opinion, dated December 27, 2005, of Lazard Frères & Co. LLC, the special committee’s financial advisor. This opinion stated that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of December 27, 2005, the $43.50 per share cash consideration, plus an adjustment amount, if any, to be paid to iPayment’s stockholders in the proposed merger is fair, from a financial point of view, to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates). A copy of Lazard’s written opinion is attached to the accompanying proxy statement as Appendix B and should be read in its entirety.

The enclosed proxy statement provides information about iPayment, Holdings, MergerCo, certain of their affiliates, the merger agreement, the proposed merger and the special meeting. A copy of the merger agreement is attached to the proxy statement as Appendix A for your information. You may obtain additional information about iPayment from documents filed with the Securities and Exchange Commission.

PLEASE READ THE ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE APPENDICES. IN PARTICULAR, BEFORE VOTING, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION OF THE PROXY STATEMENT ENTITLED “SPECIAL FACTORS.”

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF iPAYMENT’S COMMON STOCK ENTITLED TO VOTE, OTHER THAN THOSE OUTSTANDING SHARES BENEFICIALLY OWNED BY STOCKHOLDERS WHO HAVE AGREED TO CONTRIBUTE THEIR iPAYMENT SHARES TO HOLDINGS, ADOPT THE MERGER AGREEMENT.

Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card. If you complete, date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the adoption of the merger agreement of the merger. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Sincerely,

/s/  Clay M. Whitson

Clay M. Whitson
Chief Financial Officer and Director
Nashville, Tennessee

The accompanying proxy statement is dated [          ], 2006 and is first being mailed to stockholders of iPayment on or about [          ], 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY COPY, SUBJECT TO COMPLETION DATED APRIL 4, 2006

iPAYMENT, INC.
40 BURTON HILLS BLVD., SUITE 415
NASHVILLE, TENNESSEE 37215

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2006

To the Stockholders of
iPayment, Inc:

Notice is hereby given that a special meeting of stockholders of iPayment, Inc., a Delaware corporation (“iPayment”), will be held at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, at 10:00 a.m. (local time) on May 5, 2006, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc. (“Holdings”), iPayment MergerCo, Inc. (“MergerCo”) and iPayment, and to approve the merger contemplated by the merger agreement. Pursuant to the merger agreement, MergerCo, a wholly-owned subsidiary of Holdings formed for the purpose of effecting the merger, will be merged with and into iPayment, with iPayment remaining as the surviving corporation. Holdings is a Delaware corporation newly formed by Gregory S. Daily (the Chairman and Chief Executive Officer of iPayment), Carl A. Grimstad (the President of iPayment) and certain parties related to them. Upon completion of the merger, each issued and outstanding share of iPayment’s common stock (other than shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger, shares of iPayment’s common stock held by iPayment or any of its subsidiaries and shares of iPayment’s common stock held by iPayment’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $43.50 in cash, without interest. This amount will be increased by an amount equal to $0.0085 multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws, through and including the day of the closing of the merger.

2. To consider and vote upon such other matters as may properly come before the special meeting, including the approval of any adjournment of the special meeting solely for the purpose of soliciting additional proxies in favor of proposal 1, if necessary.

Only holders of record of iPayment’s common stock at the close of business on March 29, 2006, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

THE SPECIAL COMMITTEE, COMPOSED OF INDEPENDENT DIRECTORS WHO ARE NOT OFFICERS OR EMPLOYEES OF iPAYMENT, HOLDINGS OR MERGERCO AND WHO HAVE NO FINANCIAL INTEREST IN THE PROPOSED MERGER DIFFERENT FROM iPAYMENT’S STOCKHOLDERS GENERALLY, UNANIMOUSLY DETERMINED THAT THE PROPOSED MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF iPAYMENT AND ITS UNAFFILIATED STOCKHOLDERS AND THE CONSIDERATION TO BE PAID FOR EACH SHARE OF iPAYMENT’S COMMON STOCK IN CONNECTION WITH THE MERGER IS FAIR TO iPAYMENT’S UNAFFILIATED STOCKHOLDERS. ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF iPAYMENT, WITH MR. DAILY ABSTAINING, HAS APPROVED AND DECLARED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ADVISABLE, PROCEDURALLY AND SUBSTANTIVELY FAIR TO AND IN THE BEST INTERESTS OF iPAYMENT AND ITS UNAFFILIATED STOCKHOLDERS.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Stockholders of iPayment who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of iPayment’s common stock if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and otherwise comply with Delaware law as explained in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF iPAYMENT’S COMMON STOCK ENTITLED TO VOTE, OTHER THAN THOSE OUTSTANDING SHARES BENEFICIALLY OWNED BY HOLDINGS OR BY STOCKHOLDERS WHO HAVE AGREED TO CONTRIBUTE THEIR SHARES TO HOLDINGS, ADOPT THE MERGER AGREEMENT.

Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you complete, date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

The merger agreement is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached to the accompanying proxy statement as Appendix A for your information.

By Order of the Board of Directors,

/s/  Afshin M. Yazdian

Afshin M. Yazdian
Executive Vice President, Corporate
Secretary and General Counsel

Nashville, Tennessee
[          ], 2006

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

THIS QUESTION AND ANSWER SECTION, TOGETHER WITH THE “SUMMARY” SECTION THAT FOLLOWS, HIGHLIGHT SELECTED INFORMATION FROM THIS PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED MERGER. FOR A MORE COMPLETE DESCRIPTION, YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, PAGE REFERENCES ARE INCLUDED IN PARENTHESES AT VARIOUS POINTS IN THIS QUESTION AND ANSWER SECTION AND IN THE “SUMMARY” SECTION TO DIRECT YOU TO A MORE DETAILED DESCRIPTION IN THIS PROXY STATEMENT OF THE TOPICS PRESENTED. IN ADDITION, IMPORTANT INFORMATION ABOUT iPAYMENT, INC. IS PROVIDED IN THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

AS USED IN THIS PROXY STATEMENT, “iPAYMENT” AND THE “COMPANY” REFER TO iPAYMENT, INC., A DELAWARE CORPORATION, “MERGERCO” REFERS TO iPAYMENT MERGERCO, INC., A DELAWARE CORPORATION, “HOLDINGS” REFERS TO iPAYMENT HOLDINGS, INC., A DELAWARE CORPORATION, AND “ACQUIRING PARTIES” REFERS TO MERGERCO, HOLDINGS, GREGORY S. DAILY AND CARL A. GRIMSTAD, COLLECTIVELY.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting of iPayment’s stockholders will be held at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, at 10:00 a.m. (local time) on May 5, 2006.

Q:	WHAT AM I BEING ASKED TO VOTE UPON? (see page 54)

A:	You are being asked to consider and vote upon a proposal to adopt the merger agreement among iPayment, Holdings and MergerCo. Under the merger agreement, MergerCo will be merged with and into iPayment, with iPayment surviving as a wholly-owned subsidiary of Holdings. If the merger agreement is adopted and the merger is completed, iPayment will no longer be a publicly-held corporation and you will no longer own iPayment’s common stock. For more information on the merger agreement and the transactions contemplated thereby, see “Summary” and “Merger Agreement.”

Q:	WHO ARE THE PARTIES TO THE MERGER? (see page 13)

A:	The parties to the merger are iPayment and MergerCo. iPayment is a Delaware corporation that provides credit and debit card-based payment processing services to small merchants. MergerCo, is a Delaware corporation that is wholly owned by Holdings. Holdings is a Delaware corporation newly formed by Gregory S. Daily (the Chairman and Chief Executive Officer of iPayment), Carl A. Grimstad (the President of iPayment) and certain parties related to them. Holdings and MergerCo were formed solely for purposes of completing the merger and have not participated in any activities to date other than those incident to their formation and the transactions contemplated by the merger agreement. For more information on the parties to the merger, see “Participants.”

Q:	WHO CAN VOTE ON THE MERGER AGREEMENT?

A:	Holders of iPayment’s common stock at the close of business on March 29, 2006, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of iPayment’s common stock entitled to vote, other than those outstanding shares beneficially owned by Holdings or by stockholders who have agreed to contribute their shares to Holdings. As of the record date, Holdings and these stockholders beneficially owned 21.1% of iPayment’s common stock and, as such, the adoption of the merger agreement requires the affirmative vote of the holders of an additional 39.5% of the outstanding shares of iPayment’s common stock.

Q:	WHAT WILL I RECEIVE IN THE MERGER? (see page 54)

A:	Upon completion of the merger, you will be entitled to receive cash in an amount equal to $43.50, plus, under certain circumstances, an adjustment amount (described below), without interest, less applicable withholding taxes, for each share of iPayment’s common stock you own. For more information on what you will receive in the merger, see “Merger Agreement — Conversion of Common Stock” and “ — Payment for Shares.”

Q:	WHAT IS THE ADJUSTMENT AMOUNT?

A:	Under the merger agreement, the $43.50 per share merger consideration will be increased by an amount (the “Adjustment Amount”) equal to $0.0085 multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws as more fully described below, through and including the day of the closing of the merger. For more information on the Adjustment Amount, see “Merger Agreement — Conversion of Common Stock.”

Q:	WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT? (see page 22)

A:	On May 13, 2005, the Board of Directors of iPayment formed a Special Committee, composed of independent directors who are not officers or employees of iPayment, Holdings or MergerCo and who have no financial interest in the proposed merger different from iPayment’s stockholders generally. The Special Committee, acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Holdings and MergerCo. The Special Committee unanimously determined that the proposed merger is advisable, fair to and in the best interests of iPayment and its unaffiliated stockholders and that the consideration to be paid for each share of iPayment’s common stock in connection with the merger is fair to iPayment’s unaffiliated stockholders. The Special Committee has based this determination, in part, on the oral opinion, subsequently confirmed by the written opinion, dated December 27, 2005, of Lazard Frères & Co. LLC (“Lazard”), the Special Committee’s financial advisor, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of December 27, 2005, the $43.50 per share cash consideration, plus the Adjustment Amount, if any, to be paid to iPayment’s stockholders in the proposed merger is fair, from a financial point of view, to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates). Acting on the unanimous recommendation of the Special Committee, the Board of Directors, with Mr. Daily abstaining, has approved and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders. THEREFORE, THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT. Because of his affiliation with Holdings and MergerCo, Gregory S. Daily was not a member of the Special Committee. Because he is an officer of iPayment, Clay M. Whitson was not a member of the Special Committee. All other current members of the Board of Directors, constituting a majority of the entire board, were members of the Special Committee.

Q:	ARE THERE RISKS TO BE CONSIDERED? (see page 15)

A:	Under the terms of the merger agreement, the per share cash consideration of $43.50, plus the Adjustment Amount, if any, will not change even if the market price of iPayment’s common stock changes before the merger is completed. If the merger is completed, public stockholders of iPayment will not participate in any future earnings, losses, growth or decline of iPayment. For other factors to be considered, see “Special Factors,” particularly “ — Effects of the Merger; Plans or Proposals After the Merger” and “ — Interests of iPayment’s Directors and Officers in the Merger.”

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If iPayment’s stockholders approve the merger agreement and the other conditions to the merger are satisfied or waived, the merger is expected to be completed in the second quarter of 2006.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME? (see page 48)

A:	The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences.”

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:	WHAT DO I NEED TO DO NOW?

A:	You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible or vote by telephone or over the Internet in accordance with the instructions on the enclosed proxy card so that your shares can be represented at the special meeting of iPayment’s stockholders.

Q:	WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A:	The failure to return your proxy card will have the same effect as voting “AGAINST” the merger agreement. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:	MAY I VOTE IN PERSON?

A:	Yes. You may attend the special meeting of iPayment’s stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of iPayment’s common stock for a per share cash payment of $43.50, plus the Adjustment Amount, if any, without interest, less applicable withholding taxes.

v

Q:	WHAT RIGHTS DO I HAVE TO SEEK AN APPRAISAL OF MY SHARES? (see page 50)

A:	If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 50 through 53 and in Appendix C of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of iPayment’s common stock, which you will receive if you seek an appraisal, may be less than, equal to or more than the per share cash payment of $43.50, plus the Adjustment Amount, if any, to be paid in the merger.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

iPayment, Inc.
Attention: Afshin M. Yazdian
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215
Tel: (615) 665-1858

OR

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (888) 877-5426

SUMMARY

THE MERGER; CONVERSION OF COMMON STOCK, OPTIONS (see page 54)

Under the merger agreement, MergerCo will merge with and into iPayment, and each issued and outstanding share of iPayment’s common stock (other than shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger, shares of iPayment’s common stock held by iPayment or any of its subsidiaries and shares held by iPayment’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $43.50, in cash, without interest and less applicable withholding taxes. Such merger consideration will be increased by an amount (the “Adjustment Amount”) equal to $0.0085 multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws, through and including the day of the closing of the merger.

Each outstanding option to purchase shares of iPayment’s common stock will be canceled at the effective time of the merger, and each option holder will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the difference between $43.50, plus the Adjustment Amount, if any, and the exercise price of the option, multiplied by the number of shares subject to the option. Options with an exercise price equal to or greater than $43.50, plus the Adjustment Amount, if any, per share, however, will be canceled at the effective time of the merger without any payment or other consideration.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. The parties intend to complete the merger as soon as practicable once all conditions to the merger have been satisfied or waived, which they anticipate will be in the second quarter of 2006. Upon completion of the merger, iPayment will remain as the surviving corporation and will be a wholly-owned subsidiary of Holdings, and MergerCo will cease to exist. Unless otherwise specified, references in this proxy statement to the merger agreement are to the merger agreement as amended through the date of this proxy statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE (see page 26)

On May 13, 2005, the Board of Directors formed a Special Committee, composed of independent directors who are not officers or employees of iPayment, Holdings or MergerCo and who have no financial interest in the proposed merger different from iPayment’s stockholders generally. Because of his affiliation with Holdings and MergerCo, Gregory S. Daily was not a member of the Special Committee. Because he is an officer of iPayment, Clay M. Whitson was not a member of the Special Committee. All other current members of the Board of Directors, constituting a majority of the entire board, were members of the Special Committee.

The Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, evaluated and participated in the negotiation of the merger proposal, including the terms and conditions of the merger agreement, with Holdings and MergerCo. The Special Committee unanimously determined that the proposed merger is advisable, fair to and in the best interests of iPayment and its unaffiliated stockholders and the consideration to be paid for each share of iPayment’s common stock in connection with the merger is fair to iPayment’s unaffiliated stockholders.

The Special Committee has based this determination, in part, on the oral opinion, subsequently confirmed by the written opinion, dated December 27, 2005, of Lazard, the Special Committee’s financial advisor, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of December 27, 2005, the $43.50, plus the Adjustment Amount, if any, per share cash consideration to be paid to iPayment’s stockholders in the proposed merger was fair, from a financial point of view, to iPayment’s unaffiliated stockholders.

Acting on the unanimous recommendation of the Special Committee, the Board of Directors, with Mr. Daily abstaining, has approved and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

POSITION OF THE ACQUIRING PARTIES AS TO THE FAIRNESS OF THE MERGER (see page 26)

Each of Holdings, MergerCo, Gregory S. Daily and Carl A. Grimstad believes that the consideration to be received in the merger by iPayment’s unaffiliated stockholders is fair to such stockholders from a financial point of view and that the merger is procedurally fair to iPayment’s unaffiliated stockholders.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (see page 32)

In deciding to recommend the approval of the merger agreement, one of the factors that the Special Committee considered was the opinion of Lazard, the Special Committee’s financial advisor, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, as of December 27, 2005, the per share cash consideration of $43.50, plus an Adjustment Amount, if any, to be paid to iPayment’s stockholders in the proposed merger was fair, from a financial point of view, to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates). The complete Lazard opinion, including applicable considerations, limitations, assumptions and qualifications, describes the basis for the opinion and is attached as Appendix B to this proxy statement.

Under the terms of Lazard’s engagement, $2,644,560 is payable by iPayment to Lazard at the effective time of the merger.

YOU ARE URGED TO READ THE ENTIRE LAZARD OPINION CAREFULLY. LAZARD’S OPINION WAS ADDRESSED TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS FOR THE PURPOSES OF THEIR EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY iPAYMENT STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE PROPOSED MERGER.

INTERESTS OF iPAYMENT’S DIRECTORS AND OFFICERS IN THE MERGER (see page 42)

The merger is not conditioned on any agreement or transaction with the current management of iPayment. The Acquiring Parties have made no arrangements with any members of the current Board of Directors or management of iPayment with respect to their role in iPayment should the merger be approved and consummated. When considering the recommendation of the Special Committee and the Board of Directors that you vote for the adoption of the merger agreement, you should be aware that certain of iPayment’s directors and officers have interests in the merger that are different from, or in addition to, yours, including:

•	all options for shares of iPayment’s common stock held by iPayment’s directors and executive officers, consisting of options to purchase 487,874 shares, will be fully vested immediately prior to the effective time of the merger and will be converted into the right to receive the merger consideration (less the applicable exercise prices of such options), resulting in aggregate cash payments to our directors and executive officers, before taxes and any withholding, of $15.6 million (see “Interests of iPayment’s Directors and Officers in the Merger — Treatment of Stock Options” on page 43);

•	Mr. Grimstad may elect not to rollover up to approximately 350,000 of his iPayment shares, which would result in him receiving up to approximately $15 million in cash in the merger;

•	100,000 shares of restricted stock held by our Chief Financial Officer, Clay Whitson, will vest and be converted in the right to receive the merger consideration;

•	the Acquiring Parties currently intend to cause iPayment to continue to be run and managed by the company’s existing executive officers;

•	the employment agreement between iPayment and Mr. Whitson provides for a change of control payment in the amount of three times his annual salary if Mr. Whitson’s employment is terminated within the first three months following the merger;

•	the Board of Directors resolved to pay each member of the Special Committee monthly directors fees of $10,000 and $1,000 per meeting attended by such member in person until the signing of a definitive merger agreement, and David M. Wilds, the Chairman of the Special Committee, is entitled to receive an additional fee of $25,000 for his time and efforts as the Chairman of the Special Committee; and

•	the merger agreement provides, as is customary for transactions of this type, continued indemnification of directors and officers liability insurance to be provided by iPayment, as the surviving corporation, to former directors and officers of iPayment.

You should also be aware that, as a result of the merger, Gregory S. Daily, iPayment’s Chairman and Chief Executive Officer, and Carl A. Grimstad, iPayment’s President, and certain parties related to them, will indirectly own 100% of iPayment’s common stock. Each member of the Board of Directors was aware of this result when deciding to approve the merger and the merger agreement and recommend that you vote in favor of the proposed transaction, as were the members of the Special Committee when negotiating the terms of the proposed transaction and deciding to recommend such approval and recommendation to the Board of Directors.

MERGER FINANCING (see page 46)

The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $906.0 million, consisting of (1) approximately $801.0 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, (2) approximately $81.0 million to repay certain existing indebtedness of iPayment and (3) approximately $24.0 million to pay transaction fees and expenses.

It is anticipated that these funds will be obtained from equity and debt financings as follows:

•	equity financing in an aggregate amount of up to $206.0 will be provided through the delivery by Mr. Daily, on his own behalf and on behalf of certain related parties, and by Mr. Grimstad, on his own behalf and on behalf of certain related parties, of equity interests in iPayment to Holdings in exchange for equity securities of Holdings consistent with an exchange agreement among Holdings, Mr. Daily and Mr. Grimstad and subject to the terms and conditions set forth therein;

•	a term loan of up to $450.0 million and a $25.0 million revolving credit facility (which revolving credit facility may be increased to $50.0 million if sufficient commitments are obtained) will be provided to iPayment as part of a $475.0 million senior secured credit facility to be provided by a syndicate of lenders arranged by Bank of America Securities LLC, pursuant to a commitment letter addressed to Holdings and subject to the terms and conditions set forth in that commitment letter; and

•	up to $285.0 million will be raised through the issuance by iPayment or one of its affiliates of senior subordinated unsecured notes in a Rule 144A or other private offering, provided that if such offering of senior subordinated unsecured notes is not completed prior to or on the effective date of the merger, iPayment will make borrowings under a $285.0 million unsecured senior subordinated credit facility provided by Bank of America Bridge LLC and a syndicate of lenders arranged by Bank of America Securities, pursuant to a commitment letter addressed to Holdings and subject to the terms and conditions set forth in that commitment letter.

THE SPECIAL MEETING (see page 11)

Time, Date and Place.  A special meeting of the stockholders of iPayment will be held at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, at 10:00 a.m. (local time) on May 5, 2006, to consider and vote upon the proposal to adopt the merger agreement.

Record Date and Voting Information.  You are entitled to vote at the special meeting if you owned shares of iPayment’s common stock at the close of business on March 29, 2006, which is the record date for the special meeting. You will have one vote at the special meeting for each share of iPayment’s common stock you owned at the close of business on the record date. On the record date, there were 17,737,162 shares of iPayment’s common stock entitled to be voted at the special meeting.

Required Vote.  The merger agreement provides that the affirmative vote of the holders of at least a majority of the shares of iPayment’s common stock outstanding at the close of business on the record date, other than those outstanding shares beneficially owned by Holdings or by stockholders who have agreed to contribute their iPayment shares to Holdings is required to adopt the merger agreement. Abstentions and broker non-votes are equivalent to votes cast against the proposal. As of the record date, Holdings and stockholders who have agreed to contribute their shares to Holdings collectively hold 21.1% of iPayment’s common stock and, as a result, the adoption of the merger agreement requires the affirmative vote of the holders of at least an additional 39.5% of the outstanding shares of iPayment’s common stock.

Shares Held By Management.  The directors and executive officers of iPayment (other than those who have agreed to contribute their iPayment shares to Holdings and whose vote will not be counted towards the majority required for approval) collectively own 0.2% of iPayment’s common stock and have indicated to us that they intend to vote their shares of iPayment’s common stock in favor of the merger agreement.

APPRAISAL RIGHTS (see page 50)

iPayment is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights as described on pages 49 through 53 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of iPayment’s common stock, as determined by the Delaware Court of Chancery.

If you seek appraisal rights, you should be aware that the price determined by the Delaware Court of Chancery may be less than, equal to or more than the $43.50, plus the Adjustment Amount, if any, in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, you must, among other things:

•	not vote for the adoption of the merger agreement; and

•	make written demand for appraisal in compliance with Delaware law before the stockholder vote on the merger agreement.

Merely voting against the adoption of the merger agreement will not perfect your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights.

IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, PLEASE READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED ON PAGES 49 THROUGH 53 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

THE MERGER AGREEMENT (see page 54)

The merger agreement, including the conditions to the closing of the merger, is described on pages 54 through 68 and is attached to this proxy statement as Appendix A for your information. You should read carefully the entire merger agreement as it is the legal document that governs the merger.

CONDITIONS TO COMPLETING THE MERGER (see page 63)

The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of iPayment’s common stock other than those outstanding shares beneficially owned by Holdings or by stockholders who have agreed to contribute their iPayment shares to Holdings, as well as other conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the “HSR Act”), that no court or governmental entity has imposed an order or injunction prohibiting the merger, that iPayment has received identified third-party consents and approvals and that the funding contemplated by the commitment letter has been received. On January 13, 2006, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (see page 59)

iPayment has agreed that it will not, and will cause its subsidiaries and will direct and use commercially reasonable efforts to cause its officers, directors, representatives and agents not to, take specified actions relating to other proposals to acquire iPayment, including that it will not initiate, encourage or solicit the making or submission of any alternative acquisition proposal or, except in accordance with the terms of the merger agreement as described below, participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any person in connection with any alternative acquisition proposal.

So long as iPayment has not breached the applicable provisions of the merger agreement, prior to the special meeting, iPayment, in response to an unsolicited alternative acquisition proposal that is made in good faith, may, subject to compliance with certain conditions, take specified actions, including, if the alternative acquisition proposal is or is reasonably likely to lead to a superior proposal (as defined in the merger agreement), participating in discussions or negotiations with, or furnishing or disclosing information to, any person making such unsolicited alternative acquisition proposal.

iPayment has agreed that neither the Board of Directors nor any committee thereof will (1) amend, modify or withdraw its recommendation of the merger and the merger agreement or approve or propose to approve or recommend, any alternative acquisition proposal or (2) cause iPayment or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement relating to any alternative acquisition proposal, except that the Board of Directors or any committee thereof may recommend to its stockholders an alternative acquisition proposal and in connection therewith amend, modify or withdraw its recommendation of the merger, and may terminate the merger agreement if the Board of Directors has received an alternative acquisition proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, is a superior proposal, and so long as iPayment has not breached the applicable provisions of the merger agreement.

The Board of Directors or any committee thereof may also amend, modify or withdraw its recommendation of the merger and the merger agreement (other than in respect of an alternative acquisition proposal) if it becomes aware of events, facts or circumstances as a result of which it determines in good faith, after consultation with its outside legal counsel, that such action is advisable in order for the directors to comply with their fiduciary duties to iPayment’s stockholders and so long as iPayment has not breached the applicable provisions of the merger agreement.

If the Board of Directors amends, modifies or withdraws its recommendation (other than to recommend an alternative acquisition proposal), Holdings has the option, exercisable within five business days after such amendment, modification or withdrawal, to cause the Board of Directors to submit the merger agreement to the stockholders of iPayment for approval. If Holdings exercises such option, it shall not be entitled to terminate the merger agreement as a result of the Board of Directors’ change in recommendation. If the Board of Directors recommends to its stockholders an alternative acquisition proposal, Holdings has the right to terminate the merger agreement.

TERMINATION (see page 65)

iPayment, Holdings and MergerCo may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the stockholders of iPayment have adopted the merger agreement, upon mutual consent.

Either iPayment or Holdings may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the stockholders of iPayment have approved the merger agreement, if:

•	the merger has not occurred on or prior to (1) May 31, 2006 if this proxy statement is first mailed to iPayment’s stockholders on or prior to March 15, 2006 or (2) 75 calendar days after the date this proxy statement is first mailed to iPayment’s stockholders if so mailed after March 15, 2006 and prior to May 31, 2006 but in no event later than August 15, 2006, provided, however, the right to terminate the merger agreement pursuant to this provision is not available to any party whose action or failure to fulfill any covenant, agreement or obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to be consummated by such date;

•	any court or other governmental entity has issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the merger; or

•	a vote is taken at the special meeting and the requisite number of holders of shares of iPayment’s outstanding common stock fail to adopt and approve the merger agreement.

iPayment may terminate the merger agreement if:

•	iPayment receives a superior proposal (1) that the Board of Directors or any committee thereof approves or recommends, or proposes to approve or recommend or (2) relating to which the Board of Directors or any committee thereof causes iPayment or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement (other than a typical confidentiality agreement), in each case provided that iPayment has complied with its general obligations limiting its consideration of alternative acquisition proposals as set forth below in “The Merger Agreement — Limitation On Considering Other Acquisition Proposals” and prior to or contemporaneously with such termination iPayment pays the termination fee set forth below in “— Termination Fee; Expense Reimbursement;”

•	any of the representations or warranties of Holdings and MergerCo in the merger agreement fail to be true and correct, or Holdings or MergerCo breach any of their covenants or other agreements in the merger agreement, and, in each case, the failure or breach would (1) cause a closing condition of the merger agreement not to be satisfied and (2) be incurable or, if curable, is not cured within 30 days following Holdings’ or MergerCo’s receipt of written notice of the breach from iPayment, provided that this right of termination will not be available to iPayment if it is in material breach of the merger agreement; or

•	Holdings fails to exercise its right to call a special meeting described above in “— Limitation On Considering Other Acquisition Proposals” within the designated time period and prior to or contemporaneously with such termination iPayment pays the termination fee described below in “— Termination Fee; Expense Reimbursement.”

Holdings may terminate the merger agreement if:

•	any of the representations or warranties of iPayment in the merger agreement fail to be true and correct, or iPayment breaches any of its covenants or other agreements in the merger agreement, and, in each case, the failure or breach would (1) cause a closing condition of the merger agreement not to be satisfied and (2) be incurable or, if curable, is not cured within 30 days following iPayment’s receipt of written notice of the breach from Holdings, provided that this right of termination will not be available to Holdings if it or MergerCo is in material breach of the merger agreement;

•	the Board of Directors withdraws, amends or modifies, in a way that is adverse to Holdings, the approval, adoption or recommendation, as the case may be, of the merger or the merger agreement and Holdings has not exercised its right to call a special meeting as set forth above in “— Limitation On Considering Other Acquisition Proposals”; or

•	the Board of Directors recommends an alternative acquisition proposal to iPayment’s stockholders.

TERMINATION FEE; EXPENSE REIMBURSEMENT (see page 66)

iPayment has agreed to pay to Holdings (1) up to $3.0 million for the out-of-pocket expenses of Holdings and its affiliates related to the merger and any related financing and (2) a termination fee equal to $15.0 million, in certain instances upon termination of the merger agreement.

CERTAIN EFFECTS OF THE MERGER (see page 41)

Upon completion of the merger, Holdings will own 100% of the outstanding common stock of iPayment. Subsequent to the merger, iPayment’s current stockholders (other than Holdings and its stockholders) will cease to have ownership interests in iPayment or rights as iPayment’s stockholders and, as a result, if the merger is completed, such stockholders of iPayment will not participate in any future earnings, losses, growth or decline of iPayment.

In addition, iPayment will be a privately held corporation, and there will be no public market for its common stock. The common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of iPayment’s common stock in the public market will no longer be available. Registration of the common stock under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will also be terminated.

FEDERAL REGULATORY MATTERS (see page 48)

The HSR Act requires that iPayment and the ultimate parent entity of MergerCo file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and observe a waiting period before completing the merger. In compliance with the HSR Act, iPayment and Mr. Daily each filed the necessary forms with the U.S. Department of Justice and the U.S. Federal Trade Commission on January 10, 2005.

On January 13, 2006, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act. However, the U.S. Department of Justice and the U.S. Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 48)

The receipt of cash for shares of iPayment’s common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $43.50, plus the Adjustment Amount, if any, per share and your tax basis for the shares of common stock that you exchange in the merger.

TAX MATTERS ARE VERY COMPLEX AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

LITIGATION CHALLENGING THE MERGER (see page 50)

Between May 17, 2005 and June 10, 2005, immediately following the announcement on May 13, 2005, of Mr. Daily’s initial proposal to acquire iPayment, and before any decision of the Special Committee was taken, three lawsuits were filed challenging Mr. Daily’s original proposal.

On or about January 3, 2006, a consolidated complaint was filed. The consolidated complaint alleges that the proposed merger transaction resulted from an unfair process and the merger consideration of $43.50, plus the Adjustment Amount, if any, constitutes an unfair purchase price, and asserts that the individual defendants, including each of the members of iPayment’s Board of Directors, breached fiduciary duties of care, loyalty, good faith, candor and independence in connection with the proposed merger.

The consolidated complaint seeks (i) certification as a class action, (ii) a declaration that the proposed merger is in breach of defendants’ fiduciary duties and, thus, unenforceable, (iii) an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust, (iv) a direction that defendants comply with their fiduciary duties, and (v) an award of plaintiffs’ attorneys’ fees and costs.

The defendants deny any allegation of wrongdoing and assert that the consolidated action is without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on iPayment’s and/or, where applicable, the Acquiring Parties’ current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. iPayment believes that it is important to communicate management’s expectations to stockholders. However, there may be events in the future that cannot be accurately predicted or over which there is no control. Stockholders should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement could have a material adverse effect on iPayment’s business, operating results and financial condition. Examples of these risks include without limitation:

•	iPayment’s ability to be profitable;

•	iPayment’s sales and operating results;

•	costs and charges related to the merger;

•	failure to obtain required stockholder or regulatory approvals for the merger;

•	failure of Holdings to obtain financing necessary to consummate the merger;

•	the risk that the merger agreement could be terminated under circumstances that would require iPayment to pay a fee of $15.0 million and reimburse expenses up to $3.0 million;

•	the merger not closing for any other reason; and

•	other factors disclosed in iPayment’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in other reports filed by iPayment from time to time with the SEC.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

Except to the extent required under the federal securities laws, neither iPayment nor any of the Acquiring Parties intends to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

The forward-looking statements contained in this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

iPAYMENT’S SELECTED HISTORICAL FINANCIAL DATA

iPayment’s selected historical financial data presented below as of and for each of the five fiscal years during the period ended December 31, 2005 are derived from iPayment’s audited financial statements. The following selected historical financial data should be read in conjunction with iPayment financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in iPayment’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this proxy statement.

	Predecessor
	Company
	Period from
	January 1,
	2000	iPayment, Inc.
	through July 19,	Year Ended December 31,
	2000	2000	2001	2002	2003	2004	2005
	(In thousands, except per share data and charge volume)

Statement of Operations Data:
Revenues	$12,870	$7,835	$38,889	$115,813	$226,052	$364,182	$702,712
Operating expenses:
Interchanges	3,632	2,777	15,805	51,844	114,225	176,562	407,736
Other costs of services	9,205	7,827	21,996	47,796	76,571	135,316	213,138
Selling, general and administrative	2,040	4,546	3,782	6,541	8,012	12,437	18,062

Total operating expenses	14,877	15,150	41,583	106,181	198,838	324,315	638,936

Income (loss) from operations	(2,007)	(7,315)	(2,694)	9,632	27,214	39,867	63,776
Other income (expense):
Interest income (expense), net	(109)	(706)	(2,928)	(6,894)	(9,928)	(2,707)	(8,657)
Other	(15)	(397)	625	(3,221)	(265)	279	(1,423)

Total other expense	(124)	(1,103)	(2,303)	(10,115)	(10,193)	(2,428)	(10,080)

Income (loss) before income taxes	(2,131)	(8,418)	(4,997)	(483)	17,021	37,439	53,696
Income tax provision (benefit)	1	1	(107)	10	1,403	12,704	20,915
Minority interest income	—	—	—	—	—	—	606

Net income (loss)	(2,132)	(8,419)	(4,890)	(493)	15,618	24,735	33,387
Preferred stock accretion	—	—	(874)	(1,516)	(652)	—	—

Net income (loss) allocable to common stockholders	$(2,131)	$(8,419)	$(5,764)	$(2,009)	$14,966	$24,735	$33,387

Earnings (loss) per common share:
Basic	$(94.23)	$(12.63)	$(1.41)	$(0.38)	$1.14	$1.50	$1.96
Diluted	$(94.23)	$(12.63)	$(1.41)	$(0.38)	$1.02	$1.39	$1.84
Weighted average shares outstanding
Basic	23	666	4,101	5,254	13,131	16,545	17,049
Diluted	23	666	4,101	5,254	15,052	18,137	18,259

iPayment’s book value per share of common stock was $11.81 at December 31, 2005. No pro forma data giving effect to the proposed merger is provided. iPayment does not believe that pro forma data is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and, if the merger is completed, iPayment’s common stock will not be publicly traded and iPayment’s stockholders will no longer have any equity interest in iPayment. No separate financial data is provided for Holdings since it is a special purpose entity formed in connection with the proposed merger and has no independent operations.

TRADING MARKETS AND MARKET PRICE

Shares of iPayment’s common stock are listed and traded on the Nasdaq National Market under the symbol “IPMT.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq National Market for iPayment’s common stock.

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2003
Second Quarter (commencing May 12, 2003)	$24.73	$18.10
Third Quarter	27.69	22.09
Fourth Quarter	35.82	21.48
FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter	37.93	29.65
Second Quarter	44.20	32.15
Third Quarter	41.47	31.75
Fourth Quarter	51.50	37.88
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	50.12	39.65
Second Quarter	42.67	30.41
Third Quarter	40.50	35.10
Fourth Quarter	42.65	35.56
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	42.85	40.90
Second Quarter (through April 3, 2006)	42.85	42.67

On May 13, 2005, the last full trading day before iPayment announced Mr. Daily’s initial proposal to acquire iPayment at a price of $38.00 per share, the closing price per share of iPayment’s common stock as reported on the Nasdaq National Market was $31.55. On December 27, 2005, the last full trading day before the public announcement of the merger agreement, the closing sale price was $40.74 per share. On April 3, 2006, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of iPayment’s common stock as reported on the Nasdaq National Market was $42.77, and there were 17,737,162 shares of common stock outstanding. Stockholders should obtain a current market quotation for iPayment’s common stock before making any decision with respect to the merger. On March 29, 2006, the record date, there were approximately 66 holders of record of iPayment’s common stock.

On August 17, 2005, iPayment received a letter from the Nasdaq Stock Market informing it that iPayment’s Audit Committee no longer complied with Marketplace Rule 4350(d)(2) which requires that the audit committee of a listed company be comprised of at least three members. This letter followed the resignation on August 5, 2005 of David Vandewater, a member of the Board of Directors and Audit Committee. See “Special Factors — Background of the Merger.” Pursuant to Marketplace Rule 4350(d)(4), iPayment has until the earlier of its next annual stockholders’ meeting or August 7, 2006 to regain compliance with this requirement. In the event that merger is not consummated or is not consummated before the iPayment’s next annual stockholders’ meeting, or if the merger agreement is terminated, iPayment intends to appoint an additional member to its Audit Committee in order to comply on a timely basis with Rule 4350(d)(2). If the merger is completed, iPayment will be a private company, and its common stock will no longer be quoted on the Nasdaq National Market.

iPayment has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. iPayment’s credit agreement prohibits iPayment from paying dividends on its common stock. In addition, under the merger agreement, iPayment has agreed not to pay any cash dividends on its common stock before the closing of the merger.

THE SPECIAL MEETING

GENERAL

The enclosed proxy card is solicited on behalf of the Board of Directors of iPayment for use at a special meeting of stockholders to be held on May 5, 2006, at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. iPayment intends to mail this proxy statement and accompanying proxy card on or about April 4, 2006 to all stockholders entitled to vote at the special meeting.

At the special meeting, the stockholders of iPayment are being asked to consider and vote upon a proposal to adopt the merger agreement. Under the merger agreement, MergerCo will merge with and into iPayment, and each issued and outstanding share of iPayment’s common stock (other than shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger, shares of iPayment’s common stock held by iPayment or any of its subsidiaries, and shares held by iPayment’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $43.50, plus the Adjustment Amount, if any, in cash without interest less applicable withholding taxes. Upon completion of the merger, iPayment will remain as the surviving corporation and will be a wholly-owned subsidiary of Holdings.

iPayment is also soliciting proxies to grant discretionary authority to vote in favor of any adjournment of the special meeting solely for the purpose of soliciting additional proxies in favor of voting to adopt the merger agreement, if necessary. iPayment does not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

RECORD DATE AND VOTING INFORMATION

Only holders of record of common stock at the close of business on March 29, 2006 are entitled to notice of and to vote at the special meeting. At the close of business on March 29, 2006, there were 17,737,162 shares of iPayment’s common stock outstanding and entitled to vote. A list of iPayment’s stockholders will be available for review at iPayment’s executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of iPayment’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption of non-routine matters, such as the merger agreement; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

The merger agreement provides that the affirmative vote of the holders of at least a majority of the outstanding shares of iPayment’s common stock, other than those outstanding shares beneficially owned by stockholders who have agreed to contribute their iPayment shares to Holdings, is required to adopt the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Stockholders who do not vote in favor of adoption of the merger agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, including in Appendix C of this proxy statement, will be entitled to seek appraisal of the value of their iPayment common stock as set forth in Section 262 of the Delaware General Corporation Law. See “Special Factors — Appraisal Rights.”

PROXIES; REVOCATION

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of iPayment at the company’s executive offices located at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

EXPENSES OF PROXY SOLICITATION

iPayment will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. iPayment has retained Georgeson Shareholder Communications Inc., at an estimated cost of $15,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. iPayment may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of iPayment and of Georgeson. No additional compensation will be paid to iPayment’s directors, officers or other regular employees for their services.

ADJOURNMENTS

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of voting to adopt the merger agreement, if necessary. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of iPayment’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. iPayment is soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to adopt the merger agreement.

THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS THAT iPAYMENT’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO VOTE ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING TO ADJOURN THE SPECIAL MEETING.

PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, iPAYMENT WILL DISTRIBUTE WRITTEN INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING iPAYMENT STOCK CERTIFICATES FOR THE $43.50, PLUS THE ADJUSTMENT AMOUNT, IF ANY, PER SHARE CASH PAYMENT.

THE PARTICIPANTS

iPAYMENT, INC.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215
(615) 665-1858

iPayment is a provider of credit and debit card-based payment processing services to small merchants. The company’s payment processing services enable merchants to process both traditional card-present, or swipe transactions, as well as card-not-present transactions over the Internet or by mail, fax or telephone. A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. A card-not-present transaction occurs whenever the customer does not physically present a payment card at the point-of-sale and may occur over the Internet, mail, fax or telephone.

As of September 30, 2005, iPayment provided its services to more than 135,000 active small merchants located across the United States. A merchant is defined as “active” if the merchant processes at least one Visa or MasterCard transaction in a given month. The small merchants that the company serves typically generate less than $500,000 of charge volume per year and typically have an average transaction value of approximately $65. These merchants have traditionally been underserved by larger payment processors due to the difficulty in identifying, servicing and managing the risks associated with them. As a result, these merchants have historically paid higher transaction fees than larger merchants.

The company markets and sells its services primarily through over 750 independent sales groups, which provide it with a non-employee, external sales force representing more than 2,600 sales professionals, as well as a direct sales force of approximately 100 sales professionals through our joint venture with a direct sales group.

iPayment outsources certain processing functions such as card authorization, data capture and merchant accounting to third party processors such as First Data and Vital Processing Services, and relies on banks such as JP Morgan Chase to sponsor it for membership in the Visa and MasterCard associations and to settle transactions with merchants. The company performs several core functions such as sales support, merchant services, underwriting, risk management and chargeback services, in its main operating centers in Calabasas, California and Westchester, Illinois.

If the merger agreement is adopted by the requisite vote of iPayment’s stockholders at the special meeting and the merger is completed, iPayment will continue its operations following the merger as a private company. iPayment was originally incorporated as iPayment Holdings, Inc. in Tennessee in February 2001 and was reincorporated in Delaware under the name iPayment, Inc. in August 2002.

A more detailed description of iPayment’s business and financial results is contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference. Unless explicitly stated otherwise, the information contained in the Form 10-K is as of February 24, 2005, the date of filing of the Form 10-K with the Securities and Exchange Commission, referred to as the SEC. See also “Where Stockholders Can Find More Information.” Information relating to the directors and executive officers of iPayment is set forth in Appendix D to this proxy statement.

GREGORY S. DAILY
5353 Hillsboro Road
Nashville, Tennessee 37215
(615) 665-1858

Gregory S. Daily is a natural person and a United States citizen. Gregory S. Daily is Chairman of the Board of Directors and Chief Executive Officer of iPayment. Additional information about the foregoing individual is set forth in Appendix E to this proxy statement.

CARL A. GRIMSTAD
311 Jackson Boulevard
Nashville, Tennessee 37215
(615) 665-1858

Carl A. Grimstad is a natural person and a United States citizen. Carl A. Grimstad is President of iPayment. Additional information about the foregoing individual is set forth in Appendix E to this proxy statement.

iPAYMENT HOLDINGS, INC. and
iPAYMENT MERGERCO, INC.
c/o Registered Agent Solutions, Inc.
32 Loockerman Square, Suite 109
Dover, Delaware 19904
(615) 665-1858

iPayment Holdings, Inc., referred to as Holdings, is a Delaware corporation newly formed by Gregory S. Daily and Carl A. Grimstad, together with GSD Trust Partners, LLC, the Daily Family Foundation, the Trust for the benefit of A.S. Daily, the Trust for the benefit of C.C. Daily, the Trust for the benefit of C.M. Daily, the Trust for the benefit of G.R. Daily, Harold H. Stream, III, Sandra S. Miller, Stream Family Ltd. Partners, the Opal Gray Trust, the M.G. Stream Trust FBO H. H. Stream, III, the M.G. Stream Trust FBO S.G. Stream and the M.G. Stream Trust FBO W.G. Stream, each of which is, is controlled by, or is a trust for the benefit of, Mr. Daily or Mr. Grimstad or a member of Mr. Daily’s or Mr. Grimstad’s family. iPayment MergerCo, Inc., referred to as MergerCo, is a Delaware corporation that is wholly owned by Holdings. Both of Holdings and MergerCo were formed solely for purposes of completing the merger and have not participated in any activities to date other than those incident to their formation and the transactions contemplated by the merger agreement. At the effective time of the merger, MergerCo will be merged with and into iPayment, with iPayment surviving as a wholly-owned subsidiary of Holdings. Holdings and MergerCo were incorporated in Delaware in December, 2005. Additional information about Holdings and MergerCo and information about the directors and executive officers of Holdings and MergerCo is set forth in Appendix E to this proxy statement.

SPECIAL FACTORS

BACKGROUND OF THE MERGER

On May 13, 2005, the Board of Directors of iPayment received a non-binding proposal from an entity newly formed by Gregory S. Daily, iPayment’s Chairman and Chief Executive Officer, to acquire all of the outstanding shares of iPayment’s common stock, par value $0.01 per share, for $38.00 per share in cash. Mr. Daily also submitted to the board a “highly confident letter” from Bank of America with respect to the financing of his acquisition proposal. Mr. Daily’s proposal included a request that iPayment grant certain waivers under Section 203 of the Delaware General Corporation Law (the “Section 203 Waiver”) and iPayment’s rights agreement (the “Rights Agreement Waiver”) in anticipation that Mr. Daily would invite other members of iPayment’s management and certain other related stockholders to participate as equity investors with Mr. Daily in his proposal.

At a special meeting of the Board of Directors held on May 13, 2005 immediately following receipt of Mr. Daily’s proposal, Mr. Daily informed the Board of Directors that, on behalf of an entity newly formed by him, he had submitted a proposal to acquire all of the outstanding shares of iPayment’s common stock. Mr. Daily then presented his view of the public markets’ perception of the company and explained his motivation for submitting the proposal (which is discussed in “Special Factors — Purpose and Structure of the Merger”). Mr. Daily then recused himself from the meeting. The Board of Directors reviewed with White & Case LLP, counsel to iPayment, its fiduciary obligations and the advantages of establishing a special committee of independent directors as well as other relevant legal issues related to the proposal. Messrs. Whitson and Chung indicated that they might become conflicted in the future in connection with the proposal from Mr. Daily or an alternate proposal, and they recused themselves from the meeting. The Board of Directors proceeded to form a Special Committee of non-employee, independent directors, constituting a majority of the entire Board of Directors, to evaluate and act with the full authority of the Board of Directors with respect to Mr. Daily’s proposal and any alternate transactions. Mr. Daily was not present at any subsequent meeting of the Board of Directors at which his proposal or strategic alternatives for iPayment were discussed (other than the meeting of the Board of Directors on December 27, 2005 at which the merger agreement was adopted and approved at which meeting Mr. Daily abstained).

The Special Committee initially consisted of Mr. David M. Wilds, Ms. Jennie Carter Thomas, Mr. David T. Vandewater and Mr. Donald J. McLemore, Jr. On August 5, 2005, Mr. Vandewater resigned from the Special Committee, as well as from his positions as a director of iPayment and member of iPayment’s Audit Committee and Compensation, Corporate Governance and Nominating Committee, due to time constraints resulting from his other business commitments as President and Chief Executive Officer of Ardent Health, LLC, a healthcare service provider and operator of 15 hospitals.

From the time of its formation through execution of the merger agreement on December 27, 2005, the Special Committee met in person 11 times and held a further 16 formal meetings by telephone.

At the first meeting of the Special Committee on May 13, 2005, immediately following its formation, the Special Committee appointed Mr. Wilds as its chairman. The Special Committee then requested that Mr. Daily provide information on his commitment to pursue the acquisition and to explain why the letter from Bank of America was a “highly confident letter” and not a firm commitment. The Special Committee heard statements by telephone from a representative of Bank of America. The representative stated that although Bank of America was familiar with iPayment through providing it with a bank finance facility in the ordinary course of its business and was highly confident as to its ability to provide financing, it would need to complete its due diligence review before doing so. The Special Committee authorized the issuance of a press release announcing the proposal from Mr. Daily and the formation of the Special Committee. The press release was released on May 16, 2005 before the market opened.

Promptly following its formation, the Special Committee sought to engage legal counsel and interviewed several law firms, including Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), to assess their experience and determine whether they were free of conflicts. The Special Committee retained Akin Gump as its legal counsel on May 24, 2005. In addition, the Special Committee interviewed several investment banking firms in order to select a financial advisor for the Special Committee. Each investment banking firm made a detailed presentation to the Special Committee and the Special Committee questioned each firm at length on its prior dealings with iPayment, any potential conflicts that the firm might have with iPayment, Mr. Daily, the firm’s experience in similar committee engagements, its knowledge of iPayment and the credit-card payment sector in general, the process that the special committee should anticipate, fees and fee structure, and various other matters.

On June 3, 2005, the Special Committee and Akin Gump discussed the terms of engagement of Lazard and on June 7, 2005, the Special Committee, formally engaged Lazard as its financial advisor. Neither Akin Gump nor Lazard had any prior relationship with iPayment, its subsidiaries or any members of their management or boards of directors, including Mr. Daily. The Special Committee selected Akin Gump and Lazard based on various factors including their experience in public mergers and acquisitions and affiliated party transactions.

On June 15, 2005, the Special Committee met with its legal and financial advisors and Lazard explained the process it expected to follow with respect to its due diligence and meetings with the iPayment’s management, as well as with respect to gauging the level of interest from potential third party bidders. At this meeting Lazard informed the Special Committee that it had received to date calls from five third parties, all of whom were financial buyers, expressing an interest in a possible transaction with iPayment.

On or about June 17, 2005, Lazard advised Mr. Daily that the Special Committee was not willing to approve the Section 203 Waiver or the Rights Agreement Waiver unless and until the Special Committee determined that Mr. Daily’s proposal was acceptable to the Special Committee in all material respects other than as related to equity arrangements.

During June and early July 2005, Lazard conducted a due diligence review of iPayment, including meeting with members of iPayment’s management team. Among other things, Lazard reviewed the projections that iPayment had prepared in January 2005 in connection with the syndication of iPayment’s $205.0 million senior secured credit facility, which were the only previously existing long term projections of iPayment. Because iPayment’s management no longer considered the assumptions underlying the January 2005 projections to be valid, Lazard, on behalf of the Special Committee, requested that iPayment’s management prepare revised projections. See “— Projected Financial Information” below.

At meetings held on June 23, 2005, June 27, 2005 and July 7, 2005, Lazard updated the Special Committee as to its progress with respect to its due diligence and its discussions with management concerning management’s financial projections and iPayment’s acquisition history. During the July 7, 2005 meeting, Lazard also briefed the Special Committee as to third-party inquiries regarding a possible transaction that had been received to that time.

On July 15, 2005, Lazard provided to the Special Committee a financial overview of iPayment and reported to the committee its view of Mr. Daily’s May 13 proposal. Lazard also reviewed with the Special Committee the progress of Lazard’s due diligence review of iPayment, its business overview of iPayment based upon such review and discussed the preliminary contacts received to date from eight private equity firms expressing interest in possibly submitting an indication of interest. At the July 15, 2005 meeting, the Special Committee determined that it could not recommend proceeding with a transaction at the price level contained in Mr. Daily’s proposal. The Special Committee determined to explore alternatives that might enhance stockholder value, including the sale of iPayment to an unaffiliated third party or to Mr. Daily at a price higher than that set forth in Mr. Daily’s original proposal, and the possibility of effecting a recapitalization transaction. In connection with this decision, the Special Committee instructed Lazard to contact potential third party bidders, including those that had made contact prior to July 15, 2005, to assess such parties’ interest in submitting an indication of interest. The Special Committee also considered the alternative of not undertaking any such transaction.

From time to time following the July 15, 2005 meeting of the Special Committee, Lazard contacted entities that it considered to be potential acquirers of iPayment, ultimately contacting 20 such entities. These included five strategic and 15 financial buyers. Several of these entities had contacted Lazard, the Special

Committee or iPayment after the public announcement of Mr. Daily’s original proposal, and the remainder were entities that Lazard had determined, based on its experience, might potentially be interested in acquiring iPayment. Lazard indicated to each such party that the Special Committee was prepared to provide to it certain public and non-public corporate and financial information regarding iPayment, subject to the execution of a confidentiality agreement on customary terms. As discussed further below, iPayment ultimately executed confidentiality agreements with 11 of the 20 entities that had been contacted by Lazard, ten of which were financial buyers.

On July 21, 2005, after being notified of the Special Committee’s determination to reject his acquisition proposal, Mr. Daily withdrew his proposal, but stated that he would be willing to participate as a potential acquirer in any process conducted by the Special Committee with respect to exploring strategic alternatives, subject to the Special Committee’s approval of the Section 203 Waiver and Rights Agreement Waiver.

On July 22, 2005, iPayment issued a press release reporting the Special Committee’s determination with respect to Mr. Daily’s proposal and Mr. Daily’s decision to withdraw that proposal following its rejection by the Special Committee. The press release also reported that the Special Committee had determined not to grant the Section 203 Waiver or the Rights Agreement Waiver at that time in order to ensure that members of management were not perceived to be supporting a transaction with Mr. Daily as compared to a transaction with other potential bidders.

During Special Committee meetings held on July 22, 2005 and July 28, 2005, Lazard reviewed and discussed with the Special Committee the materials contemplated to be disclosed to third parties that had signed confidentiality agreements. These materials included an adjusted version of the projections that iPayment had provided to its banks in January 2005 (modified to reflect subsequent changes in working capital and capital structure assumptions, tax rates, and the February 2005 acquisition of Petroleum Card Services) and the projections that management had developed in July 2005 at the request of the Special Committee. These materials also included two sensitivity analyses, which Lazard prepared under the direction of the Special Committee. The first sensitivity analysis was based on management’s July 2005 projections but used more optimistic assumptions as to segment growth rates and margins, while the second analysis added assumptions as to future accretive acquisitions by iPayment. See “— Projected Financial Information” below.

From August 4, 2005 through August 22, 2005, the Special Committee and its advisors met on three occasions in order for Lazard to provide updates with respect to discussions with potential third party bidders. At such meetings the Special Committee and its advisors also discussed the status of the previously initiated litigation, various issues arising in connection with the negotiation of confidentiality agreements with potential third party bidders and the anticipated timetable for the submission of indications of interest from potential third party bidders. On September 1, 2005, the Special Committee met and discussed with representatives of Lazard and Akin Gump the two indications of interest that had been received by such date, the timetable for responding to such bidders, the expectation that additional third party bidders may enter the process and the next steps in the process, including the expectation that Mr. Daily would participate in management discussions with potential bidders where additional information concerning iPayment’s business and operations would be provided to potential bidders.

By mid-August 2005, five potential bidders had executed confidentiality agreements with iPayment and Lazard had provided to each of those entities an information package that included both public and non-public information regarding iPayment, including the projections identified above. In late August 2005, Lazard requested that each of these bidders submit an indicative per share price range for the acquisition of iPayment based on the information that had been provided to that point. Lazard told these parties that their bids should not necessarily assume that Mr. Daily would be prepared to invest in the acquisition or to remain an executive following an acquisition. Lazard informed each of these potential bidders that those parties that provided indicative valuations in a range and on terms acceptable to the Special Committee would be given the opportunity to conduct due diligence and to meet with management.

On August 30, 2005, two of the five parties that had executed confidentiality agreements to that date provided indicative proposals for the acquisition of iPayment, which valued iPayment at prices ranging from $39.00 to $42.00 per share. Certain of the other potential bidders declined to provide indicative proposals, but told Lazard that they might be prepared to bid subject to the assumption that Mr. Daily would be willing to “roll over” some or all of his iPayment shares and remain as an executive of iPayment after the transaction.

On September 2, 2005, Mr. Wilds and Lazard met with Mr. Daily. At this meeting, Lazard informed Mr. Daily of the identity of the parties that were participating in the bidding process, but not the range of the bids presented by such parties, and Mr. Wilds, on behalf of the Special Committee, asked Mr. Daily to agree that Lazard could inform the bidders that he was potentially willing to roll over a portion of his equity interest in iPayment and to remain as a senior executive following a third party acquisition. Mr. Daily agreed that Lazard could do so.

At a meeting on September 6, 2005, the Special Committee discussed the September 2 meeting with Mr. Daily and decided that Lazard should tell each of the five parties that had executed confidentiality agreements prior to August 30, and one additional party that executed a confidentiality agreement on September 1, that Mr. Daily was potentially willing to roll over a portion of his equity interest and to remain as a senior executive of iPayment, which Lazard thereafter did. Lazard encouraged each of such parties that had not previously given preliminary indications of value to make an indicative price proposal.

By September 15, 2005, four additional parties had executed confidentiality agreements and received the information package, and by September 21, 2005, each of such parties submitted to Lazard indicative valuations for an acquisition of iPayment. These additional proposals, which were subject to a variety of assumptions and conditions, reflected preliminary valuation ranges between $40.00 and $46.00 per share.

By mid-September, 2005, the other three potential bidders that had executed confidentiality agreements to that date had indicated to Lazard that they were no longer interested in submitting bids to acquire iPayment. On September 23, 2005, iPayment executed a confidentiality agreement with an additional prospective bidder, which was one of the 15 financial buyer’s previously approached by Lazard, and gave to this party the information package provided to the other bidders. However, this party ultimately declined to submit any offer for iPayment, and did not participate further in the process.

Accordingly, by September 21, 2005, a total of six parties had provided preliminary price proposals for the acquisition of the Company, all of which were financial buyers. Commencing on or about September 19, 2005 and continuing for the next several weeks, iPayment provided each of these six parties with access to a data room containing additional non-public information concerning iPayment, and members of iPayment’s management, including Mr. Daily, made corporate and financial presentations to each of such parties.

The Special Committee held further meetings on September 14, 2005 and September 26, 2005 at which they discussed the status of the discussions with the potential bidders and the due diligence process.

On or about September 26, 2005, Summit Partners L.P., which was also one of the 15 financial buyers initially approached by Lazard but which had not previously executed a confidentiality agreement, contacted Lazard and expressed an interest in submitting a bid for iPayment. Certain entities affiliated with Summit Partners had held subordinated convertible notes of the company, in an original principal amount of $14.9 million, since March 2002, which notes were converted into an aggregate of 657,650 shares of iPayment’s common stock, representing 3.7% of iPayment’s outstanding common stock, on August 22, 2005. Peter Chung, a general partner and member of various entities affiliated with Summit Partners, was a member of the Board of Directors of iPayment from March 2002 until his resignation from the board on August 9, 2005.

Summit Partners executed a confidentiality agreement with the Company on September 29, 2005, and was provided the information package previously provided to the other bidders. During October 2005, Summit Partners was also provided access to iPayment’s data room and attended management presentations by telephone on October 4, 2005 and in person on October 27, 2005.

On October 3, 2005, Lazard requested each of the six parties who had submitted preliminary bids to provide revised bids for acquisition of iPayment, and requested Summit Partners to provide an initial price proposal. By October 6, 2005, three of such parties had provided revised indications of value and Summit

Partners had provided an initial indication of value. Each of the other three parties informed Lazard that it was no longer interested in making a proposal to acquire iPayment.

The revised indications of value received by October 6, 2005 were, respectively, $40.00-$42.00 (which was lower than this bidder’s original $44.00-$46.00 valuation range), $41.00 (which was in the middle of this bidder’s original $40.00-$42.00 valuation range), and $41.00-$42.00 (which was lower than this bidder’s original $43.00-$45.00 valuation range). Summit Partners’ initial indication of value was $42.00-$44.00. Each of these bids was subject to varying assumptions and conditions. In particular, the $42.00-$44.00 bid from Summit Partners was subject to further due diligence, financing and the commitment of Mr. Daily and other members of management to roll over a significant percentage of their equity ownership in iPayment into Summit Partners’ acquisition vehicle.

On October 7, 2005, Lazard met with the Special Committee and outlined the proposals received and answered questions from the Special Committee. The Special Committee discussed the range of options available to it, including terminating the process and remaining public either with or without a recapitalization, continuing the process with Summit Partners and other bidders and exploring whether Mr. Daily could be induced to make a new bid that was competitive with those obtained from the third party bidders.

On October 12, 2005, the Special Committee held a meeting with its advisors to further review the bids received to date. At this meeting, the Special Committee determined that it was prepared to continue discussions with Summit Partners given its indicated price range, but that the valuations provided by the three other bidders were insufficient. Accordingly, the Special Committee instructed Lazard to inform those three bidders that their respective bids would need to be increased in order to remain in the process. At this same meeting, the Special Committee also discussed with its advisors the possibility of a recapitalization transaction as an alternative if a sale of iPayment could not be negotiated at an acceptable price and Lazard reviewed with the Special Committee the nature and potential implications of a recapitalization transaction.

In light of the extensive bidding process undertaken by Lazard and the results of that process, the Special Committee concluded at its October 12, 2005 meeting that it was not likely that any bidder would pay more than $44.00 per share. The Special Committee also concluded that, while it would likely be able to support a transaction at a price in the upper portion of Summit Partners’ preliminary valuation range, there was no assurance that Summit Partners would ultimately be willing to agree to a price in or at the high end of that range. The Special Committee also considered the risk that Summit Partners would reduce its valuation range on the basis of further due diligence, as had been the case with each of the other bidders, or that the conditions to Summit Partners’ proposal, in particular its requirement that it reach arrangements acceptable to it with Mr. Daily and other members of management with respect to the “roll-over” of a significant percentage of their shares, would not be satisfied. In light of these concerns, the Special Committee decided that the best way to obtain the highest price for the sale of iPayment with the greatest certainty of completion would be to try to induce Mr. Daily to make a proposal to acquire iPayment at $44.00 per share, while at the same time moving forward with Summit Partners.

After the Special Committee meeting on October 12, 2005, representatives of Lazard and the Special Committee spoke to Mr. Daily and indicated that if Mr. Daily were willing to make a new proposal at a price of $44.00 per share, the Special Committee would likely be prepared to support a transaction with him. Mr. Daily said that he would consider the matter and that he would also explore the availability of funding sources to support such a price level.

At the October 21, 2005 meeting of the Special Committee, Lazard reported back to the Special Committee that it had contacted each of the three parties whose preliminary bids were bids below the level the Special Committee was willing to consider and none of such parties had indicated a willingness to increase its bid. Lazard reported that it had given permission to two potential lenders to commence discussions with Summit Partners with a view to financing its bid for iPayment. Lazard also updated the Special Committee on the status of discussions with Mr. Daily, including that Mr. Daily was considering possible mezzanine financing sources in connection with a possible bid.

During this time, representatives of Lazard continued to have discussions with Summit Partners regarding its proposal to acquire the Company and on October 27, 2005 Summit Partners attended further management presentations.

On or about October 27, 2005, Mr. Daily advised Mr. Wilds, the Chairman of the Special Committee, that he was contemplating a bid at $43.00 per share. Mr. Wilds told Mr. Daily that while the Special Committee was likely prepared to support a transaction at $44.00 per share, it had not made any determination that it would support a transaction at a lower price. Mr. Wilds also told Mr. Daily that the Special Committee was prepared to consider a recapitalization transaction if it could not obtain an acceptable price for the sale of iPayment. Mr. Wilds again encouraged Mr. Daily to make a proposal at $44.00 per share.

At a Special Committee meeting held on Friday, October 28, 2005, Mr. Wilds advised the Special Committee as to his discussions with Mr. Daily and Lazard reported to the Special Committee regarding the status of discussions with Summit Partners. The Special Committee discussed the Summit Partners bid and in particular considered the lack of certainty as to the price Summit Partners would be willing to pay and the conditions to Summit Partners’ proposal, including the fact that its bid was conditioned upon the roll-over of a significant percentage of equity by Mr. Daily and other members of management. After discussion, the Special Committee determined that Lazard should contact Summit Partners and advise it that Mr. Daily was planning to submit his own bid and suggest to Summit Partners that it consider joining with Mr. Daily or assist in financing his bid, which Lazard did on the following Monday, October 31, 2005. As part of that discussion, Lazard confirmed with Summit Partners that Summit Partners would not be prepared to bid without a “roll-over” of significant equity by Mr. Daily.

On November 1, 2005, Mr. Daily submitted to the Special Committee a revised proposal (the “Revised Proposal”) to acquire all of the outstanding shares of iPayment’s Common Stock at a price of $43.00 per share, subject to negotiation of definitive documentation. In the letter containing the Revised Proposal, Mr. Daily advised the Special Committee that, while he was in principle willing to remain as a senior executive in the event that iPayment was acquired by a third party, at the price levels being sought by iPayment he was not prepared to “roll-over” his shares into a transaction led by another party. iPayment issued a press release reporting the Revised Proposal and Mr. Daily’s letter on November 2, 2005. Following this announcement, Summit Partners did not participate further in the process.

On November 3, 2005, the Special Committee met with its advisors to discuss the Revised Proposal. The Special Committee determined that it should attempt to induce Mr. Daily to increase the price contained in his Revised Proposal. Over the next several days, Mr. Wilds and representatives of Lazard held discussions with Mr. Daily in an effort to get him to agree to increase his bid.

On November 11, 2005, Mr. Daily told Mr. Wilds that he would be willing to increase his bid to $43.50 per share, but that this was his highest and final offer. At this time, Mr. Daily again reiterated his request for the Section 203 Waiver and the Rights Agreement Waiver, and indicated that he contemplated inviting one or more other stockholders of iPayment to participate with him in the acquisition of iPayment.

On November 11, 2005, the Special Committee met and determined that it was in the best interest of the stockholders to seek to negotiate a merger transaction with Mr. Daily at $43.50 per share, and in that connection agreed to approve the Section 203 Waiver and Rights Agreement Waiver. The Special Committee also instructed its advisors to seek to negotiate with Mr. Daily’s advisors a merger agreement and other documentation related to the transaction on terms that would be acceptable to the Special Committee.

At the close of business on November 11, 2005, iPayment issued a press release announcing Mr. Daily’s $43.50 proposal and the fact that iPayment had approved such waiver and amendment.

From November 22, 2005 through December 9, 2005, the Special Committee met with its advisors on three occasions to discuss the on-going negotiations concerning the merger agreement and the financing commitments from Bank of America for Mr. Daily’s bid.

On December 12, 2005, Mr. Daily and Mr. Grimstad reached an understanding regarding their joint participation in the proposed transaction, and on December 14, 2005 Mr. Daily and Mr. Grimstad jointly filed a statement on Schedule 13D disclosing, among other things, the terms of that understanding. At a meeting of the Special Committee on December 22, 2005, the Special Committee, at the request of Mr. Daily, expanded the Section 203 Waiver and Rights Agreement Waiver to include certain additional shareholders related to Mr. Daily and Mr. Grimstad. By December 27, 2005, certain trusts for the benefit of Mr. Daily’s children and other Daily family entities agreed to participate in the transaction and to roll over their iPayment shares into Holdings, as did Mr. Harold H. Stream, III, Ms. Sandra S. Miller and certain Stream family entities. Harold H. Stream, III is the stepfather of Mr. Grimstad’s wife, although neither Mr. Grimstad nor his wife have any voting control or beneficial ownership of Mr. Stream’s holdings or the holdings of the Stream family entities. These arrangements were finalized on December 27, 2005 in connection with the execution and delivery of the equity commitment letters contemplated by the merger agreement. On December 30, 2005, all of these entities jointly filed an amendment to the statement on Schedule 13D previously filed by Mr. Daily and Mr. Grimstad disclosing, among other things, these arrangements.

From November 12, 2005 through December 26, 2005, representatives of the Special Committee and Mr. Daily negotiated the provisions of the merger agreement and other documentation relating to the merger. During this period, the Special Committee met on five occasions to review the status of negotiations in connection with the merger agreement. The significant issues that were the subject of negotiation between representatives of the Special Committee and representatives of Mr. Daily included, among other things, the following:

•	Mr. Daily’s initial draft of the merger agreement did not provide that the transaction must be approved by a majority of the shares other than those held by Mr. Daily and the other stockholders participating in his acquisition entity. Mr. Daily ultimately agreed to include such a condition in the merger agreement.

•	Mr. Daily’s initial draft of the merger agreement included a closing condition that holders of no more than 5% of the outstanding shares of iPayment had exercised their appraisal rights under Delaware law. The Special Committee objected to this condition. Mr. Daily initially agreed to increase the threshold to 7.5% and ultimately agreed to eliminate the condition in its entirety.

•	Mr. Daily’s initial draft of the merger agreement allowed Holdings to require iPayment, as permitted by the Delaware General Corporation Law, to submit the merger agreement to the company’s stockholders even if the Special Committee or the Board changed its recommendation that the stockholders approve the merger as a result of the receipt by iPayment of a superior proposal from a third party. The Special Committee requested that iPayment have the right to terminate the merger agreement in these circumstances, subject to the payment of a termination fee, in order to enter into an agreement with such third party, and without being obligated to submit the merger agreement to a vote of iPayment’s stockholders. Mr. Daily agreed to accept the Special Committee’s position on this issue.

•	The initial draft of the merger agreement provided for a “break-up fee” of $25 million (inclusive of expense reimbursement), payable by iPayment in the event that the merger agreement was terminated following a change by the Special Committee or the Board of their recommendation that the company’s stockholders approve the merger and in certain other customary circumstances. The Special Committee requested a lower break-up fee, and Mr. Daily ultimately agreed to a fee of $15 million, plus reimbursement of Holdings’ actual out of pocket expenses up to a cap of $3 million.

•	The Special Committee requested that the agreed-upon price of $43.50 be increased if the closing was delayed beyond an agreed upon date. Mr. Daily agreed to increase the price by $0.0085 per share multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws, through and including day of the closing.

•	The Special Committee requested that Mr. Daily and the other stockholders of Holdings commit to invest additional equity in Holdings if needed to satisfy certain conditions to funding under Holdings’ financing commitments. Those financing commitments required a minimum amount of equity of $170 million. Mr. Daily, Mr. Grimstad and certain related stockholders agreed to invest up to an additional $36 million if and to the extent required to meet such funding conditions.

•	The Special Committee requested that Mr. Daily and Mr. Grimstad personally guarantee the obligations of Holdings under the merger agreement. Mr. Daily and Mr. Grimstad ultimately each agreed to provide personal guarantees for 50% of any amount that Holdings was obligated to pay to iPayment under the merger agreement, up to a cap of $20 million in the case of Mr. Daily and $10 million in the case of Mr. Grimstad.

Concurrently with the negotiation of the merger agreement, Holdings and its representatives negotiated financing commitments with Bank of America and their representatives, and Bank of America conducted the due diligence necessary to make such commitments. Mr. Daily’s representatives kept the representatives of the Special Committee apprised of the status of his negotiations with Bank of America and gave them the opportunity to review and comment upon the various drafts of the commitment papers.

On December 27, 2005, the Special Committee met to consider the definitive terms of the merger, the merger agreement and the related transactions. At the meeting, Lazard issued its oral opinion (confirmed later that day in writing) that the merger consideration to be paid to the holders of the shares of iPayment’s common stock (other than Holdings, its subsidiaries or any of its affiliates) was fair, from a financial point of view, to such holders. At that meeting, after deliberation and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement including, without limitation, the fairness opinion issued by Lazard, the Special Committee determined that the merger is advisable and fair to and in the best interests of iPayment and its stockholders and the consideration to be paid for each share of common stock held by the unaffiliated stockholders in connection with the merger is fair to the holders of the shares of iPayment’s common stock and the Special Committee resolved to recommend that the full Board of Directors (i) approve and adopt the merger agreement and (ii) recommend that the stockholders of iPayment approve and adopt the merger agreement.

The full Board of Directors also met on December 27, 2005, and at that meeting, based upon the recommendation of the Special Committee, unanimously resolved (with Mr. Daily abstaining) to adopt and approve the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders.

On December 27, 2005, the parties executed the merger agreement. The terms of the merger agreement are detailed below under the caption “The Merger Agreement.” The transaction was announced publicly that evening.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

The Special Committee has at all times been composed of independent directors who are neither officers nor employees of iPayment, Holdings or MergerCo, and who have no financial interest in the proposed merger different from iPayment’s stockholders generally. At all relevant times, the Special Committee has constituted a majority of iPayment’s entire Board of Directors. At the time of the formation of the Special Committee on May 13, 2005, iPayment’s Board of Directors consisted of seven directors, four of whom served on the Special Committee. Following the resignations of David Vandewater (who was also a member of the Special Committee) on August 5, 2005 and Peter Chung (who was not a member of the Special Committee but who was affiliated with Summit Partners) on August 9, 2005, the Board of Directors consisted of five members, three of whom served on the Special Committee. Because of his affiliation with Holdings and MergerCo, Gregory S. Daily was not a member of the Special Committee. Because he is an officer of iPayment, Clay M. Whitson did not serve on the Special Committee. Messrs. Daily and Whitson were not present during any deliberations of the Special Committee.

The Special Committee, acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Holdings and MergerCo. The Special Committee unanimously determined that the proposed merger is advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders and the consideration to be paid for each share of iPayment’s common stock in connection with the merger is fair to iPayment’s unaffiliated stockholders.

Acting on the unanimous recommendation of the Special Committee, on December 27, 2005, the Board of Directors of iPayment, with Mr. Daily abstaining, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that iPayment’s stockholders approve the merger and the merger agreement.

Substantive Factors

In reaching their respective determinations, the Special Committee and the Board of Directors considered a number of substantive factors and potential benefits of the merger, including those discussed below, each of which they believed supported their respective decisions.

Current and Historical Market Prices.  The current and historical market prices of iPayment’s common stock, including the fact that the cash merger price of $43.50 price per share represents (1) a 37.9% premium over the closing stock price of $31.55 on the last trading prior to announcing Mr. Daily’s initial proposal, (2) a 14.4% increase over Mr. Daily’s initial proposal and (3) a 6.2% premium over the closing price of iPayment’s common stock on December 23, 2005, the last trading day prior to the execution of the merger agreement. Beginning in late April 2005, the price of iPayment’s common stock declined from a closing stock price in excess of $40 to a low of $31.55 on May 13, 2005 (the last trading day prior to the announcement of Mr. Daily’s initial proposal). While iPayment cannot definitively identify the cause for this decline, iPayment is aware that a report was released by Deutsche Bank on May 6, 2005 in which Deutsche Bank lowered its price target for iPayment’s common stock from $45 to $31, which may have been a factor in the decline.

Comparative Bid Prices.  The fact that $43.50 per share was at the high end of the preliminary valuation ranges submitted by third party bidders in the competitive bid process initiated by the Special Committee. The Special Committee did not believe that there was a reasonable likelihood that any of the bidders participating in that process would have been willing to enter into a binding acquisition agreement at a price higher than $43.50.

Adjustment Amount Provision in the Merger Agreement.  The inclusion of the Adjustment Amount provision in the merger agreement, which provides for an increase in the merger consideration under certain circumstances if the closing of the merger is delayed.

Increased Bid Price.  Holdings increased its bid from the original proposed price of $38.00 per share to $43.50 per share, and the conclusion of the Special Committee was that $43.50, plus the adjustment amount, if any, per share represented both the highest price that Holdings was willing to pay and the highest price reasonably available for iPayment’s shares.

Lack of Competing Third Party Offers.  The fact that during the nearly two-month period from iPayment’s public announcement of Mr. Daily’s $43.50 per share bid until the execution of the merger agreement, none of the prior bidders and no new bidder approached iPayment or the Special Committee about an acquisition transaction at a price higher than $43.50 or at any other price.

Opinion of Lazard; Financial Analyses.  The opinion rendered by Lazard, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, as of December 27, 2005, the $43.50, plus the Adjustment Amount, if any, per share cash consideration to be paid to iPayment’s stockholders in the proposed merger was fair, from a financial point of view, to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates) and the financial presentation presented by Lazard at the Special Committee meeting on December 27, 2005.

Ability to Change Recommendation and Terminate Merger Agreement.  The fact that the Special Committee or Board of Directors, under the terms of the merger agreement, may terminate the merger agreement if the Special Committee or Board determines that any unsolicited proposal made in good faith constitutes a superior proposal, subject to payment to Holdings of a termination fee of $15.0 million (plus actual expenses up to $3.0 million).

Merger Agreement Terms.  The other terms and conditions of the merger agreement, including the cash price, the ability to consider unsolicited offers, the ability of the company to terminate the merger agreement in certain circumstances, the disinterested majority approval condition, the limited number and scope of representations and warranties by iPayment, and the limited closing conditions.

Size of Termination Fee.  The belief of the Special Committee, based upon advice from its legal and financial advisors, that the termination fee is within the range of termination fees observed in similar transactions and should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the transactions contemplated by the merger agreement.

Financing Arrangements.  The nature of the financing arrangements for the transaction, including the limited conditions thereto, and the commitments of Messrs. Daily and Grimstad to cause up to $36.0 million of additional capital (over and above the $170.0 million required equity capitalization required by the commitment letter) to be contributed to the extent necessary to satisfy the leverage ratio condition of the commitment letter.

Cash Consideration.  The fact that the merger consideration will be all cash, which provides liquidity and certainty of value to iPayment’s stockholders.

Procedural Factors

The Special Committee and the Board of Directors also considered a number of factors relating to the procedures involved in the negotiation of the merger, including those discussed below, each of which they believed supported their respective decisions.

Formation, Authority and Independence of the Special Committee.  The Board of Directors appointed the Special Committee:

•	which consisted entirely of directors who are not officers of iPayment or affiliated with Holdings or its investors;

•	whose members will not personally benefit from the consummation of the merger in a manner different from the stockholders;

•	which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

•	which retained its own financial and legal advisors who have extensive experience with transactions similar to the merger, assisted the Special Committee in the negotiations with Holdings and MergerCo and took direction exclusively from the Special Committee; and

•	which at all relevant times constituted a majority of the entire Board of Directors.

Competitive Bid Process.  The Special Committee engaged in a competitive bid process aimed at maximizing stockholder value, which included the solicitation of indications of interest from 20 potential acquirers, the delivery of corporate and financial information to each such potential acquirer (11 in all) that signed a confidentiality agreement with the Special Committee, the receipt and response to inquiries from these firms, and the receipt and evaluation of indications of interest as of October 6, 2005 from four firms, prior to entering into the merger agreement. See “Background of the Merger.”

Arm’s-Length Negotiations.  The $43.50, plus the Adjustment Amount, if any, per share cash consideration and the other terms and conditions of the merger agreement resulted from arm’s-length bargaining between the Special Committee and its representatives, on the one hand, and Mr. Daily, Mr. Grimstad and their representatives, on the other hand.

Disinterested Majority Condition.  The requirement under the merger agreement that the merger agreement be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of iPayment’s common stock entitled to vote other than those shares beneficially owned by Holdings or by stockholders who have agreed to contribute their iPayment shares to Holdings.

Appraisal Rights.  iPayment’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See “Appraisal Rights.”

Potential Negative Factors

The Special Committee and Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

Mr. Daily’s Possible Effect on Competing Bids.  The fact that Mr. Daily’s significant equity ownership and position as Chief Executive Officer and Chairman of the Board of Directors of iPayment, coupled with Mr. Daily’s known interest in acquiring iPayment, could have reduced interest by third parties in bidding for iPayment in competition with Mr. Daily’s original bid.

Mr. Daily’s Unwillingness to Invest in a Third-Party Acquisition.  Mr. Daily’s $43.00 per share bid, which was delivered to iPayment on November 1, 2005 and publicly disclosed on November 2, 2005, stated that Mr. Daily was not willing to help finance a transaction led by a third party by “rolling over” his shares in such party’s acquisition vehicle. This announcement could have reduced or eliminated the interest of certain third-party bidders, some of whom had conditioned their bids on a rollover of all or a portion of Mr. Daily’s shares as well as those of other management stockholders. However, the Special Committee noted that such statement came at the end of the auction process after the Special Committee believes it was able to ascertain the highest price the most likely acquirors would have paid even on the assumption that Mr. Daily and other members of management would have been willing to “roll over” their shares.

Limitation on Considering Other Acquisition Proposals.  Certain terms and conditions set forth in the merger agreement, required by Holdings and MergerCo as a prerequisite to entering into the merger agreement, prohibit iPayment and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon reimbursement of expenses relating to the merger agreement and related transactions and payment to Holdings of a specified termination fee, and these terms could have the effect of discouraging a third party from making a bid to acquire iPayment (See “The Merger Agreement — Limitation on Considering Other Acquisition Proposals”).

Historic Trading Prices.  The $43.50 per share cash merger consideration is lower than the historic trading prices of iPayment’s common stock on the Nasdaq National Market from late December 2004 until mid-February 2005, during which time iPayment’s common shares closed at a high price of $48.94, although the Special Committee and Board of Directors noted the relatively short period of time since iPayment’s initial public offering in 2003 during which iPayment’s per share stock price was in excess $43.50.

Interests of certain of iPayment’s Directors and Officers in the Merger.   The conflict of interest created by the affiliation of Messrs. Daily and Grimstad with Holdings and MergerCo and by their intention to continue as directors and executive officers, as the case may be, of iPayment after the merger, as well as the other factors discussed in “— Interests of iPayment’s Directors and Officers in the Merger.”

Termination Fee and Expense Reimbursement.  If the merger is not consummated under circumstances further discussed in “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee and Expense Reimbursement” iPayment may be required to reimburse Holdings for expenses relating to the merger agreement and related transactions and to pay to Holdings the specified termination fee.

Limited Recourse Against Holdings and MergerCo.  MergerCo, as an acquisition vehicle, and Holdings, as an entity formed solely for the purpose of consummating the merger, will not have any significant assets unless the merger is consummated. iPayment’s remedies for any breach of the merger agreement by Holdings or MergerCo are limited to its termination rights and contractual rights against Messrs. Daily and Grimstad, personally, pursuant to guarantees signed by each of them. Mr. Daily’s liability under his guarantee is capped at $20 million and Mr. Grimstad’s liability under his guarantee is capped at $10 million.

Tax Treatment.  The cash consideration to be received by iPayment’s stockholders will be taxable to them.

Effects of the Merger.  If iPayment consummates the merger, the unaffiliated stockholders of iPayment would not be able to participate in any resulting long-term benefits, including potential market price increases, if iPayment were able to successfully implement its business plan after the merger.

Possibility of Not Completing the Merger.  The merger may not be completed even if approved by stockholders as a result of a breach of the merger agreement or the failure of a party to satisfy all applicable conditions to complete the merger. This failure to complete the merger could adversely impact iPayment’s stock price.

In considering the merger, the Special Committee considered Lazard’s fairness opinion dated December 27, 2005 and the financial presentation presented by Lazard at the Special Committee meeting on December 27, 2005. In considering the financial presentation, the Special Committee, among other things, reviewed the $43.50 offer price compared to implied equity value ranges of iPayment derived using the following methodologies: discounted cash flow analysis, comparable public companies analysis, precedent transactions analysis and premiums paid analysis. The Special Committee noted that the $43.50 offer price was within the ranges of each of the foregoing methodologies except that it exceeded the ranges established for the “Comparable Public Companies Analysis” and the “Precedent Transactions Analysis”. The Special Committee also noted that since iPayment’s initial public offering on May 12, 2003, the public closing price of the shares of iPayment’s common stock had only exceeded the $43.50 offer price on May 24, 2004 and February 24, 2005 and for relatively short periods from October 28, 2004 to November 3, 2004 and from December 27, 2004 through February 17, 2005.

The Special Committee did not consider net book value, liquidation value or going concern value in determining the fairness of the merger, but rather considered the factors set forth above and the factors described in the section entitled “Opinion of Financial Advisor to the Special Committee.”

After considering these factors, the Special Committee and the Board of Directors concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee and the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee and the Board of Directors may have assigned different weights to various factors. The determination of the Special Committee and the Board of Directors was made after consideration of all of the factors together.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

The Special Committee unanimously determined that the proposed merger is advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders and the consideration to be paid for each share of iPayment’s common stock in connection with the merger is fair to iPayment’s unaffiliated stockholders. Acting on the unanimous recommendation of the Special Committee, the Board of Directors, with Mr. Daily abstaining, has approved and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable, procedurally and substantively fair to and in the best interests of iPayment and its unaffiliated stockholders.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

The directors and executive officers of iPayment, including Gregory S. Daily, Carl A. Grimstad and their affiliates who collectively hold, as of the record date, an aggregate of approximately 21.3% of iPayment’s common stock, have indicated to iPayment their intention to vote their shares in favor of adopting the merger agreement.

POSITION OF THE ACQUIRING PARTIES AS TO THE FAIRNESS OF THE MERGER

The rules of the SEC require the Acquiring Parties to express their belief as to the fairness of the merger agreement and the proposed merger to iPayment’s unaffiliated stockholders. None of the Acquiring Parties, as the parties proposing to purchase iPayment, have participated in the deliberations of the Special Committee regarding the fairness of the merger to iPayment’s stockholders, nor did they receive any advice from Lazard as to the fairness of the merger.

The Acquiring Parties’ views as to the fairness of the merger agreement and the proposed merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Substantive Factors

Based on a number of factors, including those considered by the Special Committee and the Board of Directors and, in particular, the material factors discussed below, the Acquiring Parties believe that the $43.50, plus the Adjustment Amount, if any, per share cash merger consideration is fair to iPayment’s unaffiliated stockholders from a financial point of view.

Current and Historical Market Prices.  The current and historical market prices of iPayment’s common stock, including the fact that the cash merger price of $43.50 price per share represents (1) a 37.9% increase over the closing stock price of $31.55 on the last trading prior to announcing Mr. Daily’s initial proposal, (2) a 14.4% increase over Mr. Daily’s initial proposal and (3) a 6.2% premium over the closing price of iPayment’s common stock on December 23, 2005, the last trading day prior to the execution of the merger agreement. Except as set forth above, the Acquiring Parties did not consider earlier historical market prices for iPayment’s common stock because the Acquiring Parties believed that, in light of exaggerated market reactions to certain acquisitions by iPayment, earlier historical market prices were not indicative of the value of iPayment when the merger agreement was proposed and entered into and, therefore, did not represent a meaningful basis for evaluating the fairness of the transaction to iPayment’s stockholders.

Cash Consideration.  The fact that the consideration to be received by iPayment’s stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by iPayment’s stockholders.

Opinion of Lazard.  Without adopting the opinion, the fact that the Special Committee received a written opinion as of December 27, 2005 from its independent financial advisor as to the fairness, from a financial point of view, of the $43.50 per share cash merger consideration, plus the Adjustment Amount, if any, to be paid to iPayment’s unaffiliated stockholders.

Terms and Conditions of the Merger Agreement.  The terms and conditions of the merger agreement, including the amount and form of consideration to be paid, the parties’ mutual representations, warranties and covenants and the conditions to their respective obligations, and in particular the limited nature of the conditions to Holdings’ obligations to consummate the merger, and the absence of any future obligations on iPayment’s stockholders.

Recommendation of the Special Committee and the Board of Directors.   The unanimous determination by the members of each of the Special Committee and the Board of Directors that the proposed transaction is substantively fair.

Ability of iPayment to Change Recommendation and Terminate Merger Agreement.   The fact that the Special Committee or Board of Directors, under the terms of the merger agreement, may change its recommendation that iPayment’s stockholders vote in favor of the transaction if the determine that their fiduciary duties require them to do so, and may terminate the merger agreement if the Special Committee or Board determines that any unsolicited proposal made in good faith constitutes a superior proposal, subject to payment to Holdings of a termination fee of $15.0 million plus expenses up to $3.0 million.

Guarantees.  The fact that each of Mr. Daily and Mr. Grimstad have personally guaranteed the obligations of Holdings and MergerCo under the merger agreement, and that the amount of each such guarantee is well in excess of the termination fee iPayment could be required to pay (as discussed in “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee and Expense Reimbursement”).

Procedural Factors

The Acquiring Parties believe that the merger is procedurally fair to iPayment’s unaffiliated stockholders because, among other things:

Formation, Authority and Independence of the Special Committee.   The Board of Directors appointed the Special Committee:

•	which consisted entirely of directors who are not officers of iPayment or affiliated with Holdings or its investors;

•	whose members will not personally benefit from the consummation of the merger in a manner different from the stockholders;

•	which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger; and

•	which retained its own financial and legal advisors who have extensive experience with transactions similar to the merger, assisted the Special Committee in the negotiations with Holdings and MergerCo and took direction exclusively from the Special Committee.

Auction Process.  The Special Committee engaged in an extensive process aimed at maximizing stockholder value, which included the solicitation of indications of interest from 20 potential acquirers, the delivery of corporate and financial information to each such potential acquirer (11 in all) that signed a confidentiality agreement, the receipt and response to inquiries from these firms, and the receipt and evaluation of indications of interest as of October 6, 2005 from four firms, prior to entering into the merger agreement. See “Background of the Merger.”

Arm’s-Length Negotiations.  The $43.50, plus the Adjustment Amount, if any, per share cash consideration and the other terms and conditions of the merger agreement resulted from arm’s-length bargaining between the Special Committee and its representatives, on the one hand, and Mr. Daily, Mr. Grimstad and their representatives, on the other hand.

Disinterested Majority Condition.  The requirement under the merger agreement that the merger agreement be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of iPayment’s common stock entitled to vote other than those shares beneficially owned by Holdings or by stockholders who have agreed to contribute their iPayment shares to Holdings.

Factors Not Considered; Relative Weight Not Assigned to Factors Considered

None of the Acquiring Parties considered the net book value or liquidation value of iPayment to be a material factor in determining the fairness of the transaction to the company’s stockholders because they believe such values would be less than the merger consideration. The Acquiring Parties did not establish a pre-merger going concern value for the equity of iPayment to determine the fairness of the merger consideration to the company’s stockholders. The Acquiring Parties do not believe there is any single method of determining going concern value. In this regard, however, they noted that the Special Committee’s exploration of a possible sale of iPayment contemplated the sale of iPayment as a going concern.

None of the Acquiring Parties relied on any report, opinion or appraisal in determining the fairness of the transaction to the company’s stockholders, but none of them disagrees with the conclusion expressed by Lazard in its opinion to the Special Committee and the Board of Directors.

In reaching their determination as to fairness, the Acquiring Parties did not assign specific weight to particular factors, but rather considered all factors as a whole. The Acquiring Parties believed that there was no need to retain any additional unaffiliated representatives to act on behalf of the stockholders, because the independence of the members of the Special Committee and the retention by the Special Committee of its own legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of such stockholders.

PROJECTED FINANCIAL INFORMATION AND SENSITIVITY ANALYSES

iPayment does not as a matter of course prepare or make public long-term projections as to future performance or earnings. However, as described below, in connection with a possible sale of iPayment, various financial forecasts and sensitivity analyses were provided to potential bidders, the Board of Directors, the Special Committee and/or Lazard. The summary of the projections and sensitivity analyses set forth below is included to give iPayment’s stockholders access to information that was not publicly available and that iPayment provided in connection with a possible sale.

The projections and sensitivity analyses described below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. These projections and sensitivity analyses were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Ernst & Young has neither examined nor compiled the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance with respect thereto. The audit report incorporated by reference in this proxy statement relates to iPayment’s historic financial information and does not extend to the projected financial information and sensitivity analyses set forth below and should not be read to do so.

The projections and sensitivity analyses included below are, or are based on, forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information.” They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections and sensitivity analyses was prepared. Although presented with numerical specificity, the projections and sensitivity analyses were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond iPayment’s control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections and sensitivity analyses. Accordingly, the assumptions made in preparing the projections and sensitivity analyses might not prove accurate, and actual results might differ materially. In addition, the projections and sensitivity analyses do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the assumptions on which the projections and sensitivity analyses were compiled, the inclusion of the projections and sensitivity analyses in this proxy statement should not be regarded as an indication that the projections and sensitivity analyses will be an accurate prediction of future events, and they should not be relied on as such. Except as may be required by applicable securities laws, iPayment does not intend to update or otherwise revise the projections and sensitivity analyses to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

Adjusted January Long-Term Projections

In January 2005, in connection with the syndication of iPayment’s $205.0 million senior secured credit facility, iPayment’s management prepared at the request of the agent bank syndicating such facility, long-term projections based on iPayment’s results of operations as of September 30, 2004, which the agent bank provided to its bank group. iPayment furnished these projections to Lazard in connection with the discussions concerning the merger. Certain adjustments were made to these projections, based on discussions with management, to reflect changes in working capital and capital structure assumptions, tax rate, and the January 2005 acquisition of Petroleum Card Services (we refer to these adjusted projections as the “Adjusted January

Long-Term Projections” in this proxy statement). In August 2005, the January Long-Term Projections, as so adjusted, were provided to potential bidders for iPayment along with the other projections discussed below.

The Adjusted January Long-Term Projections are set forth below.

	Fiscal Year Ended December 31,						Growth
	2005E	2006E	2007E	2008E	2009E	2010E	2005E-2006E	2005E-2010E
			(In millions)
Revenues	$652.7	$692.6	$733.0	$774.3	$815.5	$853.9	6.1%	5.5%
EBITDA(1)	108.8	116.2	123.8	131.4	138.8	146.4	6.8%	6.1%
Free cash flow(1)	67.0	75.0	79.6	84.3	88.8	93.5	11.9%	6.9%

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow (net income plus amortization and depreciation minus capital expenditures) are not generally accepted accounting principles measurements.

Management Long-Term Projections

At the time that iPayment’s management provided the January Long-Term Projections to Lazard, management informed Lazard that it no longer considered the assumptions underlying these projections to be valid. In particular, management noted that actual results of operation differed from the results that had been projected and management’s view of growth rates and margins differed from when the January Long-Term Projections were originally prepared in early January 2005. As a result, Lazard, on behalf of the Special Committee, requested that iPayment’s management prepare revised projections. The projections assumed that no acquisitions would occur and that iPayment would remain a public company with the same management team over the course of the projection period. These projections, which were provided to potential bidders as part of the information package, are referred to herein as the “Management Long-Term Projections.”

The Management Long-Term Projections are set forth below.

	Fiscal Year Ended December 31,						Growth
	2005E	2006E	2007E	2008E	2009E	2010E	2005E-2006E	2005E-2010E
			(In millions)
Revenues	$687.8	$716.6	$735.9	$746.5	$757.4	$766.8	4.2%	2.2%
EBITDA(1)	105.7	105.9	106.8	107.1	107.8	109.8	0.2%	0.8%
Free cash flow(1)	64.7	69.2	69.9	70.2	70.6	71.8	7.0%	2.1%

(1)	See footnote (1) to the Adjusted January Long-Term Projections.

Sensitivity Adjustments to the Management Long-Term Projections

Under the direction of the Special Committee, Lazard prepared a set of sensitivity analyses making certain adjustments to the Management Long-Term Projections. The first of these analyses, referred to herein as the “Sensitivity Long-Term Projections,” contained more optimistic assumptions as to segment growth rates and margins. The second of these analyses, referred to herein as the “Sensitivity with Acquisitions Long-Term Projections,” also incorporated a scenario of one acquisition per year, each acquisition being based on the following assumptions:

•	projected acquisition price of $25.0 million;

•	transaction consideration would be 100% cash from operating cash flow;

•	Year 1/Year 2 EBITDA growth and modest margin improvement in line with recent acquisitions; and

•	revenue and resultant revenue growth implied from EBITDA margin in Year 2 (thereafter in line with recent acquisitions).

These two additional sets of analyses were provided, together with the Adjusted January Long-Term Projections and the Management Long-Term Projections, to those third parties who expressed an interest in acquiring iPayment as described above under “Background of the Merger.” These additional sets of analyses did not reflect the Special Committee’s expectations as to iPayment’s future performance, or any views as to the Management Long-Term Projections, but were meant to be indicative scenarios for potential bidders to take into account in formulating their bids. Accordingly, while Lazard provided an analysis of the Sensitivity with Acquisitions Long-Term Projections and the January Long-Term Projections in certain of the presentations it gave to the Special Committee, Lazard, with the consent of the Special Committee, relied on the Adjusted Management Long-Term Projections for purposes of rendering its opinion.

Set forth below are the Sensitivity Long-Term Projections and the Sensitivity with Acquisitions Long-Term Projections.

							Growth
	Fiscal Year Ended December 31,						2005E-	2005E-
	2005E	2006E	2007E	2008E	2009E	2010E	2006E	2010E
		(In millions)
Sensitivity Long-Term Projections:
Revenues	$687.8	$726.6	$764.1	$797.9	$825.9	$857.5	5.7%	4.5%
EBITDA(1)	105.7	107.2	110.6	114.9	119.6	125.8	1.4%	3.5%
Free cash flow(1)	64.7	69.8	71.8	74.4	77.4	81.0	7.8%	4.6%
Sensitivity with Acquisitions Long-Term Projections:
Revenues	$687.8	$751.6	$835.3	$926.9	$1,018.6	$1,116.9	9.3%	10.2%
EBITDA(1)	105.7	109.7	118.2	129.0	141.0	155.0	3.8%	8.0%
Free cash flow(1)	39.7	45.8	50.7	57.2	64.6	73.1	15.5%	13.0%

(1)	See footnote (1) to the Adjusted January Long-Term Projections.

Adjusted Management Long-Term Projections

From time to time after August 2005, through and until December 26, 2005, at the request of Lazard, management updated the revenue and EBITDA components of the Management Long-Term Projections to reflect actual results of operations and developments since July 2005, including the acquisition of a 51% interest in a joint venture with a direct sales group and the acquisition of National Processing Management Group. These projections are referred to herein as the “Adjusted Management Long-Term Projections” and are set forth below:

							Growth
	Fiscal Year Ended December 31,						2005E-	2005E-
	2005E	2006E	2007E	2008E	2009E	2010E	2006E	2010E
			(In millions)
Revenues	$690.3	$737.0	$760.1	$773.9	$786.7	$797.9	6.8%	2.9%
EBITDA(1)	104.0	106.7	109.1	110.7	112.4	114.8	2.7	2.0

(1)	See footnote (1) to the Adjusted January Long-Term Projections.

In connection with the consideration of Mr. Daily’s final $43.50 offer to acquire iPayment and the rendering by Lazard on December 27, 2005 of its opinion as to the fairness of such price from a financial point of view, the Special Committee determined that the fairness of any acquisition of iPayment should be analyzed with reference to the Adjusted Management Long-Term Projections rather than with reference to either the January Long-Term Projections or the sensitivity projections that had been prepared by Lazard under the direction of the Special Committee. In reaching this determination, the Special Committee took into account the following factors:

•	the Adjusted Management Long-Term Projections represented the most current view of iPayment’s management as to the future performance of iPayment;

•	the due diligence investigation of Lazard and the Special Committee, including numerous discussions held by Lazard and the Special Committee with various members of management during the seven-month period leading up to the signing of the merger agreement on December 27, 2005 led the Special Committee to conclude that the Adjusted Management Long-Term Projections were reasonably based; and

•	the offers that were received from third parties in connection with the competitive bid process initiated by the Special Committee in July 2005 led the Special Committee to conclude that all of the third party bidders based their bids exclusively or primarily upon the Management Long-Term Projections and largely or completely discounted the January Long-Term Projections and the sensitivity projections.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

Under an engagement letter, dated June 7, 2005, the Special Committee retained Lazard to act as its investment banker. As part of this engagement, the Special Committee requested that Lazard evaluate the fairness, from a financial point of view, to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates) of the consideration to be paid in the merger. Lazard has delivered to the Special Committee and the Board of Directors a written opinion, dated December 27, 2005, that, as of that date, the consideration to be paid in the merger to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates) is fair, from a financial point of view, to such holders.

The full text of the Lazard opinion is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Appendix B. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to the Special Committee and the Board of Directors and only addresses the fairness, from a financial point of view, to the holders of iPayment’s common stock (other than Holdings, its subsidiaries or any of its affiliates) of the consideration to be paid in the merger as of the date of the opinion. Lazard’s written opinion does not address the merits of the underlying decision by iPayment to engage in the merger and was not intended to and does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the merger or any matter relating to the merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In the course of performing its review and analyses in rendering its opinion, Lazard:

•	reviewed the financial terms and conditions contained in the latest draft of the merger agreement provided to Lazard by counsel to the Special Committee as of December 26, 2005;

•	analyzed certain historical publicly available business and financial information relating to iPayment and reviewed certain publicly available information regarding companies in lines of business Lazard believed to be generally comparable to those of iPayment;

•	reviewed various financial forecasts and other data provided to Lazard by the management of iPayment relating to its business;

•	held discussions with members of the senior management of iPayment with respect to the business and prospects of iPayment;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of iPayment;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of iPayment;

•	reviewed the historical trading prices and trading volumes of iPayment’s common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of iPayment or concerning the solvency or fair value of iPayment.

As further discussed above under “— Projected Financial Information,” while Lazard provided an analysis of the Sensitivity with Acquisitions Long-Term Projections and the January Long-Term Projections in certain of the presentations it gave to the Special Committee, Lazard, with the consent of the Special Committee, relied on the Adjusted Management Long-Term Projections for purposes of rendering its opinion. Lazard assumed that the Adjusted Management Long-Term Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgment of management of iPayment as to the future financial performance of iPayment. Lazard assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by iPayment. Lazard also assumed that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on iPayment. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals.

Lazard’s opinion did not address the merits of the underlying decision by iPayment to engage in the merger and was not intended to and does not constitute a recommendation to any stockholder of iPayment as to how such stockholder should vote with respect to the merger or any matter relating thereto.

The following is a summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Lazard opinion. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

No company, transaction or business used in Lazard’s analyses as a comparison is identical to iPayment or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics of iPayment and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Summary of Analyses Performed

In the course of performing its review in rendering its opinion, Lazard performed various financial and valuation analyses with respect to iPayment. For the purpose of its financial analysis, Lazard used a “sum of the parts” valuation approach with respect to the two components of iPayment’s business that Lazard identified as having different operating, growth and margin characteristics. These components consist of (1) the merchant portfolios acquired by iPayment in December 2003 and December 2004 from First Data Corporation (which are referred to as the “FDC Portfolios” in this section) and (2) two autonomous processing centers (Calabasas, California and Chicago, Illinois) and five sales offices which represent the growth oriented operating subsidiaries of iPayment (which are referred to as the “Ongoing Business” in this section).

The characteristics of these two business components are outlined below:

FDC Portfolios.  Lazard was informed by iPayment’s management, and subsequent due diligence confirmed, that the FDC Portfolios were initially acquired as financial investments, they operate as closed books of business, their service functions are primarily outsourced to First Data Corporation, they have minimal new account capability and iPayment has a limited ability to impact operations. Lazard did not deem any public companies to be sufficiently comparable to the FDC Portfolios, and, although certain privately-held companies have characteristics similar to the FDC Portfolios, the publicly available information about such companies was insufficient for Lazard to derive reference multiple ranges with respect to such companies and apply such ranges to the corresponding iPayment data. For these reasons, the valuation range of the FDC Portfolios was based solely on a 10-year discounted cash flows approach to the run-off cash flows.

Ongoing Business.  The Ongoing Business represents the growth oriented operating subsidiaries of the company. As such, valuation ranges were calculated based on three different methodologies: discounted cash flow analysis, publicly traded comparables and precedent transactions.

Each of the analyses and resulting indicative value ranges calculated by Lazard are detailed in the following pages and, where stock prices are shown, the prices are based on total equity value net of estimated debt of $81 million. Set forth in the table immediately below is a summary of the indicative value ranges calculated by Lazard as a result of the respective analyses performed.

Implied Equity Value Per Share(1)

	Low		High

Discounted Cash Flow Analysis	$39.46		$47.05
Publicly Traded Comparables	$31.35		$41.82
Precedent Transactions	$37.63		$41.82
Offer Price		$43.50

(1)	The Implied Equity Values Per Share listed are for 100% of the common stock of iPayment. The Discounted Cash Flow equity per share value is the sum of the Discounted Cash Flow values for the FDC

Portfolios and the Ongoing Business. For both the Publicly Traded Comparables and Precedent Transactions, the implied equity value per share is the sum of the Discounted Cash Flow value for the FDC Portfolios and the implied equity value per share of the Ongoing Business based on reference multiple ranges for the Publicly Traded Comparables and Precedent Transactions, respectively.

Description of Lazard’s Presentation to the Special Committee, dated December 27, 2005

The following is a summary of the presentation that Lazard gave to the Special Committee on December 27, 2005, and sets forth a summary of the analyses performed by Lazard and utilized by Lazard in connection with rendering its opinion on December 27, 2005.

Discounted Cash Flow Analysis.

Using the Management Projections, Lazard performed a discounted cash flow analysis valuing iPayment based on the present value of projected unlevered free cash flows from December 31, 2005 through December 31, 2010 and the present value of the terminal value in 2010 for the Ongoing Business, and on the projected unlevered free cash flows from December 31, 2005 through December 31, 2015 and the present value of the terminal value in 2015 for the FDC Portfolios.

Ongoing Business.   With respect to the Ongoing Business, Lazard’s discounted cash flow analysis assumed a range of terminal year EBITDA exit multiples, ranging from 10.0x to 12.0x. Projected cash flows and terminal values were discounted at rates of 11.0% to 14.0%. Using these multiples and discount rates, Lazard calculated a range of implied enterprise value for the Ongoing Business of $625.0 million to $750.0 million.

FDC Portfolios.   With respect to the FDC Portfolios, Lazard’s discounted cash flow analysis assumed a range of terminal year exit multiples of EBITDA ranging from 3.0x to 4.0x. Projected cash flows and terminal values were discounted at rates of 11.0% to 14.0% based on estimates relating to iPayment’s and industry comparables’ weighted average cost of capital. Such multiple ranges and discount rate ranges resulted in a range of implied terminal attrition rates of 8.8% and 16.7%, respectively, and were consistent with historical and management’s projected EBITDA attrition rates. Using these multiples and discount rates, Lazard calculated a range of implied enterprise values for the FDC Portfolios of $180.0 million to $200.0 million.

Total Company Valuation.   Aggregating the implied enterprise value ranges of the FDC Portfolios and the Ongoing Business described above, Lazard determined an implied enterprise value range of $805.0 million to $950.0 million, which represents the implied enterprise valuation range for iPayment on a consolidated basis. Based on that implied enterprise valuation range for the consolidated company and net debt of $81.0 million at March 31, 2006. Lazard then determined the following range of implied equity values per share of iPayment’s common stock:

Implied Equity Value Per Share of iPayment Common Stock

Low	High	Offer Price

$39.46	$47.05	$43.50

Comparable Public Companies Analysis

Ongoing Business.   Lazard performed an analysis of comparable public companies by calculating certain financial multiples for selected public companies in the transaction processing industry that Lazard deemed to be reasonably comparable to iPayment. The comparable companies considered by Lazard were:

•	Certegy Inc.;

•	CheckFree Corporation;

•	First Data Corporation;

•	Total System Services, Inc.;

•	Global Payments Inc.;

•	Heartland Payment Systems, Inc.;

•	MoneyGram International, Inc.; and

•	Wright Express Corporation.

Lazard’s comparable public companies analysis of the Ongoing Business included comparing enterprise value of the companies listed above as a multiple of such companies’ EBITDA for the last twelve months, 2005 estimated EBITDA and 2006 estimated EBITDA, determined based on publicly available information. The chart below is a summary of the enterprise value/EBITDA multiples for these periods:

	Enterprise Value as a Multiple of EBITDA
	Last
	Twelve
	Months		2005E		2006E

High	17.7	x	16.7	x	15.0x
Low	9.0	x	8.3	x	7.7x
Mean	12.6	x	11.9	x	10.7x
Median	12.4	x	11.3	x	10.0x

Lazard derived reference multiple ranges from the foregoing and applied the LTM, 2005E and 2006E enterprise value/EBITDA multiple to the corresponding iPayment data to arrive at an implied enterprise value range for the Ongoing Business of $470.0 million to $650.0 million.

FDC Portfolios.  To arrive at an implied enterprise value range for the FDC Portfolios, Lazard utilized the same discounted cash flow analysis as previously described.

Total Company Valuation.   Aggregating the implied enterprise value ranges of the FDC Portfolios determined using the discounted cash flow analysis described previously and the Ongoing Business determined using the comparable public companies analysis described above, Lazard determined an implied enterprise value range of $650.0 million to $850.0 million, which represents the implied enterprise valuation range for iPayment on a consolidated basis. Based on that implied enterprise valuation range for the consolidated company and net debt of $81.0 million at March 31, 2006, Lazard then determined the following range of implied equity values per share of iPayment’s common stock:

Implied Equity Value Per Share of iPayment Common Stock

Low	High	Offer Price

$31.35	$41.82	$43.50

Precedent Transactions Analysis

Ongoing Business.  Lazard reviewed publicly available information relating to the following ten transactions in the information processing industry that it deemed relevant:

Date Announced	Acquiror	Target
August 2004	Royal Bank of Scotland Group	Lynk Systems Inc.
July 2004	Bank of America	National Processing, Inc.
May 2004	Metavante Corporation	NYCE Corporation
December 2003	CheckFree Corporation	American Payment Systems Inc.
September 2003	Intuit Inc.	Innovative Merchant Solutions
June 2003	National Processing Co. LLC	Bridgeview Payment Solutions Inc.
April 2003	First Data Corporation	Concord EFS, Inc.
June 2001	First Data Corporation	NYCE Corporation
May 2001	US Bancorp	NOVA Corp.
March 1999	First Data Corporation	Paymentech, Inc.

For each selected comparable transaction, Lazard calculated the multiple of total transaction value to 2005 estimated EBITDA and 2006 estimated EBITDA of the acquired business, based on publicly available information. The chart below is a summary of the EV/EBITDA multiples for these periods:

	Enterprise Value as a
	Multiple of EBITDA
	2005E		2006E

High	13.5	x	11.2x
Low	9.7	x	8.1x
Mean	11.5	x	9.9x
Median	11.4	x	9.8x

Lazard derived reference multiple ranges from the foregoing and applied the next fiscal year enterprise value/EBITDA multiple to the 2006 estimated iPayment data. Based on this analysis, Lazard calculated an implied enterprise value for the Ongoing Business of $590.0 million to $650.0 million.

FDC Portfolios.  To arrive at an implied enterprise value range for the FDC Portfolios, Lazard utilized the same discounted cash flow analysis as previously described.

Total Company Valuation.   Aggregating the implied enterprise value ranges of the FDC Portfolios determined using the discounted cash flow analysis previously described and of the Ongoing Business determined using the precedent transactions analysis described above, Lazard determined an implied enterprise value range of $770.0 million to $850.0 million, which represents the implied enterprise valuation range for iPayment on a consolidated basis. Based on that implied enterprise valuation range for the consolidated company and net debt of $81.0 million at March 31, 2006, Lazard then determined the following range of implied equity values per share of iPayment common stock:

Implied Equity Value Per Share of iPayment Common Stock

Low	High	Offer Price

$37.63	$41.82	$43.50

In addition to the analyses summarized above, Lazard also reviewed the following analyses with the Special Committee.

Premiums Paid Analysis

Lazard reviewed publicly available information regarding the premiums paid in transactions announced between January 1, 2001 and December 7, 2005 with transaction values ranging from $750 million to $1 billion. Lazard derived the mean and median premium paid or proposed to be paid in such transactions based on the equity value of each target company one day, one week and four weeks prior to the announcement of the relevant transaction. Lazard then compared that information to similar information relating to iPayment and the timing of the announcement of the merger. The results of this analysis are set forth below:

Premium to Equity Value of Previous Transactions

	1 Day Prior to	1 Week Prior to	4 Weeks Prior to
	Announcement	Announcement	Announcement

High	44.6%	55.0%	63.5%
Median	21.9%	19.4%	21.4%
Low	0.0%	1.5%	2.7%

Based on this analysis, Lazard derived a range for the implied price per share of iPayment’s common stock of $36.70 to $55.52, based on the median of the high and low premiums listed above applied to iPayment’s unaffected share prices as of May 13, 2005 (the last trading day prior to announcement of Mr. Daily’s offer to acquire the company for $38.00 per share) and the unaffected share prices as of November 1, 2005 (the last trading day prior to announcement of Mr. Daily’s offer to acquire iPayment for $43.00 per share). Lazard noted that the merger consideration of $43.50 per share of iPayment common stock was within the derived range for the implied value per share of iPayment’s common stock.

Analysts Price Targets

Lazard reviewed future price targets for the price per share of our common stock published in Wall Street research reports published by twelve selected financial analysts. The Wall Street research reports reviewed by Lazard were each prepared between May 16, 2005 (the day that iPayment announced Holdings’ offer to acquire the company for $38.00 per share) and November 1, 2005 (the last trading day prior to announcement of Holdings’ offer to acquire the company for $43.00 per share). Lazard noted that the high, low, median and mean future target price per share published by the selected financial analysts were $58.00, $34.00, $46.00 and $45.38, respectively.

Description of Lazard’s Other Presentations to the Special Committee

In addition to the presentation given to the Special Committee by Lazard on December 27, 2005 and the underlying analyses set forth in that presentation summarized above, Lazard also made presentations to the Special Committee on July 15, 2005, October 12, 2005 and November 3, 2005.

July 15th Presentation.  Lazard’s July 15th presentation, and the underlying analyses set forth in that presentation, pertained to an offer price of $38.00 per share of iPayment common stock. The July 15th presentation and Lazard’s underlying analyses described in that presentation are substantially the same as the December 27th presentation and underlying analyses summarized above, except that Lazard performed such analyses with respect to the management projections as they existed on July 15, 2005 and with respect to the Adjusted January Long Term Projections rather than the Adjusted Management Long-Term Projections.

In connection with Lazard’s July 15th presentation, for illustrative purposes only, Lazard analyzed the potential impact on stockholder value of a recapitalization strategy, involving either a share repurchase by iPayment or the payment of a one-time special dividend to iPayment’s stockholders. For purposes of both the share repurchase and dividend analyses, Lazard derived a range of implied equity values per share of iPayment common stock by applying iPayment’s 2005 estimated price/earnings ratio to its 2005 estimated earnings per share, in each case adjusted on a pro forma basis to take into account certain possible events and assuming a pro forma debt to EBITDA multiple range of 2.0x to 4.0x. For purposes of the share repurchase analysis,

Lazard assumed that iPayment shares would be repurchased at the then current price per share, and for purposes of its dividend analysis, Lazard assumed that iPayment would raise incremental debt per share from $4.30 to $15.85.

October 12th Presentation.  In its October 12th presentation, for illustrative purposes only, Lazard again analyzed the impact on stockholder value of a share repurchase by iPayment or the payment of a one-time special dividend to iPayment’s stockholders. The October 12th presentation and the underlying analyzes described in that presentation are substantially the same as the recapitalization analyses set forth in the July 15th presentation and summarized above, with the exception that Lazard derived a range of implied equity values per share of iPayment common stock by applying iPayment’s 2006 estimated price/earnings ratio to its 2006 estimated earnings per share, in each case as adjusted on a pro forma basis to take into account certain possible events and assuming a pro forma debt to EBITDA multiple of 3.0x, which represented the midpoint of the multiple range assumed for purposes of the July 15th presentation. For purposes of the share repurchase analysis, Lazard assumed that iPayment shares would be repurchased for $41.00 per share, and for purposes of its dividend analysis, Lazard assumed that iPayment would pay a dividend equal to approximately $12.04 per share of iPayment common stock.

November 3rd Presentation.  Lazard’s November 3rd presentation, and the underlying analyses set forth in that presentation, pertained to an offer price of $43.00 per share of iPayment common stock. The November 3rd presentation and Lazard’s underlying analyses described in that presentation are substantially the same as the December 27th presentation and underlying analyses summarized above, except that Lazard also analyzed such price with reference to the Sensitivity with Acquisitions Long-Term Projections. In addition, in its November 3rd presentation, for illustrative purposes only, Lazard again analyzed the impact on stockholder value of a share repurchase by iPayment or the payment of a one-time special dividend to iPayment’s stockholders. The recapitalization analyses described in the November 3rd presentation are substantially the same as the recapitalization analyses set forth in the October 12th presentation, with the exception that Lazard assumed that iPayment shares would be repurchased for $41.00 per share or $43.00 per share and that iPayment would pay a dividend equal to approximately $12.00 per share.

Miscellaneous

Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Special Committee and the Board of Directors that the consideration to be paid in the merger was fair, from a financial point of view, to iPayment’s stockholders (other than Holdings, its subsidiaries or any of its affiliates). Lazard’s opinion and financial analyses were not the only factors considered by the Special Committee and the Board of Directors in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee, our Board of Directors or iPayment’s management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement.

Under the terms of Lazard’s engagement, (1) iPayment paid $250,000 to Lazard upon the Special Committee’s retention of Lazard, (2) iPayment paid $1,000,000 to Lazard when Lazard provided the Special Committee with its opinion as described elsewhere in this proxy statement with respect to the fairness, from a financial point of view, of the consideration to be paid in the merger and (3) $2,644,560 is payable by iPayment to Lazard at the effective time of the merger. iPayment has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, iPayment agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement. In the ordinary course of their respective businesses, Lazard, Lazard Frères Capital Markets LLC (an entity owned in large part by the managing directors of Lazard) and their respective affiliates may actively trade shares of iPayment’s common stock and other securities of iPayment for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to the Special Committee because of its expertise and its reputations in investment banking and mergers and acquisitions.

Lazard consented to the inclusion of its fairness opinion in this proxy statement but advised iPayment that the fairness opinion is for the benefit of the Special Committee and the iPayment’s board of directors, and, as such, may not be relied upon by third parties, such as iPayment’s stockholders. Lazard believes that under the terms of its engagement letter with iPayment, Lazard has no legal responsibility to any other persons, including iPayment’s stockholders, as a result of the express disclaimers described above. Lazard has advised iPayment that it intends to assert the disclaimer as a defense to any claims that may be brought against it by stockholders in connection with the transaction, however, the availability of such defense to Lazard necessarily would have to be resolved by a court of competent jurisdiction. The availability or non-availability of such a defense will have no effect on the rights and responsibilities of iPayment’s board of directors under applicable state law or the rights and responsibilities of the board or Lazard under applicable federal securities laws.

A copy of all written presentations provided by Lazard and distributed to the Special Committee have been filed as Exhibits (c)(2) through (c)(5) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and are available for inspection and copying by iPayment’s Stockholders (or a representative so designated in writing) at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215 during regular business hours.

PURPOSE AND STRUCTURE OF THE MERGER

The purpose of the merger for iPayment is to allow iPayment’s stockholders to realize the value of their investment in the company in cash at a price that represents a premium to the market price of iPayment’s common stock before the public announcement of the merger. iPayment commenced its review of its strategic alternatives, which culminated in the execution of the merger agreement, in the context of an acquisition proposal from its Chairman and Chief Executive Officer, Gregory S. Daily, in May 2005. The Special Committee and the Board of Directors believes that the price to be paid to iPayment’s unaffiliated stockholders in the merger represents the best price reasonably available for the common stock of iPayment and that the merger is in the best interests of the unaffiliated stockholders of iPayment.

The purpose of the merger for the Acquiring Parties is for the Acquiring Parties, through Holdings, to acquire all of the common stock of iPayment. Each of the Acquiring Parties recognizes the substantial risks entailed in a purchase of iPayment by Holdings but believes that iPayment is an attractive long-term investment opportunity as a private company for the following reasons:

•	Gregory S. Daily and Carl A. Grimstad have substantial experience in the credit card payment industry and the Acquiring Parties believe that iPayment’s business prospects can be improved by their ability to control more fully all aspects of the strategic direction and operations of iPayment;

•	the Acquiring Parties believe that the public stock markets do not appropriately value iPayment, that this failure has been reflected in the volatility in the price of iPayment’s common stock over the last several years, particularly following acquisitions that have been made by iPayment, and that the failure of the public markets to understand fully iPayment and its acquisition strategy is likely to continue in the future;

•	the merger would decrease the uncertainty surrounding the future of iPayment, which has stemmed in part from the volatility in its stock price, thereby improving employee morale and relationships with independent sales groups and establishing a more favorable environment for the continued operation of the business;

•	iPayment will receive a cash flow benefit as a result of the fact that it will no longer be subject to the periodic reporting requirements and other provisions of the federal securities laws;

•	as a private company, iPayment will have more flexibility to make investments that benefit the long-term growth of the business without regard to short-term effects on earnings per share or the publicly traded stock price; and

•	the Acquiring Parties believe that iPayment will have greater flexibility to make acquisitions once it is no longer subject to the financial reporting and other requirements imposed on public companies.

Mr. Daily chose to initiate this transaction in May of 2005 because the reaction of the public stock markets to strategic actions taken by iPayment in 2004 and the first several months of 2005 made clear to Mr. Daily that the public markets failed to understand fully iPayment and its long-term strategy for maximizing value.

The proposed acquisition of iPayment has been structured as a merger of MergerCo into iPayment in order to permit the cancellation of all of iPayment’s common stock in a single step and to preserve iPayment’s identity and existing contractual arrangements with third parties. The parties structured the merger as a cash transaction in order to provide the public stockholders of iPayment with cash for all of their shares and to provide a prompt and orderly transfer of ownership of iPayment with reduced transaction costs. No other alternatives were considered by the Acquiring Parties for the acquisition of iPayment.

EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

As a result of the merger, iPayment, as the surviving corporation, will be a privately held corporation and there will be no public market for iPayment’s common stock. iPayment’s common stock will cease to be quoted on the Nasdaq National Market or any other securities exchange. In addition, thereafter iPayment will be entitled to deregister its common stock under the Exchange Act (although iPayment may continue to file reports with the SEC). Termination of registration will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and some of the new requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to iPayment.

Subsequent to the merger, iPayment’s current stockholders (other than the Acquiring Parties) will cease to have ownership interests in iPayment or rights as iPayment’s stockholders and, as a result, if the merger is completed, such stockholders of iPayment will not participate in any future earnings, losses, growth or decline of iPayment.

If the merger is consummated, Holdings’ interest in iPayment’s net book value and net earnings and in iPayment’s equity will equal 100%. MergerCo will not survive the merger and, consequently, will have no interest in the net book value and net earnings of iPayment. Mr. Daily, Mr. Grimstad and certain related parties will collectively own 100% of the equity interests of Holdings. Consequently, they will have an indirect interest in iPayment’s net book value, net earnings and equity proportionate to such interest. iPayment’s net book value was $154.0 million at December 31, 2005. iPayment’s net income was $33.4 million for the year ended December 31, 2005. Mr. Daily, Mr. Grimstad and such related parties will be entitled to all benefits resulting from such interest, including all income generated by iPayment’s operations and any future increase in iPayment’s value. They will also bear all the risk of losses generated by iPayment’s operations and any future decrease in the value of the company after the merger. Holdings may consider mitigating some of the risks involved in the acquisition of iPayment by seeking additional investors in Holdings following the completion of the merger.

The Acquiring Parties expect that, initially following the merger, the business and operations of iPayment will generally continue as they are currently being conducted. As such, the Acquiring Parties currently intend to cause iPayment to continue to be run and managed by the company’s existing executive officers. However, the Acquiring Parties have no current plans to enter into any new arrangements with any of the current members of iPayment’s management. The Acquiring Parties intend to undertake a comprehensive review of the company’s business, operations, capitalization and management and will take such further actions, if any, as they deem appropriate.

Except as indicated in this proxy statement, the Acquiring Parties do not have any present plans or proposals that relate to, or will result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving iPayment or any of its subsidiaries, sale or transfer of a material amount of assets of iPayment or any other material changes in iPayment’s capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of iPayment. The Acquiring Parties will, however, continue to evaluate the business and operations of iPayment after the merger and make such changes as it deems appropriate.

Following the merger, iPayment will be substantially leveraged. The Acquiring Parties have received no assurance that, following consummation of the merger, iPayment will be able to service its indebtedness or refinance its indebtedness on satisfactory terms.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

Completion of the merger is subject to various risks, including, but not limited to, those described under “The Merger Agreement — Conditions to Completing the Merger.” As a result of various risks to the completion of the merger, iPayment cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if iPayment’s stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, the current management of iPayment, under the direction of the Board of Directors, will continue to manage iPayment as an ongoing business.

INTERESTS OF iPAYMENT’S DIRECTORS AND OFFICERS IN THE MERGER

The Board of Directors appointed the Special Committee, composed solely of independent directors who are not officers or employees of iPayment, Holdings and MergerCo and who have no financial interest in the proposed merger different from iPayment’s stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of iPayment’s stockholders.

In considering the recommendations of the Board of Directors, iPayment’s stockholders should be aware that certain members of iPayment’s management and Board of Directors may have interests in the transaction that are different from, or in addition to, the interests of iPayment’s stockholders generally. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Board of Directors that the merger agreement and the merger be approved. Furthermore, the Board of Directors was aware of these differing interests and considered them, among other matters, in determining that the merger is fair to and in the best interests of iPayment and its unaffiliated stockholders and approving and declaring advisable the merger agreement and the merger.

Common Stock

As of the record date, iPayment’s directors and executive officers, including Gregory S. Daily, Carl A. Grimstad and their affiliates, beneficially owned an aggregate of 3,812,825 shares of iPayment’s common stock, excluding stock options. These directors and executive officers have confirmed to iPayment their intention to vote their shares in favor of approving and adopting the merger agreement and approving the merger. The following table sets forth the number of shares of iPayment’s common stock owned by each of

iPayment’s directors and executive officers, together with the aggregate payments that are anticipated to be made in connection with such share ownership upon the completion of the merger:

		Number of
		Shares of	Aggregate
Name	Position	Common Stock	Payment

Gregory S. Daily(1) (2)	Chairman and Chief Executive Officer	1,972,739	$—
Carl A. Grimstad(1)	President	1,243,704	—
Clay M. Whitson(3)	Director and Chief Financial Officer	214,889	9,347,672
Robert S. Torino	Executive Vice President	286,324	12,455,094
Afshin M. Yazdian	Executive Vice President, Corporate Secretary and General Counsel	16,500	717,750
J. Donald McLemore, Jr(4)	Director	—	—
Jennie Carter Thomas(4)	Director	—	—
David M. Wilds(4)	Director	78,669	3,422,102
Directors and executive officers as a group		3,783,675	$25,942,617

(1)	Messrs. Daily and Grimstad will rollover their iPayment shares into Holdings pursuant to an exchange agreement. Mr. Grimstad may elect not to rollover up to approximately 350,000 of his iPayment shares, which would result in him receiving up to approximately $15 million in cash in the merger.

(2)	Consists of 1,925,294 shares held by Mr. Daily and 47,445 shares held by the Daily Family Foundation.

(3)	Includes 100,000 shares of restricted stock.

(4)	Member of Special Committee.

Treatment of Stock Options

Pursuant to the terms of the merger agreement, the vesting of all unvested stock options to purchase iPayment’s common stock will accelerate upon the completion of the merger, and, as a result, all outstanding options will be fully vested upon the completion of the merger. Options with an exercise price equal to or greater than $43.50, plus the Adjustment Amount, if any, per share, however, will be canceled at the effective time of the merger without any payment or other consideration. All other options will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $43.50, plus the Adjustment Amount, if any, (less any applicable withholding taxes) and the exercise price of the applicable option, multiplied by the number of shares subject to the option. The following table sets forth the cash amounts, before taxes and any withholding, that each of iPayment’s directors and executive officers are expected to receive in respect of their stock options upon completion of the merger:

	Common Stock
	Subject to Options	Common Stock
	at an Exercise	Subject to Options
	Price Equal to or	at an Exercise
	Greater than	Price Less than	Aggregate
Name	$43.50 Per Share	$43.50 Per Share	Payment

Gregory S. Daily	—	—	$—
Carl A. Grimstad	—	50,000	1,375,000
Clay M. Whitson	—	238,810	8,038,235
Robert S. Torino	—	20,000	550,000
Afshin M. Yazdian	—	128,167	4,177,384
J. Donald McLemore, Jr(1)	—	13,881	381,728
Jennie Carter Thomas(1)	—	13,881	381,728
David M. Wilds(1)	—	23,135	744,277
Directors and executive officers as a group	—	487,874	$15,648,350

(1)	Member of Special Committee.

Treatment of Restricted Stock

As of the record date, one of iPayment’s executive officers held 100,000 shares of restricted stock. Immediately prior to the effective time of the merger, each share of iPayment’s common stock in the form of restricted stock under the aforementioned plans will become, subject to applicable securities laws, transferable and the restrictions thereon will lapse. The following table sets forth the number of shares of iPayment’s common stock owned by one of iPayment’s executive officers, together with the aggregate payments that are anticipated to be made in connection with such share ownership upon the completion of the merger:

	Number of Shares		Aggregate
Name	of Restricted Stock		Payment

Clay M. Whitson	100,000	(1)	$4,350,000

(1)	Such shares would otherwise vest over a ten-year period at a rate of 10,000 shares per year, with the first 10,000 shares scheduled to vest on May 3, 2006.

Term Sheet

Mr. Daily and Mr. Grimstad have an understanding regarding their joint participation in the proposed transaction, set forth on a term sheet filed as Exhibit 3 to the statement on Schedule 13D filed by Mr. Daily and Mr. Grimstad on December 14, 2005.

Exchange Agreement

Pursuant to an exchange agreement, dated as of December 27, 2005, among Holdings, Gregory S. Daily and Carl A. Grimstad, Holdings has received equity commitments of up to $206.0 million, which will be provided through the delivery by Mr. Grimstad, on his own behalf and on behalf of certain related parties, and by Mr. Daily, on his own behalf and on behalf of certain related parties, of equity interests in iPayment to Holdings in exchange for equity securities of Holdings consistent with an exchange agreement among Holdings, Mr. Daily and Mr. Grimstad and subject to the terms and conditions set forth therein.

Holdings has entered into a letter agreement with each of certain trusts for the benefit of Mr. Daily’s children, certain other Daily family entities, Mr. Harold H. Stream, III, Ms. Sandra S. Miller and certain Stream family entities setting forth the agreement of each such person or entity to contribute to Holdings the shares contemplated to be so contributed by the exchange agreement discussed above. On December 30, 2005, all of these entities, as well as Mr. Daily and Mr. Grimstad, jointly filed an amendment to the statement on Schedule 13D previously filed by Mr. Daily and Mr. Grimstad disclosing, among other things, these agreements.

Relationships of Executive Officers With the Surviving Corporation

The merger is not conditioned on any agreement or transaction with the current management of iPayment. The Acquiring Parties expect that, initially following the merger, the business and operations of iPayment will generally continue as they are currently being conducted. As such, the Acquiring Parties currently intend to cause iPayment to continue to be run and managed by the company’s existing executive officers. However, the Acquiring Parties have no current plans to enter into any new arrangements with any of the current members of iPayment’s management. The Acquiring Parties intend to undertake a comprehensive review of the company’s business, operations, capitalization and management and will take such further actions, if any, as they deem appropriate.

Executive Officers of the Surviving Corporation

The merger agreement provides that the current officers of iPayment will continue as the officers of iPayment immediately following the merger until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The Acquiring Parties currently have no intention regarding the appointment or removal of any officers of iPayment, and are unaware of any officer of iPayment having any intention to resign from his or her position as such.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that iPayment, as the surviving entity, will indemnify and hold harmless each current and former director and officer of iPayment for acts and omissions occurring before or as of the effective time of the merger to the full extent permitted under Delaware law. The merger agreement further provides that, for a period of at least six years after the effective time of the merger, iPayment, as the surviving entity, will maintain iPayment’s current directors’ and officers’ liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current or prior directors and officers of the company (however, in the event that the cost of this insurance exceeds 300% of the current annual premiums, then iPayment, as the surviving entity, must obtain insurance with the greatest coverage for a cost not exceeding 300% of the current annual premiums); iPayment, as the surviving entity, may substitute for the existing insurance substantially similar insurance so long as it is on terms no less favorable, taken as a whole. See “The Merger Agreement — Indemnification and Insurance.”

Employment Agreements

iPayment has previously entered into employment agreements with Mr. Daily, Mr. Grimstad and Clay M. Whitson, iPayment’s Chief Financial Officer and a member of iPayment’s Board of Directors. There are currently no plans, proposals or negotiations that relate to, or would result in, a change in the terms of these employment agreements or the employment agreements of any other executive officer. Each of these employment agreements was entered into prior to, and not in anticipation of, the negotiation of the merger.

Change of Control Agreements

The employment referenced above between iPayment and Mr. Whitson provides for a change of control payment in the amount of three times his annual salary if Mr. Whitson’s employment is terminated within the first three months following the merger.

Special Committee Compensation

The Board of Directors resolved to pay each member of the Special Committee monthly directors fees of $10,000 and $1,000 per meeting attended by such member in person, until the signing of a definitive merger agreement. The Special Committee conducted 11 in-person meetings. In addition, David M. Wilds, the Chairman of the Special Committee, received an additional fee of $25,000 for his time and efforts as the Chairman of the Special Committee. Members of the Special Committee have not and will not receive any compensation that is contingent on the signing of the merger agreement or the consummation of the transactions contemplated thereby.

MERGER FINANCING

The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $906 million, consisting of (1) approximately $801 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, (2) approximately $81 million to repay certain existing indebtedness of iPayment and (3) approximately $24 million to pay transaction fees and expenses.

It is anticipated that these funds will be obtained from rollover equity and debt financings as described below.

Rollover Equity

Pursuant to an exchange agreement, dated as of December 27, 2005, among Holdings, Gregory S. Daily and Carl A. Grimstad, Holdings has received equity commitments of up to $206.0 million, which will be provided through the delivery by Mr. Grimstad, on his own behalf and on behalf of certain related parties, and by Mr. Daily, on his own behalf and on behalf of certain related parties, of equity interests in iPayment to Holdings in exchange for equity securities of Holdings consistent with an exchange agreement among Holdings, Mr. Daily and Mr. Grimstad and subject to the terms and conditions set forth therein.

Debt Financing

Holdings has received a debt commitment letter from Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A. (collectively, “Bank of America”), pursuant to which Bank of America, N.A. has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide a $475.0 million senior secured credit facility, including a seven-year term loan of up to $450.0 million and a six-year $25.0 million revolving credit facility (which revolving credit facility may be increased to $50.0 million if sufficient commitments are obtained from other lenders), and Banc of America Bridge LLC has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide an unsecured senior subordinated credit facility in an amount up to $285.0 million. In lieu of, or following, entering into definitive agreements for the unsecured senior subordinated credit facility, the surviving corporation intends to issue up to an aggregate principal amount of $285.0 million in senior subordinated notes in a Rule 144A or other private offering to qualified institutional buyers and outside the U.S. pursuant to Regulation S under the Securities Act of 1933, as amended. The proceeds of the senior subordinated notes will be used to pay amounts outstanding under the unsecured senior subordinated credit facility described above, if any, or, if issued at the effective time of the merger, to pay part of the cash consideration in the merger, to pay related fees and expenses, to refinance certain existing indebtedness of iPayment, and to provide for a portion of the ongoing working capital needs of the surviving corporation and its subsidiaries.

The senior secured credit facility will bear interest either at LIBOR or an alternate base rate, in each case, plus an applicable margin. The senior secured credit facility is expected to be secured by the assets of Holdings, iPayment and certain direct and indirect material domestic subsidiaries of iPayment (together with Holdings, hereinafter referred to as the “guarantors”), including stock pledges of 100.0% of the stock of iPayment’s direct and indirect domestic subsidiaries and 65.0% of the stock of first tier foreign subsidiaries of iPayment and the guarantors. The senior secured credit facility also is expected to be guaranteed by the guarantors.

The senior subordinated notes will bear interest at a rate that will depend on interest rates and market conditions at the time the senior subordinated notes are issued. The terms of repayment of the senior subordinated notes will depend on market conditions at the time the notes are issued and are expected to be consistent with terms then available for similar debt instruments. The senior subordinated notes are expected to be guaranteed by the guarantors.

If, alternatively, Bank of America Bridge LLC provides senior subordinated unsecured bridge loans to iPayment, interest will be payable quarterly in arrears thereon at a rate per annum equal to three-month

LIBOR plus a margin initially equal to 6.50% per annum. The margin will increase by 1.00% per annum at the end of the six-month period after the closing and by an additional 0.50% per annum at the end of each three-month period thereafter for as long as the bridge financing is outstanding, provided that the interest rate will not exceed 13% per annum with any interest in excess of 12% permitted to be capitalized. The bridge loans will mature 12 months from the closing of the merger. To the extent the bridge loans are not repaid on or prior to the maturity thereof (with the proceeds of the senior subordinated notes or otherwise), the bridge loans will be converted into rollover term loans with a seven-year maturity and subject to the same interest rates as the bridge loans. Any lender holding rollover loans may exchange its rollover loans for an equal principal amount of unsecured, senior subordinated exchange notes of iPayment subject to registration rights and terms and covenants customary for high yield debt securities.

The commitments of Bank of America, N.A. and Bank of America Bridge LLC to provide the above-described debt financing arrangements and facilities is subject to satisfaction or waiver of various conditions, including, among others:

•	the execution and delivery of definitive loan documentation reasonably satisfactory to Bank of America with respect to each facility and the perfection of any security interests granted thereby;

•	the truth and accuracy in all material respects of the representations and warranties of iPayment in such loan documentation and certain public filings of iPayment and the absence of any events of default thereunder;

•	the consummation of the rollover investments in the aggregate amount of at least $170 million;

•	the consummation of the merger pursuant to the terms and conditions of the merger agreement;

•	subject to certain exceptions, the absence of any event or occurrence that would, or would reasonably be expected to, (1) prevent or materially delay the performance of iPayment of its obligations under the merger agreement or the consummation by iPayment of the transactions contemplated by the merger agreement on a timely basis or (2) be materially adverse to the business, operations, results of operation or financial condition of iPayment and its subsidiaries, taken as a whole;

•	receipt by Bank of America of customary opinions of counsel of iPayment and its subsidiaries in connection with the financing;

•	receipt of all material governmental, stockholder and third party consents (including clearance under the HSR Act) and approvals necessary in connection with the financing; and

•	Bank of America’s reasonable satisfaction with respect to achievement of certain financial tests determined for the twelve month period ending as of the most recently ended fiscal quarter for which financial statements are available.

Because the only consideration in the merger is cash, the Acquiring Parties do not believe that the financial condition of Holdings or MergerCo is material to a stockholder’s decision whether to vote to approve the merger.

iPayment, as the surviving corporation following the merger, anticipates that obligations under the senior secured credit facility, senior subordinated notes and, if applicable, unsecured senior subordinated credit facility will be repaid from a variety of sources, including, without limitation, funds generated by the operations of iPayment. The source and allocation of various methods of repayment of the senior secured credit facility, senior subordinated notes and, if applicable, unsecured senior subordinated credit facility will be determined, and may be modified, from time to time, based on market conditions and such other factors deemed appropriate.

ESTIMATED FEES AND EXPENSES OF THE MERGER

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in “The Merger Agreement — Termination Fee and Expense Reimbursement,” iPayment could be required to pay

Holdings up to an aggregate of $18.0 million as a termination fee and reimbursement of the out-of-pocket expenses of Holdings and MergerCo incurred in connection with the merger and the proposed financing. Fees and expenses of the company with respect to the merger are estimated at this time to be as follows:

Description	Amount
(In thousands)

SEC filing fee	$70
HSR filing fee	140
Legal fees and expenses	5,000
Directors and officers insurance	800
Financial advisors’ fees and expenses	3,700
Financing fees and expenses	14,175
Rating agencies’ fees and expenses	675
Accounting fees and expenses	50
Special committee fees and expenses	310
Proxy solicitation fees and expenses	15
Printing and mailing costs	50
Miscellaneous expenses	200

Total expenses	$25,185

These expenses will not reduce the merger consideration to be received by iPayment’s stockholders.

FEDERAL REGULATORY MATTERS

The HSR Act requires that iPayment and the ultimate parent entity of MergerCo file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and observe a waiting period before completing the merger. In compliance with the HSR Act, iPayment and Mr. Daily each filed the necessary forms with the U.S. Department of Justice and the U.S. Federal Trade Commission on January 10, 2006. On January 13, 2006, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act. However, the U.S. Department of Justice and the U.S. Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of iPayment’s common stock (including holders exercising appraisal rights). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under the alternative minimum tax regime. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect and available on the date of this proxy statement, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of iPayment common stock who for U.S. federal income tax purposes is: (i) a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (iii) a trust that (a) is subject to (1) the primary supervision of a court within the United States and (2) the authority of one or more United States persons to control all of its substantial decisions or (b) has a valid election in place to be treated as a United States person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds iPayment common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding iPayment common stock, you should consult your tax advisors.

This discussion assumes that you, as a U.S. holder, hold your shares of iPayment common stock as capital assets within the meaning of the Internal Revenue Code and may not apply to shares of common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not apply to the cancellation of employee stock options). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a financial institution, a tax-exempt organization, an S corporation or other pass-through entity, an insurance company, a mutual fund, a dealer in stocks and securities, or foreign currencies, a trader in securities who elects the mark-to-market method of tax accounting, a holder of iPayment common stock that is not a U.S. holder, certain expatriates or a person that has a functional currency other than the U.S. dollar, or a holder of iPayment common stock who holds iPayment common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction. In addition, this discussion is not applicable to a holder of iPayment stock who contributed such stock to Holdings in connection with the merger.

HOLDERS OF iPAYMENT’S COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Consequences of the Merger

The receipt of cash in exchange for shares of iPayment common stock pursuant to the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for such holder’s iPayment common stock will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged. Gain or loss will be determined separately for each block of shares exchanged. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for the iPayment common stock exceeds one year at the time of the merger. Long-term capital gains of non-corporate taxpayers are generally taxed at a rate of 15%. Capital gains recognized by corporate taxpayers are subject to tax at the regular rates applicable to corporations. In general, capital losses are only deductible against capital gains and are not available to offset ordinary income; however, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

The receipt of cash in exchange for iPayment common stock pursuant to the merger may also be a taxable transaction under applicable state, local, foreign and other tax laws.

Backup Withholding

Holders of iPayment’s common stock may be subject to information reporting and backup withholding on any cash payments received. You will not be subject to backup withholding, however, if you (i) furnish a correct taxpayer identification number and certify that you are a U.S. person (including a U.S. resident alien) not subject to backup withholding on the substitute Form W-9 you will receive; (ii) are a corporation and, when required, demonstrate that fact and otherwise comply with applicable requirements of the backup withholding rules; or (iii) otherwise establish that you are exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding rate is currently 28%.

THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, THE INDIVIDUAL CIRCUMSTANCES OF HOLDERS OF iPAYMENT’S COMMON STOCK. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF iPAYMENT’S COMMON STOCK WILL DEPEND ON THE FACTS OF THEIR PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE HOLDERS OF iPAYMENT’S COMMON STOCK TO CONSULT WITH

THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THEM AS A RESULT OF THE MERGER.

LITIGATION CHALLENGING THE MERGER

Between May 17, 2005 and June 10, 2005, immediately following the announcement of the May 13 proposal, and before any decision of the Special Committee was taken, three complaints were filed in the actions styled: (i) Teresita Fay, on behalf of herself and all others similarly situated v. Gregory S. Daily, et al., Case No. 051250-I, filed in the Chancery Court for the State of Tennessee, 20th Judicial District, Nashville County, (ii) Charter Township of Clinton Police and Fire Retirement System, Individually and On Behalf Of All Others Similarly Situated v. iPayment Inc., et al., Case No. 051258-I, pending in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County, and (iii) Seth Blumenfeld, Individually and On Behalf Of All Others Similarly Situated v. iPayment, Inc., et al., Case No. 05-1495-II, filed in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County.

All three complaints are substantially identical, are brought on behalf of a putative class of the stockholders of iPayment, and name as defendants all of the directors of iPayment (the “Individual Defendants”), and iPayment. The complaints allege that the May 13, 2005 proposal constituted an inadequate purchase price and would be the product of an unfair process. The complaints further allege that the Individual Defendants, somehow, breached their fiduciary duties of care, loyalty, candor and independence in connection with their future evaluation of the May 13, 2005 proposal and that iPayment aided and abetted such purported breaches of fiduciary duties. The complaints seek various declaratory, injunctive and equitable relief, and an award of plaintiffs’ attorneys’ fees and costs. By agreed order entered on August 11, 2005, the three cases were consolidated under the caption In re: iPayment, Inc. Stockholders Litigation, Lead Case No. 05-1250-I, pending in the Chancery Court for the State of Tennessee, Twentieth Judicial District, Davidson County (the “Consolidated Action”). In addition, pursuant to the agreed order, an executive committee of plaintiffs’ counsel and a plaintiffs’ liaison counsel were appointed.

On or about January 3, 2006, a consolidated complaint was filed in the Consolidated Action. The consolidated complaint alleges that the proposed transaction resulted from an unfair process and the merger consideration of $43.50, plus the Adjustment Amount, if any, constitutes an unfair purchase price, and asserts that that the Individual Defendants breached fiduciary duties of care, loyalty, good faith, candor and independence in connection with the proposed merger, purportedly aided and abetted by iPayment. The consolidated complaint seeks (i) certification as a class action, (ii) a declaration that the proposed merger is in breach of defendants’ fiduciary duties and, thus, unenforceable, (iii) an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust, (iv) a direction that defendants comply with their fiduciary duties, and (v) an award of plaintiffs’ attorneys’ fees and costs.

Defendants deny any allegation of wrongdoing and assert that the Consolidated Action is without merit.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law, referred to as the “DGCL,” any holder of common stock who does not wish to accept $43.50, plus the Adjustment Amount, if any, per share in cash for the stockholder’s shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the stockholder’s shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO

CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to stockholders, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, iPayment believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by iPayment. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

Filing Written Demand

Any stockholder wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the stockholder must deliver to iPayment a written demand for appraisal of the stockholder’s shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform iPayment of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder’s shares;

•	the stockholder must not vote the stockholder’s shares of common stock in favor of the merger agreement and the merger at the special meeting; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy that does not contain voting instructions will, unless, revoked, be voted in favor of the merger agreement and the merger; and

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

The written demand for appraisal must be in addition to and separate from any proxy or vote. None of voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

Only a stockholder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

Any stockholder may withdraw its demand for appraisal and, assuming the merger is consummated, accept $43.50, plus the Adjustment Amount, if any, per share by delivering to iPayment a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is requested, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $43.50, plus the Adjustment Amount, if any, per share.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to iPayment, Inc., 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, Attention: Afshin M. Yazdian, Secretary.

Notice By iPayment

Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of iPayment who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to adopt, nor consented to, the merger agreement and the merger. Under the merger agreement, iPayment has agreed to give Holdings notice of any demands for appraisal received by iPayment.

Within 120 days after the effective time of the merger, any former stockholder of iPayment who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. iPayment is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as iPayment has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE LESS THAN, EQUAL TO OR MORE THAN THE $43.50, PLUS THE ADJUSTMENT AMOUNT, IF ANY, PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.”

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Agreement and Plan of Merger, dated as of December 27, 2005, among Holdings, MergerCo and iPayment, referred to as the merger agreement. The full text of the merger agreement is attached to this proxy statement as Appendix A for your information. Stockholders are urged to read the entire merger agreement.

THE MERGER

The merger agreement provides that, at the effective time of the merger, MergerCo, a wholly-owned subsidiary of Holdings, will merge with and into iPayment. Upon completion of the merger, MergerCo will cease to exist, and iPayment will remain as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger, which time is referred to as the effective time of the merger. The certificate of merger will be filed on the closing date, which will be within three business days following the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement, or at such other time as iPayment, Holdings and MergerCo shall agree.

CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND OFFICERS OF iPAYMENT AS THE SURVIVING CORPORATION

When the merger is completed:

•	the amended and restated certificate of incorporation of iPayment will be amended in its entirety to read as the certificate of incorporation of MergerCo in effect immediately prior to the effective time of the merger except that the name of the surviving corporation will be iPayment, Inc.;

•	the by-laws of iPayment will be amended in its entirety to read as the by-laws of MergerCo in effect immediately prior to the effective time of the merger except that all references to the name of the Corporation in such by-laws will be to “iPayment, Inc.”;

•	the directors of MergerCo immediately prior to the effective time of the merger will become the directors of iPayment as the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law; and

•	the officers of iPayment immediately prior to the effective time of the merger will, subject to the applicable provisions of the certificate of incorporation and by-laws of the surviving corporation, remain the officers of iPayment as the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law.

CONVERSION OF COMMON STOCK

At the effective time of the merger, by virtue of the merger, each share of iPayment’s common stock outstanding immediately prior to the effective time will automatically be converted into and represent the right to receive $43.50, plus, to the extent applicable, the Adjustment Amount, in cash (without interest), collectively referred to as the merger consideration, except for:

•	shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger and shares of iPayment’s common stock held by iPayment or any of its subsidiaries (all of which will be canceled without any payment therefor); and

•	shares held by iPayment’s stockholders who perfect their appraisal rights under Delaware law.

Under the merger agreement, the merger consideration will be increased by an amount (referred to as the Adjustment Amount) equal to $0.0085 multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws, as more fully described below, through and including day of the closing of the merger.

At the effective time of the merger, each share of common stock of MergerCo outstanding immediately prior to the effective time will be converted into one share of common stock of iPayment as the surviving corporation.

PAYMENT FOR SHARES

Immediately after the effective time of the merger, iPayment, as the surviving corporation, will deposit or cause to be deposited in trust with a paying agent appointed by it the funds necessary to pay the merger consideration. As soon as practicable after the effective time of the merger, iPayment, as the surviving corporation, will cause the paying agent to mail to each holder of record of shares of iPayment’s common stock, other than (1) shares of iPayment’s common stock held by Holdings or any of its subsidiaries and shares of iPayment’s common stock held by iPayment or any of its subsidiaries and (2) stockholders of iPayment who perfect their appraisal rights in accordance with Delaware law, a notice and letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

A stockholder will be entitled to receive $43.50 per share, plus the Adjustment Amount, if any, only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed or accompanied by stock powers and otherwise in proper form for transfer and (2) the person requesting such payment pay any transfer and/or other taxes that may be required or establish to the satisfaction of the paying agent that such tax has either been paid or is not applicable. If a share certificate has been lost, stolen or destroyed, the holder of such share certificate is required to make an affidavit of that fact and to give to iPayment, as the surviving corporation, a bond in such sum as iPayment, as the surviving corporation, may direct or otherwise indemnify the surviving corporation against any claim that may be made against iPayment, as the surviving corporation, with respect to such share certificate before any payment of the merger consideration will be made to such holder. No interest will be paid or will accrue on any merger consideration upon the surrender of any share certificate.

One year after the effective time of the merger, the paying agent will deliver to iPayment, as the surviving corporation, any funds, including any interest received with respect thereto, that have been deposited with the paying agent and that have not been disbursed to holders of share certificates and other documents in its possession relating to the payment of the merger consideration. Thereafter, holders of certificates representing shares of iPayment’s common stock outstanding before the effective time of the merger will be entitled to look only to the iPayment, as the surviving corporation, for payment of any claims for merger consideration to which they may be entitled. Neither iPayment, as the surviving corporation, nor Holdings nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

SECTION 16 MATTERS

Prior to the effective time of the merger, iPayment and Holdings will take all required and permitted steps to cause the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

TRANSFER OF SHARES

From and after the effective time of the merger, the holders of share certificates will cease to have any rights as a stockholder except as otherwise provided for in the merger agreement or by applicable law. After the effective time of the merger, any share certificates presented to the surviving corporation for transfer, other than (1) shares of iPayment’s common stock held by Holdings or any of its subsidiaries and shares of iPayment’s common stock held by iPayment or any of its subsidiaries and (2) shares held by stockholders seeking appraisal rights, will be canceled and exchanged for the merger consideration. After the effective time, the stock transfer books of iPayment will be closed with respect to the shares of iPayment’s common stock outstanding immediately prior to the effective time of the merger.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

Immediately prior to the effective time of the merger, each outstanding stock option or other right to purchase shares of iPayment’s common stock will, in effect, become fully vested. Stock options with an exercise price equal to or greater than $43.50, plus the Adjustment Amount, if any, per share will be canceled at the effective time of the merger without any payment or other consideration. All other stock options will be canceled and will represent solely the right to receive a cash payment equal to the difference between $43.50, plus the Adjustment Amount, if any, and the exercise price of the applicable option, multiplied by the number of shares subject to the option. As of the effective time of the merger, iPayment will terminate all stock plans and any other plan, program or arrangement providing for the issuance, transfer or grant of any interest in respect of the capital stock or equity of iPayment or any subsidiary of iPayment.

Immediately prior to the effective time of the merger, each share of iPayment’s common stock in the form of restricted stock under the aforementioned plans will become, subject to applicable securities laws, transferable and the restrictions thereon will lapse.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains various representations and warranties made by iPayment to Holdings and MergerCo, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of iPayment and each of its subsidiaries and the requisite corporate power and authority of iPayment to own, lease and operate its properties and assets and to carry on its business as it is conducted;

•	the corporate power and authorization to execute and deliver the merger agreement and the execution, delivery, performance and enforceability of the merger agreement;

•	the absence of any conflicts between the execution of, and consummation of the transactions contemplated by, the merger agreement, and iPayment’s certificate of incorporation, by-laws, agreements, judgments and applicable laws;

•	the capitalization of iPayment;

•	the absence of agreements relating to the capital stock of, or equity interests in, iPayment or its subsidiaries;

•	required third-party and governmental consents or approvals;

•	the completeness and accuracy of filings made by iPayment with the SEC since January 1, 2004;

•	the absence of any undisclosed liabilities;

•	the absence of certain changes in iPayment’s business, executive compensation, capitalization or accounting practices since September 30, 2005;

•	compliance with applicable federal, state, local, or foreign laws, rules, regulations or orders;

•	possession of permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from governmental entities necessary for the operation of the business as currently conducted;

•	the absence of any action, suit, proceeding or arbitration against iPayment;

•	matters relating to material employee benefit plans and employee compensation;

•	employee relations and labor matters;

•	the filing of tax returns, payment of taxes and other tax matters;

•	the right to use, and absence of infringement of, intellectual property of iPayment and other intellectual property matters;

•	the adequacy and truthfulness (as of the filing date and, only in the case of the proxy statement, as of the date it or any amendments thereto are mailed to stockholders of iPayment) of documents filed with the SEC between the date of the merger agreement and the effective time of the merger;

•	the absence of undisclosed broker’s fees or finder’s fees or commissions;

•	the absence of defaults with respect to contracts of iPayment, and the filing with the SEC of such material contracts;

•	environmental matters;

•	the receipt by iPayment of the fairness opinion of Lazard;

•	the approval and recommendation of the Board of Directors, including with respect to Section 203 of the Delaware General Corporate Law, and other actions of the Board of Directors;

•	the amendment to iPayment’s rights agreement necessary to render it inapplicable to the merger; and

•	the inapplicability of anti-takeover statutes or regulations to the merger.

Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a company material adverse effect. Under the merger agreement, a “company material adverse effect” is defined as any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate:

•	would, or would reasonably be expected to, prevent or materially delay the performance by iPayment of its obligations under the merger agreement or the consummation by iPayment of the transactions contemplated by the merger agreement on a timely basis; or

•	is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of iPayment and its subsidiaries, taken as a whole.

The merger agreement further provides that a “company material adverse effect” will not include any event, circumstance, state of facts, change or development resulting from:

•	changes in general economic or political conditions or the securities markets (including any such change caused by any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof but excluding any such changes to the extent they disproportionately adversely affect iPayment and its subsidiaries, taken as a whole);

•	the announcement of the transactions contemplated by the merger agreement or other communication by Holdings or MergerCo of their plans or intentions with respect to any of the businesses of iPayment or any of its subsidiaries;

•	the consummation of the transactions contemplated by the merger agreement or any actions by Holdings, MergerCo or iPayment taken pursuant to the merger agreement;

•	any change in the market price or trading volume of iPayment’s shares or any failure by iPayment to meet any revenue or earnings predictions released by iPayment or provided to Holdings or MergerCo or the revenue or earnings predictions of equity analysts (it being agreed that the events, circumstances, state of facts, changes or developments giving rise or contributing to any such change or failure may constitute or give rise to a company material adverse effect);

•	the failure of iPayment’s shares to be quoted on Nasdaq; or

•	the existence of any stockholder class action, derivative or similar litigation arising from allegations of breach of fiduciary duty relating to the merger agreement.

The merger agreement also contains various representations and warranties by Holdings and MergerCo to iPayment, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence, good standing of Holdings and MergerCo and the requisite power and authority of Holdings and MergerCo to own, lease and operate their properties and assets and to carry on their business as is being conducted;

•	the power and authorization to execute and deliver the merger agreement and the execution, delivery, performance and enforceability of the merger agreement;

•	the absence of any conflicts between the execution of, and consummation of the transactions contemplated by, the merger agreement, and Holdings and MergerCo’s respective certificate of incorporation, by-laws, material agreements, judgments and applicable laws;

•	required consents or approvals;

•	the accuracy of the information supplied by Holdings and MergerCo for inclusion in the proxy statement;

•	the truthfulness and completeness of the commitment letter from Banc of America Securities LLC, Banc of America Bridge LLC, and Bank of America, N.A. in respect of the financing necessary to fund the payment of the aggregate merger consideration;

•	the absence of any action, suit, proceeding or arbitration against Holdings or MergerCo;

•	Holdings and MergerCo’s (1) investigation of iPayment, (2) access to the personnel, properties, premises and records of iPayment and its subsidiaries and (3) reliance on the foregoing;

•	the absence of oral or written representations made by iPayment, its affiliates and their representatives as to the accuracy or completeness of any information provided by iPayment, its affiliates and their representatives to Holdings and MergerCo;

•	Holdings and MergerCo’s waiver of liability of iPayment, its affiliates and their representatives to Holdings and MergerCo (including the representatives and affiliates of Holdings and MergerCo) with respect to information provided by iPayment, its affiliates or their representatives to Holdings or MergerCo except as set forth in the merger agreement;

•	the absence of undisclosed broker’s fees or commissions or finder’s fees or commissions;

•	the solvency of Holdings and MergerCo as of the date of the merger agreement and iPayment, as the surviving corporation, after the effective time;

•	the execution and delivery of the exchange agreement and the guarantees; and

•	the ownership of shares of iPayment’s common stock.

None of the representations and warranties made in the merger agreement by iPayment, Holdings or MergerCo will survive after the completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

iPayment is subject to restrictions on its conduct and operations until the merger is completed or the merger agreement is terminated. In the merger agreement, iPayment has agreed that, prior to the effective time of the merger, it and each of its subsidiaries will conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their current key officers and employees as a group and maintain satisfactory relationships with anyone having significant business relationships with iPayment or any of its subsidiaries. iPayment has also agreed, subject to identified exceptions, that it will not, nor will any of its subsidiaries, do any of the following without the prior written consent of Holdings:

•	make any change in or amendment to its certificate of incorporation or by-laws or comparable governing documents;

•	issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests;

•	declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

•	make or incur capital expenditures in either of iPayment’s fiscal years 2005 or 2006 that, individually or in the aggregate, are more than $1,500,000;

•	acquire, make any investment in, or make any capital contributions to, any person or entity other than in the ordinary course of business;

•	sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

•	terminate any material contract, other than in the ordinary course of business;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than borrowings under existing credit facilities, provided, however, that iPayment and its subsidiaries may take any commercially reasonable measures necessary to complete the refinancing of indebtedness existing on the date of the execution of the merger agreement if such indebtedness becomes due and payable prior to the effective time of the merger;

•	grant or agree to grant to any officer of iPayment any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to any existing employee benefit plans, except as (1) may be required under applicable law, (2) pursuant to existing employee benefit plans or collective bargaining agreements of iPayment, (3) pursuant to employment, retention, change-of-control or similar type agreements or (4) in the ordinary course of business;

•	except as may be required by the SEC, any governmental entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

•	make or rescind any material election relating to taxes or settle or compromise any audit, claim, suit or proceeding relating to taxes, other than in the ordinary course of business;

•	amend, modify or waive any provision of the rights agreement in any way that is materially adverse to Holdings or MergerCo, other than to permit another transaction that the Board of Directors has determined is a superior proposal in accordance with the merger agreement; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

iPayment has agreed that it will, and will cause its subsidiaries and will direct and use its commercially reasonable efforts to cause its officers, directors, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties prior to the execution of the merger agreement with respect to any alternative acquisition proposal, as defined below.

Additionally, iPayment has agreed that it will not, and will cause its subsidiaries and will direct and use its commercially reasonable efforts to cause its officers, directors, representatives and agents not to, take any action to:

•	initiate, encourage, facilitate or solicit the making or submission of any alternative acquisition proposal; or

•	initiate, continue or otherwise participate in, except for such participation as is accordance with the terms of the merger agreement described below, any discussions or negotiations with, or furnish or disclose any non-public information to, any person (other than Holdings or MergerCo or any of their affiliates or representatives) in connection with any alternative acquisition proposal.

iPayment, in response to any unsolicited alternative acquisition proposal that is made in good faith, may participate in discussions or negotiations with, and furnish or disclose any non-public information to, any person (other than Holdings or MergerCo) which makes such alternative acquisition proposal if (1) the Board of Directors reasonably determines in good faith, after consultation with its independent financial advisors, that such alternative acquisition proposal is, or may reasonably be expected to lead to, a superior proposal, as defined below, and (2) iPayment has provided prompt written notice to Holdings of its intent to take such action, the identity of the person making the alternative acquisition proposal and the terms and conditions of such proposal. iPayment must keep Holdings fully informed on a current basis of the status of any such alternative acquisition proposal, including any changes to the terms and conditions thereof, and promptly provide Holdings with copies of all alternative acquisition proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.

iPayment has agreed that neither the Board of Directors nor any committee thereof will (1) amend, modify or withdraw its recommendation of the merger and the merger agreement, (2) approve or recommend or propose to approve or recommend, any alternative acquisition proposal or (3) cause iPayment or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement relating to any alternative acquisition proposal (other than a typical confidentiality agreement) except that:

•	the Board of Directors (or any committee thereof) may recommend to its stockholders an alternative acquisition proposal and in connection therewith amend, modify or withdraw its recommendation of the merger, and may terminate the merger agreement, if (1) the Board of Directors has received an alternative acquisition proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, is a superior proposal and (2) before taking such action iPayment gives Holdings at least three business days’ (or, in the event of any alternative acquisition proposal that has been materially revised or modified, two business days’) prior written notice of the terms of the superior proposal and of its intent to take such action, and, during such period, iPayment will, if requested by Holdings, engage in good faith negotiations regarding any revised proposal made by Holdings and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such alternative acquisition proposal remains a superior proposal; and

•	the Board of Directors (or any committee thereof) may amend, modify or withdraw its recommendation of the merger and the merger agreement (other than in respect of an alternative acquisition proposal) if (1) it becomes aware of events, facts or circumstances as a result of which it determines in good faith, after consultation with its outside legal counsel, that such action is advisable in order for the directors to comply with their fiduciary duties to iPayment’s stockholders and (2) before taking such action iPayment gives Holdings at least three business days’ prior written notice of the events, facts or circumstances causing the Board of Directors to seek to amend, modify or withdraw its recommendation merger and, during such three business day period, if requested by Holdings, engages in good faith negotiations regarding any revised proposal made by Holdings and again determines in good faith, after consultation with its outside counsel that such action is advisable in order for the directors to comply with their fiduciary duties to iPayment’s stockholders.

Nothing in the merger agreement prohibits or restricts the Board of Directors from (1) taking and disclosing to iPayment’s stockholders a position with respect to an alternative acquisition proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act or (2) making any disclosure to iPayment’s stockholders as the Board of Directors determines, in its good faith judgment (after consultation with its outside counsel), is required under applicable law or that the failure to make such disclosure is reasonably likely to cause the Board of Directors to violate its fiduciary duties, provided, that neither the Board of Directors nor any committee thereof shall, except pursuant to the procedures described above, amend, modify or withdraw the recommendation in favor of the merger or approve or recommend, or propose to approve or recommend, an alternative acquisition proposal.

If the Board of Directors amends, modifies or withdraws its recommendation (other than to recommend an alternative acquisition proposal), Holdings has the option, exercisable within five business days after such amendment, modification or withdrawal, to cause the Board of Directors to submit the merger agreement to the stockholders of iPayment for adoption. If Holdings exercises such option, it shall not be entitled to terminate the merger agreement as result of the Board of Directors’ change in recommendation.

In the merger agreement, the term “acquisition proposal” means any inquiry, offer or proposal (whether or not in writing and whether or not delivered to iPayment’s stockholders generally), from any person to acquire, in a single transaction or series of transactions, by merger, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise (1) at least 20% of any class of equity securities of iPayment or one or more of its subsidiaries which in the aggregate constitutes 20% or more of the net revenues, net income or assets of iPayment and its subsidiaries, taken as a whole, or (2) assets of iPayment and/or one or more of its subsidiaries which in the aggregate constitutes 20% or more of the net revenues, net income or assets of iPayment and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement. However, when the term “acquisition proposal” is used in the provision of the merger agreement dealing with the payment of a termination fee by iPayment, all of the above references to “20%” are deemed to be “50.01%”.

In the merger agreement, the term “superior proposal” means an acquisition proposal made by a third-party in respect of a transaction involving the acquisition of (1) a majority of the voting power of iPayment’s capital stock or (2) a majority of the consolidated assets of iPayment and its subsidiaries, which such acquisition proposal the Board of Directors, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the stockholders of iPayment (in their capacity as such) than the transactions contemplated in the merger agreement (taking into account, among other things, all legal, financial, regulatory and other aspects of such acquisition proposal and the identity of the person making such proposal).

PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING

The merger agreement provides that iPayment will call and hold a special meeting of its stockholders to consider and approve the merger agreement and the merger, and will hold such special meeting as promptly as practicable. iPayment is also required to prepare and file with the SEC, as soon as reasonably practicable after the date of the merger agreement, and use its commercially reasonable efforts to have cleared by the SEC as promptly as practicable after such filing, a proxy statement meeting the applicable requirements of the Exchange Act.

ACCESS TO INFORMATION; NOTIFICATION

Until the effective time of the merger, iPayment has agreed to allow (and cause its subsidiaries to allow) Holdings and its employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of iPayment and its subsidiaries so long as such access does not unreasonably disrupt iPayment’s or its subsidiaries’

respective operations. Furthermore, iPayment has agreed to furnish promptly to Holdings all information concerning its or its subsidiaries’ business, properties and personnel as Holdings may reasonably request.

iPayment is not required to provide any information or access which it reasonably believes could violate applicable law, rules or regulations, or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege. Furthermore, the merger agreement does not give Holdings any rights, either directly or indirectly, to control or direct iPayment’s or its subsidiaries’ operations prior to the effective time of the merger.

Both iPayment and Holdings have agreed to use their respective commercially reasonable efforts to promptly notify each other of any material actions, suits, claims or proceedings in connection with the transactions contemplated by the merger agreement commenced or, to the knowledge of Holdings or, as the case may be, iPayment, threatened against iPayment or any of its subsidiaries. The parties have also agreed, subject to identified exceptions, to notify each other of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any conditions to completing the merger not to be satisfied, as discussed in “— Conditions to Completing the Merger.”

REASONABLE BEST EFFORTS; APPROVALS AND CONSENTS; COOPERATION

iPayment, Holdings and MergerCo have agreed to cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, in the case of iPayment, consistent with the fiduciary duties of the Board of Directors, and assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement in the most expeditious manner, including the satisfaction of the respective conditions set forth in the merger agreement and the completion of the transactions contemplated by the commitment letter. iPayment, Holdings and MergerCo have also agreed that Holdings will be responsible for the negotiation of definitive financing documentation not materially inconsistent with the commitment letter.

iPayment, Holdings and MergerCo have agreed to promptly apply for and use their reasonable best efforts to obtain all consents, approvals, authorizations and clearances of any government entity and third party necessary to complete the merger. The parties have also agreed to provide any information and communications requested by governmental entities and to assist and cooperate with one another to obtain any necessary permits or clearances of governmental entities and to prepare any document or other information required by such governmental entities including filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission the Notification and Report Form required under the HSR Act.

PUBLIC ANNOUNCEMENTS

The parties have agreed to the extent reasonably practicable to consult with one another before issuing any press releases or otherwise making public statements regarding the merger.

INDEMNIFICATION AND INSURANCE

The merger agreement provides that iPayment, as the surviving corporation, will maintain all indemnification rights now existing in favor of any individual who at or prior to the effective time of the merger was a director, officer employee or agent of iPayment or any of its subsidiaries or who, at the request of iPayment or any of its subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, for a period of not less than six years from the effective time of the merger. All rights to indemnification with respect to any claims asserted within such six year period will continue until final disposition of such claims. From and after the effective time of the merger, iPayment, as the surviving corporation, will indemnify and advance expenses to all such individuals with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of iPayment or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of iPayment or any of its subsidiaries, occurring prior to the effective time of the merger, including the execution of, and the transactions contemplated by, the merger agreement. iPayment, as the surviving corporation, will pay all reasonable expenses, including attorneys’ fees, that may be incurred by those persons who are indemnified, however, any person whose expenses are paid by iPayment pursuant to the indemnification provision of the merger agreement will repay such expenses to the extent a court of competent jurisdiction pursuant to a final and non-appealable decision finds that such person is not entitled to indemnification and applicable Delaware law does not permit such indemnification.

The merger agreement further provides that for a period of at least six years after the effective time of the merger, iPayment, as the surviving corporation, will purchase and maintain “run-off” coverage as provided (1) by iPayment’s directors’ and officers’ liability insurance policies and (2) by iPayment’s fiduciary and employee liability policies, in each case covering those persons with respect to events occurring before or as of the effective time of the merger provided, however, that (a) in no event will iPayment, as the surviving entity, be obligated to expend in order to obtain or maintain insurance coverage pursuant to the merger agreement any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by iPayment in 2005 (on an annualized basis) for such purpose, and (b) if equivalent coverage cannot be obtained, or can be obtained only be paying an annual premium in excess of that described in (a) above, iPayment, as the surviving corporation, will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to that described in (a) above.

DEFENSE OF LITIGATION; ACQUISITION OF SHARES; KNOWLEDGE OF BREACH

The merger agreement provides that each party has agreed to vigorously defend against, and to cooperate with the other parties in the defense of, all actions, suits or proceedings concerning the transactions contemplated by the merger agreement.

The merger agreement also provides that, prior to closing, neither Holdings nor its affiliates may acquire any beneficial ownership of iPayment’s shares that were not beneficially owned by them as of December 27, 2005, the date of the merger agreement.

Pursuant to the merger agreement, Holdings may not assert any claims against iPayment or its representatives for the failure to consummate the merger by reason of a breach by iPayment of any of its representations or warranties if Holdings had knowledge of the facts or circumstances constituting such breach prior to December 27, 2005, the date of the merger agreement.

CONFIDENTIALITY

Unless otherwise agreed to in writing by iPayment, each of Holdings and MergerCo will, and will cause its affiliates and representatives to, (1) keep all proprietary information of the company, with certain exceptions set forth in the merger agreement, confidential and not to disclose or reveal any such information to any person or entity other than Holdings and MergerCo’s representatives who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know such information for the purpose of consummating the merger and the other transactions contemplated by the merger agreement and to cause those persons or entities to observe such agreement, and (2) not use such proprietary information for any purpose other than in connection with the consummation of the merger and the other transactions contemplated by the merger agreement or in a manner that iPayment has approved, or as otherwise required by law.

CONDITIONS TO COMPLETING THE MERGER

Conditions to the Obligations of Each Party

The obligations of iPayment, Holdings and MergerCo to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the stockholders of iPayment must have adopted the merger agreement pursuant to the requirements of iPayment’s certificate of incorporation, by-laws and applicable law and by a vote of a majority of the shares of iPayment’s common stock outstanding as of the record date of the special meeting other than shares beneficially owned by stockholders who have agreed to contribute such shares to Holdings pursuant to the exchange agreement;

•	the consummation of the merger must not have been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there must not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any governmental entity which prevents the consummation of the merger or has the effect of making the merger illegal;

•	any applicable waiting period, filings or approvals under the HSR Act must have expired, been terminated, been made or obtained;

•	the parties to the merger agreement or any of their respective subsidiaries must have obtained all notices, consents, approvals, permits and authorizations required to be obtained under the merger agreement; and

•	the funding contemplated by the commitment letter must have been received, in the amounts and on the terms and conditions set forth in the commitment letter or upon other terms and conditions which are not materially less favorable in the aggregate to iPayment, as determined by Holdings in its reasonable discretion.

Conditions to the Obligations of Holdings and MergerCo

The obligations of Holdings and MergerCo to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	iPayment must have performed in all material respects its covenants and obligations under the merger agreement required to be performed by it prior to the closing of the merger; and

•	the representations and warranties of iPayment in the merger agreement, disregarding all qualifications relating to materiality or “company material adverse effect” (as defined above in “— Representations and Warranties”), must be true and correct at and as of the effective time and the day on which the merger closes (except representations and warranties made as of a specified date, which must be true and correct only as of the specified date); provided, that this condition will only be deemed to not have been satisfied if the failure of any such representation(s) and warrant(ies) to be so true and correct would reasonably be expected to constitute, individually or in the aggregate, a company material adverse effect.

Conditions to the Obligations of iPayment

The obligation of iPayment to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Holdings and MergerCo must have performed in all material respects its covenants and obligations under the merger agreement required to be performed by it on or prior to the closing of the merger; and

•	the representations and warranties of Holdings and MergerCo in the merger agreement disregarding all qualifications relating to materiality or “Holdings or MergerCo material adverse effect” (as defined below), must be true and correct at and as of the effective time of the merger and the date on which the merger closes (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that this condition will only be deemed to not have been satisfied if the failure of any such representation(s) and warrant(ies) to be so true and correct would reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on Holdings or MergerCo.

Under the merger agreement, a “Holdings or MergerCo material adverse effect” is defined as any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate would, or would reasonably be expected to, prevent or materially delay the performance by Holdings of its obligations under merger agreement or the consummation by Holdings of the transactions contemplated by the merger agreement on a timely basis.

TERMINATION

iPayment, Holdings and MergerCo may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the stockholders of iPayment have adopted the merger agreement, upon mutual written consent.

Either iPayment or Holdings may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the stockholders of iPayment have adopted the merger agreement:

•	if the merger has not occurred on or prior to (1) May 31, 2006 if this proxy statement is first mailed to iPayment’s stockholders on or prior to March 15, 2006 or (2) 75 calendar days after the date this proxy statement is first mailed to iPayment’s stockholders if so mailed after March 15, 2006 and prior to May 31, 2006 but in no event later than August 15, 2006, provided, however, the right to terminate the merger agreement pursuant to this provision is not available to any party whose action or failure to fulfill any covenant, agreement or obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to be consummated by such date;

•	if any court or other governmental entity issues, enacts, enters, promulgates or enforces any law, order, judgment, decree, injunction or ruling or takes any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the merger and such law, order, judgment, decree, injunction, ruling or other action will have become final and nonappealable, provided that the party seeking to terminate for this reason must have used its commercially reasonable efforts to challenge such action; or

•	if the stockholders of iPayment fail to adopt the merger agreement pursuant to the requirements of iPayment’s certificate of incorporation, by-laws and applicable law or a majority of the shares of iPayment’s common stock outstanding as of the record date of the special meeting other than shares owned by stockholders who have agreed to contribute such shares to Holdings pursuant to the exchange agreement do not vote to adopt the merger agreement.

iPayment may terminate the merger agreement if:

•	iPayment receives a superior proposal (1) that the Board of Directors or any committee thereof approves or recommends, or proposes to approve or recommend or (2) relating to which the Board of Directors or any committee thereof causes iPayment or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement (other than a typical confidentiality agreement), in each case provided that iPayment has complied with its general obligations limiting its consideration of alternative acquisition proposals as set forth above in “— Limitation On Considering Other Acquisition Proposals” and prior to or contemporaneously with such termination iPayment pays the termination fee set forth below in “— Termination Fee; Expense Reimbursement;” or

•	any of the representations or warranties of Holdings or MergerCo in the merger agreement fail to be true and correct, or Holdings or MergerCo breaches any of its covenants or other agreements in the merger agreement, and, in each case, the failure or breach would (1) cause a closing condition of the merger agreement not to be satisfied and (2) be incurable or, if curable, is not cured within 30 days following Holdings or MergerCo’s receipt of written notice of the breach from iPayment; provided that this right of termination will not be available to iPayment if it is in material breach of the merger agreement; or

•	Holdings fails to exercise its right to call a special meeting described above in “— Limitation On Considering Other Acquisition Proposals” within the designated time period and prior to or contemporaneously with such termination iPayment pays the termination fee described below in “— Termination Fee; Expense Reimbursement.”

Holdings may terminate the merger agreement if:

•	any of the representations or warranties of iPayment in the merger agreement fail to be true and correct, or iPayment breaches any of its covenants or other agreements in the merger agreement, and, in each case, the failure or breach would (1) cause a closing condition of the merger agreement not to be satisfied and (2) be incurable or, if curable, is not cured within 30 days following iPayment’s receipt of written notice of the breach from Holdings; provided that this right of termination will not be available to Holdings if it or MergerCo is in material breach of the merger agreement;

•	the Board of Directors withdraws, amends or modifies, in a way that is adverse to Holdings, the approval, adoption or recommendation, as the case may be, of the merger or the merger agreement and Holdings has not exercised its right to call a special meeting as set forth above in “— Limitation On Considering Other Acquisition Proposals;” or

•	the Board of Directors recommends an alternative acquisition proposal to iPayment’s stockholders.

In the event of termination by Holdings or iPayment, written notice will be given to the other party specifying the provision of the merger agreement pursuant to which such termination is made. If the merger agreement is terminated, then it will be void and have no effect, and except as otherwise provided, there will be no liability on the part of Holdings, MergerCo or iPayment and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to liability for fraud or any breach of the merger agreement.

TERMINATION FEE; EXPENSE REIMBURSEMENT

iPayment has agreed to pay Holdings a termination fee in the amount of $15.0 million as follows:

•	prior to or contemporaneously with such termination:

•	if the merger agreement is terminated by iPayment because iPayment receives a superior proposal (1) that the Board of Directors or any committee thereof approves or recommends, or proposes to approve or recommend or (2) relating to which the Board of Directors or any committee thereof causes iPayment or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement (other than a typical confidentiality agreement), in each case provided that iPayment has complied with its general obligations limiting its consideration of alternative acquisition proposals as set forth above in “— Limitation On Considering Other Acquisition Proposals;” or

•	if the merger agreement is terminated by iPayment because Holdings fails to exercise its right to call a special meeting set forth above in “— Limitation On Considering Other Acquisition Proposals” within the designated time period after the Board of Directors withdraws, modifies or amends in a manner adverse to Holdings, its approval, adoption or recommendation, as the case may be, of the merger, or the merger agreement; or

•	promptly after such termination:

•	if the merger agreement is terminated by Holdings because the Board of Directors withdraws, modifies or amends in a manner adverse to Holdings, its approval, adoption or recommendation, as the case may be, of the merger, or the merger agreement so long as Holdings has not exercised its right to call a special meeting set forth above in “— Limitation On Considering Other Acquisition Proposals” within the designated time period; or

•	by Holdings because the Board of Directors recommends an alternative acquisition proposal to iPayment’s stockholders; or

•	upon the consummation of the referenced transaction:

•	either iPayment or Holdings terminates the merger agreement (1) following either (A) the withdrawal, amendment or modification of the Board of Directors’ recommendation of the merger or the merger agreement in a way that is adverse to Holdings or (B) a public announcement of an alternative acquisition proposal made in good faith by a third party at a price per share in excess of $43.50 and (2) prior to the twelve month anniversary of such termination, iPayment either (A) enters into a written agreement, arrangement or understanding with respect to a transaction or series of related transactions pursuant to an alternative acquisition proposal with a person or entity that made such public announcement or any other person or entity, or (B) effects a material recapitalization, as defined below; or

•	if the merger agreement is terminated by Holdings because (1) iPayment breaches certain of its covenants in the merger agreement, and the breach would (A) cause a closing condition of the merger agreement not to be satisfied and (B) be incurable or, if curable, is not cured within 30 days following iPayment’s receipt of written notice of the breach from Holdings, and (2) prior to the twelve month anniversary of such termination, iPayment either (A) enters into a written agreement, arrangement or understanding with respect to a transaction or series of related transactions pursuant to an alternative acquisition proposal with a person or entity that made such public announcement or any other person or entity, or (B) effects a material recapitalization, as defined below.

In the merger agreement, the term material capitalization means any incurrence of indebtedness by iPayment or any of its subsidiaries and related (1) purchase or series of related purchases within a six month period by iPayment or any of its subsidiaries of 40% or more in aggregate of any class of equity securities of iPayment or (2) payment of a dividend or series of dividends within a six month period in an aggregate amount of 40% or more of iPayment’s then-current market capitalization.

iPayment has agreed to pay Holdings and its affiliates’ reasonable out-of-pocket expenses incurred in connection with the merger and the transactions contemplated thereby up to a maximum of $3.0 million if the merger agreement is terminated:

•	by iPayment because iPayment receives a superior proposal (1) that the Board of Directors or any committee thereof approves or recommends, or proposes to approve or recommend or (2) relating to which, the Board of Directors or any committee thereof causes iPayment or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement (other than a typical confidentiality agreement), in each case provided that iPayment has complied with its general obligations limiting its consideration of alternative acquisition proposals as set forth above in “— Limitation On Considering Other Acquisition Proposals;”;

•	by iPayment because Holdings fails to exercise its right to call a special meeting set forth above in “— Limitation On Considering Other Acquisition Proposals” within the designated time period after the Board of Directors withdraws, modifies or amends in a manner adverse to Holdings, its approval, adoption or recommendation, as the case may be, of the merger, or the merger agreement;

•	by either party because (1) the Board of Directors withdraws, amends or modifies in a way that is adverse to Holdings, its approval adoption or recommendation of the merger or the merger agreement and (2) the requisite iPayment stockholder approval was not obtained by reason of the failure to obtain the requisite vote at a duly held special meeting or at any adjournment or postponement thereof;

•	by Holdings because any of the representations or warranties of iPayment in the merger agreement fail to be true and correct, or iPayment breaches its covenants or other agreements in the merger agreement, and the failure or breach would (1) cause a closing condition of the merger agreement not to be satisfied and (2) be incurable or, if curable, is not cured within 30 days following iPayment’s receipt of written notice of the breach from Holdings;

•	by Holdings because the Board of Directors withdraws, modifies or amends in a manner adverse to Holdings, its approval, adoption or recommendation, as the case may be, of the merger, or the merger agreement so long as Holdings has not exercised its right to call a special meeting set forth above in “— Limitation On Considering Other Acquisition Proposals;” or

•	by Holdings because the Board of Directors recommends an alternative acquisition proposal to iPayment’s stockholders.

In the event that the merger agreement is terminated in accordance with its terms by either iPayment, Holdings or MergerCo and Holdings receives the termination fee described above, Holdings and/or MergerCo may not assert or pursue in any manner, directly or indirectly, any claim or cause of action against iPayment, its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives based in whole or in part upon (1) a breach of any representation, warranty or covenant in the merger agreement or (2) its or their receipt, consideration, recommendation or approval of an alternative acquisition proposal or iPayment’s exercise of its right of termination, except, in the case of each of clause (1) and (2), for any such claim or cause of action based upon a willful breach of the merger agreement.

GUARANTEES

On December 27, 2005, iPayment entered into guarantees with each of Messrs. Daily and Grimstad. Under the guarantees, each of Messrs. Daily and Grimstad, as guarantors, guarantee to iPayment, as the guaranteed party, the due and punctual payment of one-half of any damages payable by Holdings and/or MergerCo under the merger agreement as a result of the breach by Holdings and/or MergerCo of its obligations thereunder. Mr. Daily’s liability under his guarantee is capped at $20 million and Mr. Grimstad’s liability under his guarantee is capped at $10 million.

COMMON STOCK PURCHASE INFORMATION

PURCHASES BY iPAYMENT

iPayment has not made any purchases of its common stock following its initial public offering in May 2003.

PURCHASES BY DIRECTORS AND OFFICERS OF iPAYMENT

Other than as set forth below, there have been no purchases of iPayment’s common stock by any of iPayment’s directors and executive officers since January 1, 2003 other than pursuant to the exercise of employee stock options. On March 9, 2005 and March 10, 2005, Mr. Daily purchased a total of 5,000 shares of iPayment’s common stock at prices per share ranging from $41.25 to $41.63, and at an average price per share of $41.51.

PAST TRANSACTIONS, CONTACTS, NEGOTIATIONS AND AGREEMENTS

None of iPayment, nor any of iPayment’s directors or officers, has engaged in any transaction with respect to iPayment’s common stock within 60 days of the date of this proxy statement. Except as set forth in this proxy statement, none of iPayment, any subsidiary of iPayment, any affiliate of iPayment or any executive officer, director or person controlling iPayment, or any of the Acquiring Parties is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the merger with respect to any securities of iPayment (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this proxy statement, since the second full fiscal year preceding the date of this proxy statement, no contacts or negotiations concerning a merger, consolidation, or acquisition, tender offer for or other acquisition of any securities of iPayment, an election of directors of iPayment, or a sale or other transfer of a material amount of assets of iPayment, has been entered into or has occurred between any affiliates of iPayment or between iPayment or any of its affiliates and any unaffiliated person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of iPayment’s common stock as of March 29, 2006 by (1) all those known by iPayment to be beneficial owners of more than 5% of its common stock; (2) each director; (3) each executive officer; and (4) all executive officers and directors of iPayment as a group. The information with respect to each director and executive officer of the company has been supplied by that individual. The address of each of the directors and executive officers is c/o iPayment, Inc., 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.

		Shares
		Beneficially	Percent of
Name	Position	Owned	Class

Gregory S. Daily(1)	Chairman and Chief Executive Officer	1,972,739	11.1%
Carl A. Grimstad(2)	President	1,293,704	7.3
Clay M. Whitson(3)	Director and Chief Financial Officer	453,699	2.5
Robert S. Torino(4)	Executive Vice President	306,324	1.7
Afshin M. Yazdian(5)	Executive Vice President, Corporate Secretary and General Counsel	144,667	*
J. Donald McLemore, Jr.(6)	Director	13,881	*
Jennie Carter Thomas(6)	Director	13,881	*
David M. Wilds(7)	Director	101,804	*
Directors and executive officers as a group		4,300,699	23.6%

*	Less than 1%.

(1)	Consists of 1,925,294 shares held by Mr. Daily and 47,445 shares held by the Daily Family Foundation.

(2)	Consists of 1,243,704 shares and options to purchase 50,000 shares.

(3)	Consists of 214,889 shares and options to purchase 238,810 shares.

(4)	Consists of 286,324 shares and options to purchase 20,000 shares.

(5)	Consists of 16,500 shares and options to purchase 128,167 shares.

(6)	Consists of options to purchase 13,881 shares.

(7)	Consists of 49,519 shares held by Mr. Wilds, 29,150 shares held by iPayment Lenders I, and options to purchase 23,135 shares. Mr. Wilds manages the investments of iPayment Lenders I and has shared voting and investment power with respect to all shares held by iPayment Lenders I. Mr. Wilds disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in iPayment Lenders.

The above table is based on 17,737,162 shares outstanding as of March 29, 2005. There are currently no known beneficial owners of five percent or more of iPayment’s common stock, other than those listed in the table above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

iPayment financial statements for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement. Representatives of Ernst & Young LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

FUTURE STOCKHOLDER MEETINGS AND PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of iPayment. However, if the merger is not completed, iPayment’s stockholders will continue to be entitled to attend and participate in iPayment’s stockholders’ meetings. Rule 14a-8 promulgated under the Exchange Act requires that iPayment include certain stockholder proposals in its proxy statement for an annual stockholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholder proposals should have been received by January 4, 2006 to be considered for inclusion in iPayment’s proxy statement relating to the next annual stockholders meeting (which will be held only if the merger is not completed). Stockholders who did not present a proposal for inclusion in the proxy statement but who still intend to submit the proposal at the 2006 annual meeting, if held, or at the special meeting, and stockholders who intend to submit nominations for directors at the 2006 annual meeting, if held, must notify the secretary of the company in accordance with the company’s certificate of incorporation and by-laws. The company’s certificate of incorporation provides that a proposal or nomination may be made by a stockholder in writing, delivered or mailed to the secretary of the company, iPayment, Inc., 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, not less than 45 days nor more than 60 days prior to the meeting, except that if the company provides less than 55 days notice or prior public disclosure of the meeting, then the company must receive the stockholder proposal or nomination not later than the close of business on the tenth day following the day on which the company mailed or publicly disclosed notice of the meeting, whichever first occurs. The stockholder proposal or nomination must set forth, as applicable, a description of each item of business proposed and the reasons for conducting the business, all information regarding each proposed nominee that would be required in a proxy statement soliciting proxies for the proposed nominee (including the person’s written consent to serve as a director if elected) and specified information about the stockholder submitting the proposal or nomination. If the Chairman of the meeting determines that a proposal or nomination was not made in accordance with the proper procedures, the proposal or nomination will be disregarded.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

iPayment files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a “going private” transaction, iPayment, Holdings, MergerCo, Gregory S. Daily and Carl A. Grimstad have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about iPayment. Exhibits (c)(1) through (c)(5) of the Schedule 13E-3 will be made available for inspection and copying at iPayment’s executive offices during regular business hours by any iPayment stockholder or a representative of a stockholder as so designated in writing. iPayment has not made any provision to grant stockholders access to its corporate files or to obtain counsel or appraisal services for the stockholders at iPayment’s expense.

iPayment’s stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by iPayment at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the SEC’s regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this web site at www.sec.gov.

Lazard’ opinion is attached to this proxy statement as Appendix B. Lazard’ opinion is also available for inspection and copying by iPayment’s stockholders (or a representative so designated in writing) at our principal offices at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215 during regular business hours.

INCORPORATION BY REFERENCE

The SEC allows iPayment to “incorporate by reference” information into this proxy statement. This means that iPayment can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference and the information that iPayment later files with the SEC may update and supersede the information incorporated by reference and the information in this proxy statement. iPayment incorporates by reference into this proxy statement its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed by it with the SEC under the Exchange Act.

iPayment also incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting and will amend the Schedule 13E-3 upon the filing of such documents to the extent necessary to comply with iPayment’s disclosure obligations under applicable law.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

Stockholders should not rely on information other than that contained in this proxy statement (including its appendices). iPayment has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [          ], 2006. Unless explicitly stated otherwise, the information contained in iPayment’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference in this proxy statement, is as of February 24, 2006, the date of filing with the SEC of the Form 10-K. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement should not create any implication to the contrary. iPAYMENT HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO iPAYMENT, ITS SUBSIDIARIES AND THEIR RESPECTIVE DIRECTORS, OFFICERS AND AFFILIATES. HOLDINGS HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO HOLDINGS, MERGERCO, GREGORY S. DAILY AND CARL A. GRIMSTAD (OTHER SOLELY IN THEIR RESPECTIVE CAPACITIES AS DIRECTORS AND OFFICERS OF iPAYMENT), AND THE OTHER PROSPECTIVE STOCKHOLDERS OF HOLDINGS.

No provisions have been made in connection with the merger to grant stockholders access to iPayment’s corporate files or the corporate files of Holdings or MergerCo, or to obtain counsel or appraisal services for stockholders at iPayment’s expense or the expense of Holdings, MergerCo, Gregory S. Daily or Carl A. Grimstad.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
iPAYMENT HOLDINGS, INC.,
iPAYMENT MERGERCO, INC.
AND
iPAYMENT, INC.
Dated as of December 27, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of December 27, 2005 (as amended, modified or supplemented from time to time, this “Agreement”), among iPAYMENT HOLDINGS, INC., a corporation organized under the laws of Delaware (“Parent”), iPAYMENT MERGERCO, INC., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Parent (“MergerCo”), and iPAYMENT, INC., a corporation organized under the laws of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Parent, MergerCo and the Company have approved the merger of MergerCo with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (each a ‘Share” and, collectively, the “Shares”) (other than Excluded Shares) will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the limitations and conditions of this Agreement;

WHEREAS, the board of directors of the Company (the “Board”), based on the recommendation of a special committee of the Board has recommended that the Company’s stockholders approve and adopt this Agreement and the Merger; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acquisition Proposal” shall mean any inquiry, offer or proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally), from any Person to acquire, in a single transaction or series of transactions, by merger, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise (i) at least 20% of any class of equity securities of the Company or one or more of its Subsidiaries which in the aggregate constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (ii) assets of the Company and/or one or more of its Subsidiaries which in the aggregate constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Whenever the term “Acquisition Proposal” is used in Section 8.1(c), each reference in this definition to 20% shall be deemed to be 50.01%.

“Adjustment Amount” shall mean $0.0085 multiplied by the number of days, if any, from and after the twentieth (20th) calendar day after satisfaction of the conditions precedent set forth in Section 6.1(a)-(c) through and including the Closing Date.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Board” shall have the meaning set forth in the third recital hereto.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Capital Structure Date” shall have the meaning set forth in Section 3.3.

“Cash Payment” shall have the meaning set forth in Section 2.9(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Certificates” shall have the meaning set forth in Section 2.5(a).

“Closing” shall have the meaning set forth in Section 2.11.

“Closing Date” shall have the meaning set forth in Section 2.11.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Filings” shall have the meaning set forth in Section 3.5(a).

“Commitment Letter” shall have the meaning set forth in Section 4.5.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Board Recommendation” shall have the meaning set forth in Section 5.3(a).

“Company Disclosure Letter” shall have the meaning set forth in Section 3.

“Company Intellectual Property” shall have the meaning set forth in Section 3.12.

“Company Material Adverse Effect” shall mean any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate (a) would, or would reasonably be expected to, prevent or materially delay the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated hereby on a timely basis or (b) is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than, in the case of this clause (b), any event circumstance, state of facts, change or development resulting from (i) changes in general economic or political conditions or the securities markets (including any such change caused by any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but excluding any such changes to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole), (ii) the announcement of the transactions contemplated by this Agreement or other communication by Parent or MergerCo of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (iii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, MergerCo or the Company taken pursuant to this

Agreement, (iv) any change in the market price or trading volume of the Shares or any failure by the Company to meet any revenue or earnings predictions released by the Company or provided to Parent or MergerCo or the revenue or earnings predictions of equity analysts (it being agreed that the events, circumstances, state of facts, changes or developments giving rise or contributing to any such change or failure may constitute or give rise to a Company Material Adverse Effect), (v) the failure of the Shares to be quoted on Nasdaq, or (vi) the existence of any stockholder class action, derivative or similar litigation arising from allegations of breach of fiduciary duty relating to this Agreement.

“Company Property” shall have the meaning set forth in Section 3.16(b).

“Consents” shall have the meaning set forth in Section 5.7(a).

“Contracts” shall have the meaning set forth in Section 3.15.

“DGCL” shall have the meaning set forth in the first recital hereto.

“Dissenting Shares” shall mean Shares that are owned by Dissenting Stockholders.

“Dissenting Stockholders” shall mean stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Employee Benefit Plans” shall have the meaning set forth in Section 3.9.

“Environmental Law” shall have the meaning set forth in Section 3.16(b).

“ERISA” shall have the meaning set forth in Section 3.9.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” shall have the meaning set forth in Section 4.10.

“Excluded Share” shall have the meaning set forth in Section 2.5(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean any of the following (a) U.S. and non-U.S. patents, and applications for either, (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights and mask works, and applications for registration of either, (d) internet domain names, trade names and trade dress and (e) trade secrets and proprietary information not otherwise listed in (a) through (d) above.

“Material Contracts” shall have the meaning set forth in Section 3.15.

“Material Recapitalization” shall mean any incurrence of indebtedness by the Company or any of its Subsidiaries and related (a) purchase or series of related purchases within a six (6) month period by the

Company or any of its Subsidiaries of 40% or more in aggregate of any class of equity securities of the Company or (b) payment of a dividend or series of dividends within a six (6) month period in an aggregate amount of 40% or more of the Company’s then-current market capitalization.

“Merger” shall have the meaning set forth in the first recital hereto.

“Merger Consideration” shall mean $43.50, plus, to the extent applicable, the Adjustment Amount, per share, in cash (without interest).

“MergerCo” shall have the meaning set forth in the preamble hereto.

“Nasdaq” shall mean the Nasdaq National Market.

“Options” shall have the meaning set forth in Section 2.9(a).

“Other Filings” shall have the meaning set forth in Section 3.13.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent or MergerCo Material Adverse Effect” shall mean any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate would, or would reasonably be expected to, prevent or materially delay the performance by Parent and/or MergerCo of their obligations under this Agreement or the consummation by Parent and/or MergerCo of the transactions contemplated hereby on a timely basis.

“Paying Agent” shall have the meaning set forth in Section 2.6(a).

“Payment Fund” shall have the meaning set forth in Section 2.7.

“Permits” shall have the meaning set forth in Section 3.7(b).

“Permitted Investments” shall have the meaning set forth in Section 2.7.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Proprietary Information” means all information about the Company furnished by the Company or its representatives, whether furnished before or after the date of this Agreement, whether oral or written, and regardless of the manner in which it was furnished, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent, MergerCo or any of their representatives, (ii) was available to Parent and MergerCo or any of its Affiliates on a nonconfidential basis prior to its disclosure by the Company or any of the Company’s representatives or (iii) becomes available to Parent and MergerCo on a nonconfidential basis from a Person other than the Company or any Company representative who is not known to Parent and MergerCo to be otherwise bound by a confidentiality agreement with the Company or any of the Company’s representatives.

“Proxy Statement” shall have the meaning set forth in Section 5.4(a).

“Returns” shall have the meaning set forth in Section 3.11(a).

“Rights Agreement” shall mean that certain Rights Agreement, dated as of May 12, 2003, between the Company and Wachovia Bank, N.A., as amended as of November 28, 2005 and as of the date hereof.

“Rollover Stockholders” means those Persons specified by Parent to the Company prior to the date of this Agreement (with such subsequent changes as are acceptable to the Company) that have agreed to contribute some or all of the Shares beneficially owned by them to Parent.

“Schedule 13E-3” shall have the meaning set forth in Section 5.4(a).

“Special Meeting” shall have the meaning set forth in Section 5.4(c).

“Stock Plans” shall have the meaning set forth in Section 2.9(a).

“Subsidiary”, with respect to any Person, shall mean any other Person which is consolidated with such Person for financial reporting purposes.

“Superior Proposal” shall mean an Acquisition Proposal made by a third-party in respect of a transaction involving the acquisition of (i) a majority of the voting power of the Company’s capital stock or (ii) a majority of the consolidated assets of the Company and its subsidiaries, which such Acquisition Proposal the Board, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the stockholders of the Company (in their capacity as such) than the transactions contemplated hereby (taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity of the Person making such proposal).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Taxes” shall have the meaning set forth in Section 3.11(a).

“Termination Date” shall have the meaning set forth in Section 7.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.1(b).

Section 1.2  Construction.  In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules, the preamble and recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) references to this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.3  Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4  Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company”, it shall mean the current, actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent”, it shall mean the current, actual knowledge of Gregory S. Daily or Carl A. Grimstad.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the

Merger, except as set forth in Article II. From and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b) On the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.2  Certificate of Incorporation of the Surviving Corporation.  The certificate of incorporation of the Company shall be amended in connection with the consummation of the Merger to read in its entirety the same as the certificate of incorporation of MergerCo in effect immediately prior to the Effective Time (except that the name of the Company shall remain “iPayment, Inc.”), and as so amended, shall be the certificate of incorporation of the Surviving Corporation.

Section 2.3  By-laws of the Surviving Corporation.  The by-laws of the Company shall be amended in connection with the consummation of the Merger to read in their entirety the same as the by-laws of MergerCo in effect immediately prior to the Effective Time (except that all references to the name of the corporation shall be to “iPayment, Inc.”), and, as so amended, shall be the by-laws of the Surviving Corporation.

Section 2.4  Directors and Officers of the Surviving Corporation.  At the Effective Time, the directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified, or until their earlier death, resignation or removal, or as otherwise provided by law. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law.

Section 2.5  Conversion of Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Shares:

(a) Merger Consideration.  Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any direct or indirect Subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company and (iii) Dissenting Shares (each of the Shares described in (i), (ii) and (iii), an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive the Merger Consideration. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Share (other than any Excluded Share) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to Section 262 of the DGCL.

(b) Excluded Shares.  Each Excluded Share referred to in clause 2.5(a)(i) or 2.5(a)(ii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) MergerCo.  At the Effective Time, each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.6  Paying Agent; Surrender of Certificates; Payment.  (a) Prior to the Effective Time, the Company shall designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Section 2.5(a). Prior to the Effective Time, the Company shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to Parent. As soon as practicable after the Effective Time, the Surviving

Corporation shall cause the Paying Agent to mail and/or make available to each holder of a Certificate which, prior to the Effective Time, represented Shares or any portion of a Share (other than Excluded Shares), a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificate or Certificates in exchange for the aggregate Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall, pursuant to irrevocable instructions from the Company, promptly pay to the Person entitled thereto the product of the Merger Consideration and the number of Shares and any portion of a Share represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the aggregate Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

(b) If the aggregate Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.

(d) No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal.

(e) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares.

Section 2.7  Payment Fund.  Immediately after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars necessary to make the payments contemplated by Section 2.5(a) to the holders of Shares other than Excluded Shares (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation (i) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”) or (ii) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. The Payment Fund shall not be used for any purpose other than making the payments contemplated by Section 2.5(a) and Section 2.6(a). Promptly following the date which is one year after the

Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the aggregate Merger Consideration deliverable in respect thereof pursuant to this Article II, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration with respect to such Shares delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Section 2.8  No Further Rights of Transfers.  From and after the Effective Time, each holder of Shares shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable law and except for, in the case of a holder of a Certificate (other than Certificates representing Shares to be canceled pursuant to Section 2.5(b)), the right to surrender his or her Certificate in exchange for payment of the applicable aggregate Merger Consideration (subject to abandoned property, escheat and similar laws), and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for the Merger Consideration as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

Section 2.9  Stock Options and Restricted Stock.  (a) At the Effective Time, each outstanding stock option and other right to purchase Shares (each, an “Option” and, collectively, the “Options”) heretofore granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), whether or not then vested or exercisable shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (the “Cash Payment”) from the Surviving Corporation, at the Effective Time, equal to the product of (i) the total number of Shares subject to such Option, whether or not then vested or exercisable and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share subject to such Option; each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. The Company shall terminate, as of the Effective Time, the Stock Plans and amend, as of the Effective Time, the provisions of any other Employee Benefit Plans providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company.

(b) Immediately prior to the Effective Time, each Share in the form of restricted stock outstanding under the Stock Plans shall become, subject to applicable securities laws, fully and immediately transferable and the restrictions thereon shall lapse.

Section 2.10  Section 16 Matters.  Prior to the Effective Time, the Company and Parent shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.11  Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

Section 2.12  Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.  The Company hereby represents and warrants to Parent and MergerCo, except as set forth in (a) the disclosure letter delivered by the Company to Parent upon or prior to entering into this Agreement (the “Company Disclosure Letter”), or (b) the Commission Filings, as follows:

Section 3.1  Due Organization, Good Standing and Corporate Power.  Each of the Company and its Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and each such Person has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and the Company’s by-laws and the comparable governing documents of each of its Subsidiaries, in each case, as amended and in full force and effect as of the date of this Agreement.

Section 3.2  Authorization; Noncontravention.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the stockholders of the Company as required by the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, in each case, as required by the DGCL, the adoption of this Agreement by the stockholders of the Company and the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and MergerCo, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws or other equivalent charter documents, as applicable, of the Company or any of its Subsidiaries, in each case, as amended to the date of this Agreement, (b) conflict with or result in a breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that for purposes of the foregoing, the definition of “Company Material Adverse Effect” shall be deemed not to include clause (b)(iii) thereof.

Section 3.3  Capitalization.  The authorized capital stock of the Company consists of (a) 180,000,000 Shares and (b) 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on December 23, 2005 (the “Capital Structure Date”) (i) 17,725,181 Shares were issued and outstanding, (ii) no shares of the preferred stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, (iv) 1,345,594 Shares were reserved for issuance upon exercise of outstanding Options granted under the Stock Plans and (v) 200,000 shares of Series A participating preferred stock were reserved for issuance pursuant to the Rights Agreement. Section 3.3 of the Company Disclosure Letter sets forth a list of the Company’s outstanding Options, including the exercise prices of all such Options. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company are owned directly or indirectly by the Company. Except as set forth in this Section 3.3, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than Shares described in clause (iv) of the second sentence of this Section 3.3 that have been issued upon the exercise of outstanding Options granted under the Stock Plans. Except as described in this Section, the Company is not party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company.

Section 3.4  Consents and Approvals.  Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of or to any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover laws, (b) the filing of the Certificate of Merger, (c) applicable requirements of Nasdaq, (d) the adoption and approval of this Agreement and the Merger by the stockholders of the Company in accordance with the requirements of the DGCL and (d) any other Consents which, if not made or obtained, would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that for purposes of the foregoing, the definition of “Company Material Adverse Effect” shall be deemed not to include clause (b)(iii) thereof.

Section 3.5  Company Reports and Financial Statements.  (a) Since January 1, 2004, the Company has filed all forms, reports, schedules, statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements and other documents, in each case, as amended, being hereinafter referred to as the “Commission Filings”), and, as of their respective dates, the Commission Filings complied as to form in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder.

(b) Each of the consolidated financial statements of the Company contained in the Commission Filings has been prepared in accordance with GAAP (except (i) as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and presents fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustment).

(c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Commission Filings filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be set forth in the Company’s consolidated balance sheet under GAAP, other than liabilities incurred in the ordinary course of business since September 30, 2005 or which would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6  Absence of Certain Changes.  Since September 30, 2005, (a) the businesses of the Company and each of its Subsidiaries have been conducted in all material respects in the ordinary course, other than actions contemplated by this Agreement, (b) neither the Company nor any of its Subsidiaries have materially increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (c) there has been no repurchase, redemption or other acquisition by the Company of any of its capital stock, (d) there has been no change by the Company in accounting principles, practices or methods except as required by law or GAAP and (e) there has not been a Company Material Adverse Effect.

Section 3.7  Compliance with Laws.  (a) The operations of the Company and its Subsidiaries are not being conducted in violation of any law, rule, regulation or order of any Governmental Entity applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or effected, except for violations that would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted, except to the extent that any such failure to hold Permits or any such default would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Litigation.  There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9  Employee Benefit Plans.  (a) The Company has delivered to Parent complete and correct copies of (i) each material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements maintained, or contributed to, by the Company and/or any of its Subsidiaries as of the date of this Agreement and (ii) all individual employment, retention, termination, severance or other similar contracts or agreements pursuant to which the Company and/or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or consultant of the Company (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above, “Employee Benefit Plans”). Each Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms, except as would not reasonably be expected to constitute a Company Material Adverse Effect. Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service and is awaiting a response, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service. To the Knowledge of the Company, no event has occurred and no condition exists which would result in the revocation of any such determination. The representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of the Company concerning employee benefit plans.

(b) Except as set forth on Section 3.9(b)(i) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company is a party covering any executive officer of the Company, which would give rise to the payment of any amount, including, without limitation, by way of accelerated vesting, that would not be deductible pursuant to Section 280G of the Code as a result of or in connection with the entering into, or the consummation of the transactions contemplated by, this Agreement. Except as set forth on Section 3.9(b)(ii) of the Company Disclosure Letter and as provided for under this Agreement, the entering into, or the stockholder approval or consummation of the transactions contemplated by, this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer or director of the Company or of any of its Subsidiaries.

Section 3.10  Labor Matters.  As of the date of this Agreement, no employee of the Company or any of its Subsidiaries is represented by any union or any collective bargaining agreement. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

Section 3.11  Taxes.  (a) The Company and each of its Subsidiaries have duly and timely filed or caused to be duly and timely filed, all returns, statements, forms and reports for material Taxes (the “Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the date hereof (taking into account any applicable extension of time within which to file). To the Knowledge of the Company, all such Returns were correct and complete in all material respects. “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

(b) All material Taxes and material Tax liabilities of the Company and its Subsidiaries in respect of any taxable period (or portion thereof) ending on the Closing Date have been (or will be) duly and timely paid on or prior to the Effective Date or accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries is presently the subject of or party to any audit, proceeding, claim or suit in respect of material Taxes.

Section 3.12  Intellectual Property.  (a) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use all Intellectual Property (the “Company Intellectual Property”) used in the businesses of the Company and its Subsidiaries as presently conducted except where the failure to so own or have such right would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, the conduct of the Company’s businesses as presently conducted does not infringe upon the rights of any Person in respect of any Intellectual Property, except for such infringements that, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Intellectual Property owned by the Company is being infringed by any Person except for such infringements as would not reasonably be expected to constitute a Company Material Adverse Effect. None of the Company Intellectual Property owned by the Company is subject to any outstanding order by or with any court, tribunal or other Governmental Entity restricting the use or enforceability thereof in a manner which would reasonably be expected to constitute a Company Material Adverse Effect.

Section 3.13  Information.  None of the information contained or incorporated by reference in (i) the Proxy Statement or (ii) any other document filed or to be filed with the Commission in connection with the transactions contemplated by this Agreement, including, without limitation, the Schedule 13E-3 (the “Other Filings”) will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to stockholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished in writing by Parent or MergerCo specifically for inclusion therein. The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by the Company with respect to information supplied by Parent or MergerCo in writing specifically for inclusion in the Proxy Statement.

Section 3.14  Broker’s or Finder’s Fee.  Except for the fees of Lazard Frères & Co. LLC (whose fees and expenses shall be paid by the Company in accordance with the Company’s agreement with such firm), no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Lazard Frères & Co. LLC pursuant to which such firm would be entitled to any payment relating to any of the transactions contemplated hereby.

Section 3.15  Certain Contracts and Arrangements.  As of the date hereof, other than those Contracts that are filed as exhibits to the Commission Filings filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any written contracts, agreements or instruments (“Contracts”) that are required to be filed as an exhibit to a Commission Filing (collectively, the “Material Contracts”). Except as would not reasonably be expected to constitute, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any Contract.

Section 3.16  Environmental Laws and Regulations.  (a) Except as would not reasonably be expected to constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Permits required of them under such Environmental Laws and (ii) there are no claims pending, or threatened in writing, against the Company or its Subsidiaries or any Company Property under any Environmental Law.

(b) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Company Property” shall mean any real property and improvements owned, leased or operated by the Company or its Subsidiaries as of the date of this Agreement, and (ii) “Environmental Law” shall mean any law, order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic under such law, order or other requirement of law.

(c) The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

Section 3.17  Opinion of Financial Advisor.  The Company has received the oral opinion of Lazard Frères & Co. LLC, to be confirmed in a written opinion, a signed copy of which shall be delivered to Parent, to the effect that, as of the date of this Agreement and based upon and subject to the matters stated in such opinion, the consideration to be received in the Merger by the holders of Shares, other than Parent, its Subsidiaries and Affiliates, is fair to such holders from a financial point of view.

Section 3.18  Board Approval.  The Board, at a meeting duly called and held, has (a) duly and validly approved and taken all corporate action required to be taken by the Board to authorize this Agreement and the consummation of the transactions contemplated hereby, (b) resolved that the transactions contemplated by this Agreement are advisable and in the best interests of the stockholders of the Company and that the consideration to be paid for each Share in connection with the Merger is fair to the holders of the Shares and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and each of the transactions contemplated hereby, and none of the aforesaid actions by the Board has been amended, rescinded or modified. Assuming none of the Persons set forth on Annex A to the Resolutions of the Special Committee of the Board, dated November 11, 2005, as supplemented from time to time pursuant to such resolutions (the “Approved Person List”), was, individually or acting together with any other Persons, prior to the date such Person or Persons were first included on the Approved Person List, an “interested stockholder” (as defined in Section 203 of the DGCL), the Board has taken all necessary action to render the restrictions in Section 203 of the DGCL inapplicable to this Agreement, the transactions contemplated by this Agreement and Parent, MergerCo, the Persons listed on Annex A or Annex B of the Exchange Agreement and any other stockholders and prospective stockholders thereof who are on the Approved Person List.

Section 3.19  Rights Agreement.  The Company has delivered to Parent a true and complete copy of the Rights Agreement as in effect on the date of this Agreement. MergerCo and its direct stockholder and its indirect stockholders referenced in Annex A and Annex B of the Exchange Agreement will not by virtue of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement become an “Acquiring Person” under the Rights Agreement.

Section 3.20  State Takeover Statutes.  Except for Section 203 of the DGCL (which has been rendered inapplicable to the Merger as contemplated by Section 3.18), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Section 4.  Each of Parent and MergerCo hereby represents and warrants to the Company as follows:

Section 4.1  Due Organization, Good Standing and Corporate Power.   Each of Parent and MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and MergerCo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect. Each of Parent and MergerCo has made available to the Company complete and correct copies of its certificate of incorporation and by-laws, in each case, as amended and in full force and effect as of the date of this Agreement. Neither Parent nor MergerCo is in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 4.2  Authorization; Noncontravention.  Each of Parent and MergerCo has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by each of them of the transactions contemplated hereby have been duly authorized and approved by the board of directors of each of Parent and MergerCo and by Parent as the sole stockholder of MergerCo. No other corporate action on the part of either Parent or MergerCo is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation of the transactions contemplated hereby (other than the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by each of Parent and MergerCo and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and MergerCo, enforceable against each of Parent and

MergerCo in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws of Parent or MergerCo, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or MergerCo is a party or by which Parent or MergerCo or any of their assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect.

Section 4.3  Consents and Approvals.  Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of any Governmental Entity which has not been received or made, is required by or with respect to Parent or MergerCo in connection with the execution and delivery of this Agreement by Parent or MergerCo or the consummation by Parent or MergerCo, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover laws, (b) the filing of the Certificate of Merger and (c) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect.

Section 4.4  Information.  None of the information supplied or to be supplied by Parent or MergerCo in writing specifically for inclusion or incorporation by reference in the Proxy Statement or Other Filings will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to stockholders, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they we made, not misleading. The Other Filings made by Parent or MergerCo will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or MergerCo with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.

Section 4.5  Funds.  Parent has delivered to the Company a true and correct copy of a commitment letter from Bank of America, N.A., and certain related entities (the “Commitment Letter”) in respect of the financing necessary for the consummation of the transactions contemplated by this Agreement. The Commitment Letter represents a binding obligation of Bank of America, N.A., and such related entities to provide such financing, subject to the terms and conditions set forth therein.

Section 4.6  Litigation.  There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or MergerCo, or any of their respective properties or rights which would reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect.

Section 4.7  Investigation by Parent and MergerCo; Company’s Liability.  Parent and MergerCo have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent, MergerCo and their Affiliates (other than the Company) and, to the extent Parent and MergerCo deemed appropriate, by Parent’s and MergerCo’s representatives. Each of Parent and MergerCo acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its

Subsidiaries for such purpose. In entering into this Agreement, each of Parent and MergerCo acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s representatives (except the specific representations and warranties of the Company set forth in Article III of this Agreement and schedules thereto), and each of Parent and MergerCo:

(a) acknowledges that none of the Company, its Subsidiaries or any of their respective directors, officers, stockholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in management summaries relating to the Company provided to Parent and MergerCo, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise) provided or made available to Parent, MergerCo or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives; and

(b) acknowledges and agrees that, to the fullest extent permitted by law, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Parent, MergerCo or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including in management summaries relating to the Company provided to Parent, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise), to Parent, MergerCo or their respective directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Company set forth in this Agreement, except that the foregoing limitations shall not apply to the Company insofar as the Company makes the specific representations and warranties set forth in Article III of this Agreement.

Section 4.8  Broker’s or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of Parent or MergerCo is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto or from any Affiliate of the parties hereto and Parent has (for itself and on behalf of MergerCo) provided the Company with its current estimate of expenses to be incurred by Parent and MergerCo in connection with the Merger and the consummation of the transactions contemplated by this Agreement.

Section 4.9  Solvency.  Each of Parent and MergerCo is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby. Neither Parent nor MergerCo has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy Laws or any Law or statute of the United States of America or any other jurisdiction, or (vii) incurred, or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature.

Section 4.10  Exchange Agreement.  Parent has entered into and delivered to the Company an exchange agreement (the “Exchange Agreement”) with certain stockholders of the Company in the form set forth on Exhibit A attached hereto. Other than as contemplated by this Agreement, or as otherwise may be approved by the Board (or any committee thereof), none of Parent, MergerCo or any of their respective Affiliates or Associates (as such terms are defined under Section 203 of the DGCL) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

Section 4.11  Guarantees.  Concurrently with the execution of this Agreement, Parent has delivered to the Company guarantees in the form attached hereto as Exhibit B, dated the date hereof, executed by each of

Gregory S. Daily and Carl A. Grimstad, with respect to certain obligations of Parent and MergerCo on the terms specified therein.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Access to Information Concerning Properties and Records.  (a) During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and MergerCo and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to Parent and MergerCo all information concerning its or its Subsidiaries’ business, properties and personnel as Parent or MergerCo may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires it or its Subsidiaries to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that it reasonably believes could violate applicable law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.

(b) Nothing contained in this Agreement shall give to Parent or MergerCo, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2  Conduct of the Business of the Company Pending the Closing Date.  The Company agrees that, except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1:

(a) the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their current key officers and employees as a group and maintain satisfactory relationships with any Person having significant business relationships with the Company or any of such Subsidiaries; and

(b) neither the Company nor any of its Subsidiaries shall do any of the following without the prior written consent of Parent:

(i) make any change in or amendment to its certificate of incorporation or its by-laws (or comparable governing documents);

(ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, except for the issuance by the Company of Shares pursuant to the terms of any Options or the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

(iii) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities except for (i) the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options and (ii) dividends or distributions to the Company or a Subsidiary thereof;

(iv) make or incur capital expenditures in either of the Company’s fiscal years 2005 or 2006 that, individually or in the aggregate, are more than $1,500,000;

(v) acquire, make any investment in, or make any capital contributions to, any Person or entity other than in the ordinary course of business;

(vi) sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(vii) terminate any Material Contract, other than in the ordinary course of business;

(viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than borrowings under existing credit facilities described in the Commission Filings; provided, however, that the Company and its Subsidiaries may take any commercially reasonable measures necessary to complete the refinancing of indebtedness existing on the date hereof if such indebtedness becomes due and payable prior to Closing;

(ix) grant or agree to grant to any officer of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (w) as may be required under applicable law, (x) pursuant to the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date hereof, (y) in the ordinary course of business, and (z) pursuant to employment, retention, change-of-control or similar type agreements existing as of the date hereof;

(x) except as may be required by the Commission or any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

(xi) except in the ordinary course of business, make or rescind any material election relating to Taxes or settle or compromise any audit, claim, suit or proceeding relating to Taxes;

(xii) amend, modify or waive any provision of the Rights Agreement in any way that is materially adverse to Parent or MergerCo, other than to permit another transaction that the Board has determined is a Superior Proposal in accordance with Section 5.5; or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.

Section 5.3  Preparation of Proxy Statement; Stockholders’ Meeting.  (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger meeting, which, at the time of mailing, shall comply in all material respects with the requirements of Schedule 14A and Rule 13e-3 under the Exchange Act (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) and file the Proxy Statement and Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the Commission. The Proxy Statement shall include a recommendation of the Board (the “Company Board Recommendation”) that its stockholders vote in favor of the Merger and this Agreement (subject to Section 5.5). The Company shall use its commercially reasonable efforts to have the Proxy Statement and Schedule 13E-3 cleared by the Commission as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable and, in any event, within ten (10) Business Days after the Proxy Statement is cleared by the Commission.

(b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement and Schedule 13E-3, the Company shall prepare and file with the Commission such amendment or supplement as soon thereafter as is reasonably practicable.

Parent, MergerCo and the Company shall cooperate with each other in the preparation of the Proxy Statement and Schedule 13E-3, and the Company shall promptly notify Parent of the receipt of any oral or written comments of the Commission with respect to the Proxy Statement or Schedule 13E-3 and of any requests by the Commission for any amendment or supplement thereto or of additional requests by the Commission for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement or Schedule 13E-3. The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Proxy Statement and Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the Commission before their being filed with, or sent to, the Commission. Each of the Company, Parent and MergerCo shall use its commercially reasonable efforts after consultation with the other as provided herein, to respond promptly to all such comments of and requests by the Commission.

(c) Subject to applicable law, the Company shall, through the Board, take all action necessary, in accordance with and subject to the DGCL and its certificate of incorporation and by-laws, to duly call, give notice of and convene and hold a special meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the Merger (such special stockholder meeting, the “Special Meeting”) as promptly as practicable. The Company shall include in the Proxy Statement the Company Board Recommendation and the Board shall use its commercially reasonable efforts to obtain the requisite stockholder approval of the Merger and this Agreement, subject to the duties of the Board to make any further disclosure to the stockholders (which disclosure shall not be deemed to constitute a withdrawal or adverse modification of such recommendation unless expressly stated or unless such disclosure, taken as a whole, is contrary to or inconsistent with such recommendation) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 5.5.

Section 5.4  Reasonable Best Efforts.  (a) Except as otherwise set forth in Section 5.6 and Section 7.1(b)(i), subject to the terms and conditions provided herein, each of the Company, Parent and MergerCo shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Board, and assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the satisfaction of the respective conditions set forth in Article VI (including seeking promptly to obtain the consents referred to on Section 6.1(d) of the Company Disclosure Letter) and (ii) with respect to Parent, the completion of the transactions contemplated by the Commitment Letter; provided, that Parent will be responsible for negotiation of definitive financing documentation not materially inconsistent with the Commitment Letter and that nothing contained herein shall require Parent to approve or permit the closing of any Bridge Loans (as such term is defined in the Commitment Letter) at any time prior to the earlier of (x) 45 days following the satisfaction of the condition precedent set forth in Section 6.1(a) and (y) the third business day prior to the Termination Date (provided, in either case, the conditions in Article VI (other than Section 6.1(e)) are satisfied or waived at such time).

(b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or its Subsidiaries, or Parent or any of its Subsidiaries, is discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

(c) Provided that the conditions set forth in Article VI (other than Section 6.1(e)) and all conditions in the definitive financing agreements contemplated by the Commitment Letter (other than any condition relating to the equity contribution to Parent, including that contemplated by the “Equity Offset Reduction” referred to in the Commitment Letter) shall have been satisfied or waived, Parent shall cause the Shares or additional equity contemplated to be contributed to Parent pursuant to the Exchange Agreement (and regardless of any conditions contained therein relating thereto, or amendment, waiver or termination thereof) to be contributed at or prior to the Effective Time so as to satisfy the conditions in the Commitment Letter related thereto.

Section 5.5  No Solicitation of Other Offers.  (a) The Company shall, and shall cause its Subsidiaries and shall direct and use its commercially reasonable efforts to cause its officers, directors, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

(b) The Company shall not take, and shall cause its Subsidiaries and shall direct and use its commercially reasonable efforts to cause its officers, directors, representatives and agents not to take, any action to (i) initiate, encourage, facilitate or solicit the making or submission of any Acquisition Proposal or (ii) initiate, continue, or otherwise participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or MergerCo or any of their Affiliates or representatives) in connection with any Acquisition Proposal; provided, however, that the Company, in response to any unsolicited proposal that is made in good faith and constitutes an Acquisition Proposal, may participate in discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or MergerCo) which makes such Acquisition Proposal if (A) the Board reasonably determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal, and (B) the Company shall have provided prompt written notice to Parent of its intent to take such action, the identity of the Person making the Acquisition Proposal and the terms and conditions of such proposal. The Company shall keep Parent fully informed on a current basis of the status of any such Acquisition Proposal, including any changes to the terms and conditions thereof, and promptly provide Parent with copies of all Acquisition Proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.

(c) Notwithstanding the foregoing, nothing in this Section 5.5 or any other provision of this Agreement shall prohibit the Company or the Board from (x) taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act or (y) making any disclosure to the stockholders of the Company as the Board determines, in its good faith judgment (after consultation with its outside counsel), is required under applicable law or that the failure to make such disclosure is reasonably likely to cause the Board to violate its fiduciary duties, provided, however that neither the Board nor any committee thereof shall, except as expressly permitted by Section 5.5(d), amend, modify or withdraw the Company Board Recommendation or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

(d) The Board (or any committee thereof) shall not (i) amend, modify or withdraw the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company or any of its Subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement relating to any Acquisition Proposal (it being understood that the foregoing shall exclude any typical confidentiality agreement entered into by the Company in connection with discussions otherwise permitted hereby relating to a possible Acquisition Proposal); provided, that:

(A) the Board (or any committee thereof) may recommend to its stockholders an Acquisition Proposal and in connection therewith amend, modify or withdraw the Company Board Recommendation and terminate this Agreement pursuant to Section 7.1(c)(i) if (x) the Board has received an Acquisition Proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, is a Superior Proposal and (y) before taking such action the Company has given Parent at least three (3) Business Days’ (or, in the event of any Acquisition Proposal that has been materially revised or modified, at least two (2) Business Days’) prior written notice of the terms of such Superior Proposal and of its intent to take such action, and, during such three (3) Business Day period (or, in the event of an Acquisition Proposal that has been materially revised or modified, such two (2) Business Day period), the Company has, if requested by Parent, engaged in good faith negotiations regarding any revised proposal made by Parent and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal; and

(B) the Board (or any committee thereof) may amend, modify or withdraw the Company Board Recommendation other than in respect of an Acquisition Proposal if (x) the Board (or any committee thereof) becomes aware of events, facts or circumstances after the date hereof as a result of which it determines in good faith, after consultation with its outside legal counsel, that such action is advisable in order for the directors to comply with their fiduciary duties to the Company’s stockholders and (y) before taking such action the Company has given Parent at least three (3) Business Days’ prior written notice of the events, facts or circumstances causing the Board to seek to amend, modify or withdraw the Company Board Recommendations and, during such three-Business-Day period, the Company has, if requested by Parent, engaged in good faith negotiations regarding any revised proposal made by Parent and again has determined in good faith, after consultation with its outside legal counsel that such action is advisable in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(e) Notwithstanding any amendment, modification or withdrawal of the Company Board Recommendation pursuant to Section 5.5(d)(B), Parent shall have the option, exercisable within five Business Days after such amendment, modification or withdrawal of the Company Board Recommendation, to cause the Board to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement and approving the Merger. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(d)(ii).

Section 5.6  Antitrust Laws.  (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including, filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission no later than the tenth (10th) Business Day following the date hereof the Notification and Report Form required under the HSR Act with respect to the Merger, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(b) Parent and the Company shall each be responsible for the payment of one-half of the filing fees under the HSR Act.

(c) Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, in the context of this Section 5.6, “commercially reasonable efforts” shall include:

(i) in the case of each of Parent and the Company, if Parent or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, substantially complying with such formal request within sixty (60) days following the date of its receipt thereof; and

(ii) in the case of the Company only, subject to Parent’s compliance with clause (i) above, not frustrating or impeding Parent’s strategy or negotiating positions with any Antitrust Authority.

(d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

Section 5.7  Regulatory Approvals; Other Consents.  (a) Except as set forth in Section 5.6, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations, orders, decrees, licenses, or permit of, or registration or filing with or notification to (each of the foregoing, a ”Consent”) of any Governmental Entity or any other third party required in connection with, and any waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by the consummation of, the transactions contemplated by this Agreement, including by (i) promptly making all required filings or submissions to Governmental Entities, (ii) cooperating with one another in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from any Governmental Entity or any other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents and (iii) seeking to avoid the entry of, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including, by defending through litigation on the merits any claim asserted in court by any Person.

(b) Each of the Company and Parent shall keep each other informed of any material communication, and provide to the other copies of all correspondence between it (or its advisors) and any Governmental Entity relating to this Agreement and shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephone calls, meetings or conferences with, any Governmental Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.

Section 5.8  Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.  (a) Parent agrees that all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company of any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “Indemnified Parties”) as provided in their respective charters, by-laws and indemnification agreements, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8(a) without limit as to time.

(b) At the Effective Time, the Surviving Corporation shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided (i) by the Company’s directors’ and officers’ liability insurance policies and (ii) by the Company’s fiduciary and employee liability policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies provided, however, that (i) in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.8(b) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2005 (on an annualized basis) for such purpose (the “Cap”), which the Company represents to be no more than $500,000, and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

(c) From and after the Effective Time, to the fullest extent permitted by Delaware law, the Surviving Corporation shall indemnify and advance expenses to all Indemnified Parties with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, the Surviving Corporation, from and after the Effective Time, to the fullest extent permitted by Delaware law, shall pay, as incurred, such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation and amounts payable in settlement of any such matter) incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing this Section 5.8 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Indemnified Party whose expenses are paid by the Surviving Corporation pursuant to this Section 5.8 shall repay such expenses to the extent a court of competent jurisdiction pursuant to a final and non-appealable decision finds that such Indemnified Party is not entitled to indemnification therefor and applicable Delaware law does not permit such indemnification (and, if required by the Surviving Corporation, shall execute and undertaking to that effect as a condition to such Indemnified Party’s rights under this Section 5.8(c)).

(d) Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation contained in this Section 5.8 shall be binding upon its successors and assigns. In the event the Surviving Corporation, or any of its successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.8.

(e) The obligations of the Surviving Corporation under this Section 5.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 5.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section).

Section 5.9  Public Announcements.  The initial press release announcing the terms of this Agreement shall be a joint press release. Thereafter, to the extent reasonably practicable, Parent, MergerCo and the Company each agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

Section 5.10  Notification of Certain Matters.  Parent and the Company shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent or, as the case may be, the Company, threatened against the Company or any of its Subsidiaries or (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.

Section 5.11  Defense of Litigation.  Each party hereto agrees to vigorously defend against, and to cooperate with the other party in the defense of, all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. No party hereto shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.12  Acquisition of Shares.  Except with the prior written approval of the Board (or any committee thereof), neither Parent nor any of its current or prospective Affiliates or associates (as such term is defined under the Exchange Act) shall acquire beneficial ownership of any Shares not beneficially owned by any of such Persons as of the date of this Agreement prior to the Effective Time.

Section 5.13  Knowledge of Breach.  Neither Parent nor its Affiliates shall have any claim or recourse under this Agreement against the Company or its directors, officers, employees, subsidiaries, stockholders, agents, advisors or representatives for the failure of the Closing to occur by reason of a breach by the Company of any of its representations or warranties under this Agreement if Parent had Knowledge prior to the execution of this Agreement of the facts or circumstances constituting such breach.

Section 5.14  Confidentiality.  Unless otherwise agreed to in writing by the Company, each of Parent and MergerCo agrees, and will cause its Affiliates and representatives, (i) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than Parent and

MergerCo’s representatives who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for the purpose of consummating the Merger and the other transactions contemplated hereby and to cause those Persons to observe the terms of this Section 5.14, and (ii) not to use Proprietary Information for any purpose other than in connection with the consummation of the Merger and the other transactions contemplated hereby or in a manner that the Company has approved, or as otherwise required by law.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to the Obligations of Each Party.  The respective obligations of Parent, MergerCo and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) Stockholder Approval.  The stockholders of the Company shall have duly adopted this Agreement, pursuant to the requirements of the Company’s certificate of incorporation and by-laws and applicable law and, in addition, by a vote of a majority of the Shares outstanding as of the record date for the Special Meeting other than Shares beneficially owned by Rollover Stockholders.

(b) Injunctions; Illegality.  The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the Merger illegal.

(c) Antitrust Laws.  Any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 required to consummate the Merger shall have expired or been terminated.

(d) Third-Party Consents.  The notices, consents, approvals, permits and authorizations required to be made prior to the Effective Time by the Company, Parent, MergerCo or any of their respective Subsidiaries with, or obtained prior to the Effective Time by the Company, Parent, MergerCo or any of their respective Subsidiaries from, any third party and listed in Section 6.1(d) of the Company Disclosure Letter shall have been made or obtained.

(e) Financing.  The funding contemplated by the Commitment Letter shall have been received, in the amounts and on the terms and conditions set forth in the Commitment Letter or upon other terms and conditions which are not materially less favorable in the aggregate to the Company, as determined by Parent in its reasonable discretion.

Section 6.2  Conditions to the Obligations of Parent and MergerCo.  The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(a) Performance.  The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.2(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the Company, executed by the Secretary or other proper officer of the Company, as to the satisfaction of the conditions set forth in Section 6.2(a) and this Section 6.2(b).

Section 6.3  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a) Performance.  Each of Parent and MergerCo shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties.  The representations and warranties of Parent and MergerCo contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Parent or MergerCo Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.3(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect. The Company shall have received a certificate of Parent, executed by its Chief Executive Officer, as to the satisfaction of the conditions set forth in Section 6.3(a) and this Section 6.3(b).

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company’s stockholders:

(a) by mutual written consent of the Company, Parent and MergerCo;

(b) by either Parent, on the one hand, or the Company, on the other hand, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate pursuant to this Section 7.1(b)(i) shall have used its commercially reasonable efforts to challenge such law, order, judgment, decree, injunction or ruling in accordance with Section 5.7; or

(ii) the Merger shall not have occurred on or prior to (a) May 31, 2006 if the Proxy Statement is first mailed to stockholders on or prior to March 15, 2006, or (b) 75 calendar days after the date the Proxy Statement is first mailed to stockholders if so mailed after March 15, 2006 and prior to May 31, 2006 and otherwise (c) August 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose action or failure to fulfill any covenant, agreement or obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date; or

(iii) the requisite stockholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held Special Meeting or at any adjournment or postponement thereof;

(c) by the Company, if:

(i) a third party, including any group, shall have made a Superior Proposal and the Company has taken any of the actions referred to in clauses (ii) or (iii) of Section 5.5(d) after having complied with the requirements of Section 5.5(d)(A)(x) and (y) thereof; provided, that prior to or contemporaneously with such termination the Company pays the Termination Fee (as defined in Section 8.1(c)) to Parent; or

(ii) (x) any of the representations and warranties of Parent and/or MergerCo contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by Parent or MergerCo of any of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6.3 and (ii) which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent and MergerCo; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in material breach of this Agreement; or

(iii) Parent fails to exercise the option referred to in Section 5.5(e) within the time period referred to therein, provided that prior to or contemporaneously with such termination the Company pays the Termination Fee to Parent.

(d) by Parent, if:

(i) (x) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6.2 and (ii) which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or MergerCo is in material breach of this Agreement; or

(ii) (x) subject to the last sentence of Section 5.5(e), the Board shall have withdrawn, amended or modified, in a way that is adverse to Parent, its approval, adoption or recommendation, as the case may be, of the Merger or this Agreement (it being understood and agreed that any public statement that the Company has received an Acquisition Proposal or has entered into discussions or negotiations with, or furnished or disclosed any information to, any Person regarding an Acquisition Proposal or that otherwise only describes the operation of Section 5.5 or this Section 7.1, shall be deemed not to be a withdrawal, amendment or modification of the approval, adoption or recommendation, as the case may be, of the Merger or this Agreement) or (y) the Board shall have recommended to its stockholders an Acquisition Proposal.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, MergerCo or the Company, except that Section 5.14, Article VIII and this Section 7.2 shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for fraud or breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Fees and Expenses.  (a) Except as provided in paragraphs (b) and (c) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) The Company shall reimburse Parent for the Expenses of Parent and its Affiliates (other than the Company and its Subsidiaries) up to a maximum of $3,000,000 within three (3) Business Days of the delivery by Parent of evidence thereof if (i) this Agreement is terminated pursuant to Section 7.1(c)(i), Section 7.1(c)(iii), Section 7.1(d)(i), or Section 7.1(d)(ii), or (ii) the Board withdraws, or amends or modifies in a way that is adverse to Parent, its approval, adoption or recommendation, as the case may be, of the Merger or this Agreement, and this Agreement is terminated pursuant to Section 7.1(b)(iii).

(c) If this Agreement is terminated pursuant to (x) Section 7.1(c)(i), Section 7.1(c)(iii), or Section 7.1(d)(ii) or (y) (A) Section 7.1(b)(iii) (but only following the Board’s withdrawal, amendment or modification in a way that is adverse to Parent of its approval, adoption or recommendation of the Merger or this Agreement or a public announcement, made after the date of this Agreement, of an Acquisition Proposal made in good faith by a third party at a price per share in excess of $43.50) or (B) Section 7.1(d)(i) following the failure of the Company to perform its obligations under any of Sections 5.3, 5.4 or 5.5 and, in the case of this clause (y), on or prior to the twelve month anniversary of such termination of this Agreement, the Company (I) enters into a written agreement, arrangement or understanding with respect to a transaction or series of related transactions pursuant to an Acquisition Proposal with a Person that made such public announcement or any other Person, or (II) effects a Material Recapitalization, the Company shall promptly (or, in the case of clause (y)(I) of this Section 8.1(c), upon the consummation of such transaction) pay to Parent by wire transfer of immediately available funds an amount equal to $15,000,000 (the ‘Termination Fee”).

(d) In the event this Agreement is terminated in accordance with its terms by either the Company or Parent and Parent receives the Termination Fee, neither Parent nor MergerCo shall assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company, its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives based in whole or in part upon (i) a breach of any representation, warranty or covenant in this Agreement or (ii) its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the Company’s exercise of its right of termination, except, in the case of each of clause (i) and clause (ii), for any such claim or cause of action based upon a willful breach of this Agreement.

Section 8.2  Representations and Warranties.  The respective representations and warranties of the Company, on the one hand, and Parent and MergerCo, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent, MergerCo or any of their respective directors and officers shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

Section 8.3  Extension; Waiver.  Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or MergerCo, as the case may be, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Notices.  All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)  if to the Company, to it at:

iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: Afshin Yazdian, Esq.
Fax: (615) 665-8434

and

Special Committee of the Board of Directors of iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: David M. Wilds
Fax: (615) 665-8434

with copies (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Mark L. Mandel, Esq.
Fax: (212) 354-8113

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Patrick J. Dooley, Esq. and
Fax: (212) 872-1002

and

McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Stephen E. Older, Esq.
Fax: (212) 547-5444

(b) if to Parent or MergerCo, to it at:

iPayment Holdings, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: Gregory S. Daily
Fax: (615) 665-8434

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen, Esq. and
Gregory V. Gooding, Esq.
Fax: (212) 909-6836

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands,waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 8.5  Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 8.6  Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 2.9 and Section 5.8, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.

Section 8.7  Amendment and Modification.  This Agreement may be amended by the Company, Parent and MergerCo at any time before or after any approval of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 8.8  Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.9  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 8.10  Applicable Law.  This agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, except that the DGCL shall apply to the extent required in connection with the Special Meeting, if any, and the Merger. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 8.11  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 8.12  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, except as otherwise provided in Section 8.1(d).

Section 8.13  Waiver of Jury Trial.  Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.14  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

* * * * *

IN WITNESS WHEREOF, each of Parent, MergerCo and the Company has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

iPAYMENT HOLDINGS, INC.

By	/s/ Gregory S. Daily
Name: Gregory S. Daily
Title: President

iPAYMENT MERGERCO, INC.

By	/s/ Gregory S. Daily
Name: Gregory S. Daily
Title: President

iPAYMENT, INC.

By	/s/ Afshin M. Yazdian
Name: Afshin M. Yazdian
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT A

Exchange Agreement

(see attached)

EXECUTION COPY

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of December 27, 2005, among iPayment Holdings, Inc., a Delaware corporation (“Parent”), Gregory S. Daily (“GSD”), and Carl A. Grimstad (“CAG”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, iPayment MergerCo, Inc., a Delaware corporation (“MergerCo”), and iPayment, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each of GSD and CAG is the beneficial owners of, and has the sole right to vote and dispose of, that number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), set forth opposite his name on Annex A hereto (such shares, the “GSD Shares” and “CAG Shares,” respectively);

WHEREAS, certain other persons identified on Annex A (the “Daily Holders”) and Annex B (the “Stream Holders”) hereto are the beneficial owners of, and have the sole right to vote and dispose of, that number of shares of Common Stock set forth opposite such person’s name on Annex A hereto (such shares, the “Daily Shares”) and Annex B hereto (such shares, the “Stream Shares”), respectively;

WHEREAS, GSD and CAG have agreed to contribute, or cause to be contributed, to Parent, immediately prior to the Effective Time and subject to the satisfaction of the conditions to closing set forth in the Merger Agreement, equity to Parent, in the form of Shares and/or cash, having a value of up to $206.6 million;

WHEREAS, capitalized terms used herein and not otherwise defined will have the respective meanings attributed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. Share Exchange.

(a) Immediately prior to the Effective Time, (i) GSD will assign, transfer, convey and deliver the GSD Shares to Parent and, in exchange for such Shares, Parent will issue and deliver to GSD the number of shares of Parent common stock (“Parent Shares”) set forth opposite his name on Annex A hereto; (ii) CAG will assign, transfer, convey and deliver the CAG Shares to Parent and, in exchange for such Shares, Parent will issue and deliver to CAG the number of Parent Shares set forth opposite his name on Annex A hereto; (iii) GSD will cause the Daily Holders to assign, transfer, convey and deliver the Daily Shares to Parent and, in exchange for such Shares, Parent will issue and deliver to each such Daily Holder the number of Parent Shares set forth opposite such Daily Holder’s name on Annex A hereto; (iv) CAG will cause one or more of the Stream Holders to assign, transfer, convey and deliver to Parent 170,500 of the Stream Shares and, in exchange for such Shares, Parent will issue and deliver to such Stream Holder(s) such number of Parent Shares as shall be agreed, but if not so agreed, based on the exchange ratio reflected in Annex A hereto; and (v) solely in the event, and to the extent, that additional equity is needed in order to satisfy the closing conditions under the financing agreements contemplated by the Commitment Letters, (x) CAG will cause one or more of the Stream Holders to assign, transfer, convey and deliver to Parent up to the remaining Stream Shares and (y) GSD and CAG will cause to be contributed to Parent additional equity in the form of either cash or Shares in an amount equal to up to $18,750,000 (with any Shares so contributed being valued for such purpose at $43.50 per Share), and, in each such case, in exchange for such Shares or other equity, Parent will issue and deliver to the person(s) contributing the same such number of Parent Shares as shall be agreed, but if not so agreed, based on the exchange ratio reflected in Annex A hereto.

(b) All Shares delivered pursuant to paragraph (a) of this Section 1 are referred to herein as “Rollover Shares,” each such person delivering any such Shares is referred to as an “Investor,” and the exchange contemplated by paragraph (a) of this Section 1 (including the contribution of any cash pursuant to clause (v)(y) thereof) is referred to as the “Exchange.”

(c) In the event that the Exchange is consummated but the Merger Agreement is terminated in accordance with its terms, then the Exchange will be void ab initio and deemed not to have occurred and each Investor will deliver to Parent the number of Parent Shares received by such person pursuant to paragraph (a) of this Section 1 and Parent will deliver to each Investor the Rollover Shares (and any cash) previously delivered by such Investor to Parent.

2. Closing.

(a) The closing of the transactions contemplated by this Agreement will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, immediately prior to the Closing under the Merger Agreement.

(b) At the Closing, each Investor will deliver to Parent stock certificates duly endorsed for transfer to Parent, or accompanied by stock powers duly endorsed in blank, and representing the Rollover Shares, and Parent will deliver to each Investor (or such Investor’s nominee) the number of Parent Shares provided for herein or otherwise agreed to.

3. Representations and Warranties of the Investors.   GSD represents and warrants as to himself and each Daily Holder, and CAG represents as to himself and each Stream Holder, severally but not jointly, as follows:

(a) Binding Agreement.   GSD and CAG each has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Investor has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Ownership of Shares.   Such Investor is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of the number of shares of Common Stock set forth opposite such Investor’s name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as may exist by reason of this Agreement, any agreement solely between the Investors or pursuant to applicable law. Except as provided for in this Agreement, the Merger Agreement or the other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from such Investor, or obligations of such Investor to sell or to dispose of, any of such shares.

(c) No Conflict.   Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Investor’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Investor is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Investor’s Rollover Shares, or (b) require any material consent, authorization or approval of any person, entity or government entity, or (c) violate or conflict with any writ, injunction or decree applicable to such Investor or such Investor’s Rollover Shares.

(d) Accredited Investor.   Such Investor is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

(e) Investor’s Experience.   (A) Such Investor’s financial situation is such that the Investor can afford to bear the economic risk of holding the shares of Parent stock to be received by such Investor, (B) such Investor can afford to suffer complete loss of his investment in such shares of Parent stock, and (C) such Investor’s knowledge and experience in financial and business matters are such that the Investor is capable of evaluating the merits and risks of the Investor’s investment in such shares of Parent stock.

(f) Investment Intent.   Such Investor is acquiring the shares of Parent stock solely for the Investor’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Investor agrees that the Investor will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the shares of Parent stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of shares of Parent stock), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any stockholders agreement entered into by the Investors.

4. Conditions Precedent.   The obligations of each Investor to consummate the transactions contemplated hereby are subject to the conditions set forth in Article VI of the Merger Agreement being satisfied or waived by the Company or Parent, as the case may be.

5. Miscellaneous.

(a) Binding Effect; Benefits.   This Agreement will be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. No party will have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.

(b) Amendments.   This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

(c) Assignability.   Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by any Investor without the prior written consent of Parent.

(d) Governing Law.   This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(e) Counterparts.   This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

(f) Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(g) Waiver.   Any party to this Agreement may waive any condition to their obligations contained herein.

(h) Termination.   This Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) an agreement of the parties hereto to terminate this Agreement. Termination will not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

iPAYMENT HOLDINGS, INC.

By:	/s/ Gregory S. Daily
Name: Gregory S. Daily
Title: President

GREGORY S. DAILY

/s/  Gregory S. Daily

CARL A. GRIMSTAD

/s/  Carl A. Grimstad

Annex A

Name of Investor	Rollover Shares	Parent Shares

Daily, Gregory S	1,925,294	19,253
Grimstad, Carl A	1,243,704	12,437
GSD Trust Partners, LLC	426,215	4,262
Daily Family Foundation	47,445	474
Daily Trust (Austin)	23,722	237
Daily Trust (Chase)	23,722	237
Daily Trust (Courtney)	23,722	237
Daily Trust (Grayson)	23,722	237

Annex B

Name of Investor	Rollover Shares

Stream Family Ltd. Partners	200,056
Stream III, Harold H	142,334
Stream Miller, Sandra	94,889
M.G. Stream Trust — FBO Harold H Stream III	23,722
M.G. Stream Trust — FBO Sandra Gray Stream	23,722
M.G. Stream Trust — FBO William Gray Stream	23,723
Opal Gray Trust	72,384

EXHIBIT B

Guarantees

(see attached)

EXECUTION COPY

GUARANTEE

Guarantee, dated as of December 27, 2005 (this “Guarantee”), by Gregory S. Daily (the “Guarantor”) in favor of iPayment, Inc. (the “Guaranteed Party”).

1. GUARANTEE.   To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), among iPayment Holdings, Inc., a Delaware corporation (“Parent”), iPayment MergerCo, Inc., a Delaware corporation (“MergerCo”, and together with Parent, “Buyer”) and the Guaranteed Party, pursuant to which Parent will acquire 100% of the outstanding common stock of the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment of one-half of any damages payable by Buyer under the Merger Agreement as a result of the breach by Buyer of its obligations thereunder (the “Obligation”); provided, that in no event shall Guarantor’s liability under this Guarantee exceed $20 million (the “Cap”), and provided, further, that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs. In furtherance of the foregoing, the Guarantor acknowledges that Carl A. Grimstad (the “Other Guarantor”) has provided a guarantee as of the date hereof (the “Other Guarantee”) in favor of the Guaranteed Party in respect of the Obligation and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against the Guarantor regardless of whether action is brought against Buyer, the Other Guarantor, or any other Person liable with respect to the Obligation or whether Buyer, the Other Guarantor, or any other such Person is joined in any such action or actions.

2. NATURE OF GUARANTEE.   The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.   The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Buyer or any Person liable with respect to the Obligation or interested in the transactions contemplated in the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyer or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation; (c) the addition, substitution or release of any Person primarily or secondarily liable for the Obligation; (d) any change in the corporate existence, structure or ownership of Buyer or any other Person liable with respect to the Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person liable with respect to the Obligation; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Buyer or the Guaranteed Party or any of its Affiliates, whether in connection with the Obligation or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (h) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (i) any other event or circumstances, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligation). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or any other Person primarily or secondarily liable with respect to the Obligation, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyer under the Merger Agreement or a breach by the Guaranteed Party of the Guarantee). The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Guaranteed Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Buyer or any of its Affiliates now or hereafter known by the Guaranteed Party. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or any other Person liable with respect to the Obligation that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyer or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation and all other amounts payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation or other amounts payable under this Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent any of Buyer’s representations, warranties, covenants or agreements contained in the Merger Agreement are waived in writing by the Guaranteed Party, then such waiver shall extend to the Guarantor solely with respect to such representation(s), warranty(ies), covenant(s) or agreement(s) waived thereby.

4. NO WAIVER; CUMULATIVE RIGHTS.   No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES.   The Guarantor hereby represents and warrants that:

(a) the Guarantor has the power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee by the Guarantor do not contravene any agreement or other document to which the Guarantor is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or the Guarantor’s assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

6. NO ASSIGNMENT.   Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except in the case of an assignment by Guaranteed Party by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

7. NOTICES.   All notices, requests, demands, waivers and other communications required or permitted to be given under this Guarantee shall be in writing and shall be given by personal delivery or sending by United States Postal Service Express Mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

(a) if to the Guaranteed Party, to it at:

iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: Afshin Yazdian, Esq.
Fax: (615) 665-8434

and

Special Committee of the Board of Directors of iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: David M. Wilds
Fax: (615) 665-8434

with copies (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Mark L. Mandel, Esq.
Fax: (212) 354-8113

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Patrick J. Dooley, Esq.
Fax: (212) 872-1002

and

McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Stephen E. Older, Esq.
Fax: (212) 547-5444

(b) if to the Guarantor, to it at:

Gregory S. Daily
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Fax: (615) 665-8434

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen, Esq. and
Gregory V. Gooding, Esq.
Fax: (212) 909-6836

or to such other Person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

8. CONTINUING GUARANTEE.   This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligation are satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Closing (as defined in the Merger Agreement) and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a claim for payment of the Obligation to either Buyer or the Guarantor by such first anniversary.

9. NO RECOURSE.   The Guaranteed Party acknowledges that recourse against the Guarantor under this Guarantee (and against the Other Guarantor under the Other Guarantee) constitutes the sole and exclusive remedy of the Guaranteed Party against the Guarantor, the Other Guarantor and all other direct and indirect current and prospective shareholders of Parent in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Exchange Agreement and the transactions contemplated thereby, whether by the enforcement of any assessment, or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, provided that this provision will not be deemed to limit any liability or obligation that the Guarantor (or the Other Guarantor) may have in his capacity as an officer or director of the Guaranteed Party.

10. GOVERNING LAW.   This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the State of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE.

11. COUNTERPARTS.   This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above.

/s/  Gregory S. Daily
Gregory S. Daily

IPAYMENT, INC.

By:	/s/ Afshin M. Yazdian
Name: Afshin M. Yazdian

Title:	Executive Vice President,
General Counsel and Secretary

EXECUTION COPY

GUARANTEE

Guarantee, dated as of December 27, 2005 (this “Guarantee”), by Carl A. Grimstad (the “Guarantor”) in favor of iPayment, Inc. (the “Guaranteed Party”).

1. GUARANTEE.   To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), among iPayment Holdings, Inc., a Delaware corporation (“Parent”), iPayment MergerCo, Inc., a Delaware corporation (“MergerCo”, and together with Parent, “Buyer”) and the Guaranteed Party, pursuant to which Parent will acquire 100% of the outstanding common stock of the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment of one-half of any damages payable by Buyer under the Merger Agreement as a result of the breach by Buyer of its obligations thereunder (the “Obligation”); provided, that in no event shall Guarantor’s liability under this Guarantee exceed $10 million (the “Cap”), and provided, further, that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs. In furtherance of the foregoing, the Guarantor acknowledges that Gregory S. Daily (the “Other Guarantor”) has provided a guarantee as of the date hereof (the “Other Guarantee”) in favor of the Guaranteed Party in respect of the Obligation and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against the Guarantor regardless of whether action is brought against Buyer, the Other Guarantor, or any other Person liable with respect to the Obligation or whether Buyer, the Other Guarantor, or any other such Person is joined in any such action or actions.

2. NATURE OF GUARANTEE.   The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.   The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Buyer or any Person liable with respect to the Obligation or interested in the transactions contemplated in the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyer or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation; (c) the addition, substitution or release of any Person primarily or secondarily liable for the Obligation; (d) any change in the corporate existence, structure or ownership of Buyer or any other Person liable with respect to the Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person liable with respect to the Obligation; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Buyer or the Guaranteed Party or any of its Affiliates, whether in connection with the Obligation or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (h) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (i) any other event or circumstances, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligation). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or any other Person primarily or secondarily liable with respect to the Obligation, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyer under the Merger Agreement or a breach by the Guaranteed Party of the Guarantee). The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Guaranteed Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Buyer or any of its Affiliates now or hereafter known by the Guaranteed Party. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or any other Person liable with respect to the Obligation that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyer or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation and all other amounts payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation or other amounts payable under this Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent any of Buyer’s representations, warranties, covenants or agreements contained in the Merger Agreement are waived in writing by the Guaranteed Party, then such waiver shall extend to the Guarantor solely with respect to such representation(s), warranty(ies), covenant(s) or agreement(s) waived thereby.

4. NO WAIVER; CUMULATIVE RIGHTS.   No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES.   The Guarantor hereby represents and warrants that:

(a) the Guarantor has the power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee by the Guarantor do not contravene any agreement or other document to which the Guarantor is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or the Guarantor’s assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

6. NO ASSIGNMENT.   Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except in the case of an assignment by Guaranteed Party by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

7. NOTICES.   All notices, requests, demands, waivers and other communications required or permitted to be given under this Guarantee shall be in writing and shall be given by personal delivery or sending by United States Postal Service Express Mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

(a) if to the Guaranteed Party, to it at:

iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: Afshin Yazdian, Esq.
Fax: (615) 665-8434

and

Special Committee of the Board of Directors of iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: David M. Wilds
Fax: (615) 665-8434

with copies (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Mark L. Mandel, Esq.
Fax: (212) 354-8113

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Patrick J. Dooley, Esq.
Fax: (212) 872-1002

and

McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Stephen E. Older, Esq.
Fax: (212) 547-5444

(b) if to the Guarantor, to it at:

Carl A. Grimstad
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Fax: (615) 665-8434

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen, Esq. and
Gregory V. Gooding, Esq.
Fax: (212) 909-6836

or to such other Person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

8. CONTINUING GUARANTEE.   This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligation are satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Closing (as defined in the Merger Agreement) and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a claim for payment of the Obligation to either Buyer or the Guarantor by such first anniversary.

9. NO RECOURSE.   The Guaranteed Party acknowledges that recourse against the Guarantor under this Guarantee (and against the Other Guarantor under the Other Guarantee) constitutes the sole and exclusive remedy of the Guaranteed Party against the Guarantor, the Other Guarantor and all other direct and indirect current and prospective shareholders of Parent in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Exchange Agreement and the transactions contemplated thereby, whether by the enforcement of any assessment, or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, provided that this provision will not be deemed to limit any liability or obligation that the Guarantor (or the Other Guarantor) may have in his capacity as an officer or director of the Guaranteed Party.

10. GOVERNING LAW.   This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the State of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE.

11. COUNTERPARTS.   This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above.

/s/  Carl A. Grimstad
Carl A. Grimstad

IPAYMENT, INC.

By:	/s/ Afshin M. Yazdian
Name: Afshin M. Yazdian

Title:	Executive Vice President,
General Counsel and Secretary

Signature Page to Guarantee

Appendix B

December 27, 2005
Special Committee of the Board of Directors and the Board of Directors
iPayment, Inc.
40 Burton Hills
Suite 415
Nashville, Tennessee 37215

Dear Ladies and Gentlemen:

We understand that iPayment, Inc., a Delaware corporation (the “Company”), iPayment Holdings, Inc., a Delaware corporation (“Parent”), and iPayment MergerCo, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), propose to enter into an Agreement and Plan of Merger, dated December 27, 2005 (the “Agreement”), pursuant to which MergerCo will merge with and into the Company (the “Merger”). Pursuant to the Agreement all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) (other than Shares (i) owned by Parent or any direct or indirect Subsidiary (as defined in the Merger Agreement) of Parent, (ii) owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company and (iii) Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $43.50 per Share in cash, plus, to the extent applicable, the Adjustment Amount (as defined in the Merger Agreement) per Share in cash (without interest) (together, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of the Shares (other than Parent, its Subsidiaries or any affiliate of Parent) of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions contained in the latest draft of the Agreement provided to us by the Company or its counsel as of December 26, 2005;

(ii) Analyzed certain historical publicly available business and financial information relating to the Company and reviewed certain publicly available information regarding companies in lines of business we believe to be generally comparable to those of the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to its business;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

(vii) Reviewed the historical trading prices and trading volumes of the Shares; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. As you know, we were provided with a set of projections prepared by management in connection with the Merger, which management adjusted to take into account certain subsequent events (as adjusted, the “Management Projections”) and, under the direction of the Special Committee of the Company’s Board of Directors, we prepared a sensitivity analysis making certain adjustments to the Management Projections. We were also provided and reviewed with the Special Committee projections prepared by management in connection with the Company’s bank financing in

B-1

January of 2005. With the consent of the Special Committee, we have relied on the most recent financial forecasts provided to us by management of the Company, as contained in the Management Projections. We have assumed that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company. We have also assumed that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Special Committee obtained such advice as it deemed necessary from qualified professionals.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Special Committee in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, in the ordinary course of our respective businesses, Lazard, Lazard Capital Markets LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Company’s Board of Directors and the Board of Directors of the Company in connection with its consideration of the Merger and are not intended to confer rights or remedies upon the Company, any stockholders of the Company or any other person. This opinion does not address the merits of the underlying decision by the Company to engage in the Merger and is not intended to and does not constitute a recommendation to any holder of the Shares as to how such holder should vote with respect to the Merger or any matter relating thereto. Other than its inclusion in its entirety in material that may be provided to the stockholders of the Company and filed with the Securities and Exchange Commission, this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Shares (other than Parent, its Subsidiaries or any affiliate of Parent) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Albert Garner Albert Garner Managing Director

1

Appendix C

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation shall be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the Holdings corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

INFORMATION RELATING TO THE DIRECTORS
AND EXECUTIVE OFFICERS OF iPAYMENT, INC.

The name, current principal occupation or employment, principal business and address of employer, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of iPayment, Inc are set forth below. The business address of each director and executive officer is c/o iPayment, Inc, 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. The business telephone number of each director and executive officer is (615) 665-1858. Each of the directors and executive officers is a United States citizen. None of the directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the directors or executive officers has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Gregory S. Daily	Mr. Daily has served as Chairman of iPayment’s Board of Directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.

J. Donald McLemore, Jr	Mr. McLemore has served as a director of iPayment since 2003. Mr. McLemore is a partner and Chief Financial Officer of Claritas Capital, LLC, a venture capital firm. Prior to that, Mr. McLemore was a partner and Chief Financial Officer of Massey Burch Capital Corporation (and its predecessor entities), a venture capital firm, since 1987. Mr. McLemore is a licensed CPA in the state of Tennessee.

Jennie Carter Thomas	Ms. Carter Thomas has served as a director of iPayment since 2003. Since 1989, Dr. Thomas has served as the Associate Dean and as a professor at Belmont University, College of Business in Nashville, Tennessee, where she teaches Organizational Behavior and Leadership and Ethics, among other courses. Dr. Thomas has also been a management consultant for numerous corporations and organizations.

Clay M. Whitson	Mr. Whitson has served as a director, and as iPayment’s Chief Financial Officer and Treasurer since October 2002. From November 1998 to September 2002, Mr. Whitson was Chief Financial Officer of The Corporate Executive Board Company, a provider of best practices research and quantitative analysis focusing on corporate strategy, operations and general management issues. From 1996 to October 1998, Mr. Whitson

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served as the Chief Financial Officer of PMT Services, Inc., a credit card processing company.

David M. Wilds	Mr. Wilds has served as a director of iPayment since 2001. Mr. Wilds has served as a managing partner of First Avenue Partners, L.P., a private equity partnership, since May 1998. From January 1995 to March 1998, Mr. Wilds served as President of Nelson Capital Partners III, L.P., a merchant banking company. Mr. Wilds currently serves on the boards of directors of Dollar General Corporation, Internet Pictures Corporation and Symbion, Inc.

Carl A. Grimstad	Mr. Grimstad has served as iPayment’s President since April 2001 and served as iPayment’s Chief Executive Officer until February 2001. From January 2000 until March 2001, Mr. Grimstad held various executive positions with iPayment Technologies and from March 2000 until April 2001, also served as the Vice-Chairman of iPayment Technologies. Mr. Grimstad has served as the Vice President and Secretary of Caymas, LLC since January 2001. Since 1995, Mr. Grimstad served as managing partner of GS Capital, LLC, a private investment firm.

Robert S. Torino	Mr. Torino has served as Executive Vice President since January 2001 and as iPayment’s Assistant Secretary since August 2002. From January 2001 to September 2002, he served as iPayment’s Chief Financial Officer. Mr. Torino served as Chief Financial Officer of iPayment Technologies, Inc. from April 2000 to December 2000, and as Executive Vice President and Chief Operating Officer of iPayment Technologies, Inc. from July 2000 to December 2000. From October 1999 to April 2000, Mr. Torino served as Chief Executive Officer of M80 Technologies, Inc., a start-up software development company. Mr. Torino served as President and Chief Executive Officer of TRUE Software Inc., a software development company, from April 1995 until its acquisition by McCabe & Associates in October 1999.

Afshin M. Yazdian	Mr. Yazdian has served as Executive Vice President and General Counsel since February 2001. He has served as iPayment’s Secretary since August 2002 and served as Assistant Secretary from February 2001 to August 2002. Mr. Yazdian served from March 2000 to January 2001 as General Counsel and Vice President of Mergers and Acquisitions for eConception, a technology venture fund. From August 1997 to March 2000, Mr. Yazdian practiced in the corporate and mergers and acquisitions groups at the law firm of Waller Lansden Dortch & Davis, PLLC.

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Appendix E

INFORMATION RELATING TO iPAYMENT HOLDINGS, INC.,
iPAYMENT MERGERCO, INC., GREGORY S. DAILY AND CARL A. GRIMSTAD
AND INFORMATION RELATING TO THE DIRECTORS
AND EXECUTIVE OFFICERS OF iPAYMENT HOLDINGS, INC.
AND iPAYMENT MERGERCO, INC.

Each of Holdings and MergerCo is a Delaware corporation formed for the purpose of carrying out the transactions described in the proxy statement, and neither of them has conducted any business other than in connection with such transactions. Gregory S. Daily is the President, and Carl A. Grimstad is the Secretary and Treasurer, of each of Holdings and MergerCo. No person other than Mr. Daily and Mr. Grimstad controls either of Holdings or MergerCo.

None of Holdings, MergerCo, Mr. Daily or Mr. Grimstad has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of Holdings, MergerCo, Mr. Daily or Mr. Grimstad has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, current principal occupation or employment, principal business and address of employer, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of iPayment Holdings, Inc. and iPayment MergerCo, Inc. are set forth below. The business address of each director and executive officer is c/o iPayment Holdings, Inc., c/o Registered Agent Solutions, Inc., 32 Loockerman Square, Suite 109, Dover, DE 19904. The business telephone number of each director and executive officer is (615) 665-1858. Each of the directors and executive officers is a United States citizen. None of the directors or executive officers was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Gregory S. Daily	Mr. Daily is a director and the President of each of iPayment Holdings, Inc. and iPayment MergerCo, Inc., and has served as Chairman of iPayment Inc.’s Board of Directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.

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Carl A. Grimstad	Mr. Grimstad is a director and the Secretary and Treasurer of each of iPayment Holdings, Inc. and iPayment MergerCo, Inc., and has served as iPayment Inc.’s President since April 2001 and served as iPayment Inc.’s Chief Executive Officer until February 2001. From January 2000 until March 2001, Mr. Grimstad held various executive positions with iPayment Technologies and from March 2000 until April 2001, also served as the Vice-Chairman of iPayment Technologies. Mr. Grimstad has served as the Vice President and Secretary of Caymas, LLC since January 2001. Since 1995, Mr. Grimstad served as managing partner of GS Capital, LLC, a private investment firm.

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SPECIAL MEETING OF STOCKHOLDERS

May 5, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

The undersigned, revoking all previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 4, 2006 in connection with the Special Meeting of Stockholders of iPayment, Inc. to be held on May 5, 2006, at 10:00 a.m., local time, at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, and hereby appoints Clay Whitson and Afshin Yazdian and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of common stock of iPayment, Inc. registered in the name provided herein that the undersigned may be entitled to vote at the May 5, 2006 Special Meeting of Stockholders of iPayment, Inc., and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would have if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

â          Please detach along perforated line and mail in the envelope provided.          â

THE BOARD OF DIRECTORS, WITH MR. DAILY ABSTAINING, RECOMMENDS A VOTE “FOR”
THE ADOPTION OF PROPOSALS 1 AND 2 BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTES IN BLUE OR BLACK INK AS
SHOWN HERE ☑

		FOR	AGAINST	ABSTAIN

1.	To adopt the Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc., iPayment MergerCo, Inc. and iPayment, Inc., pursuant to which iPayment MergerCo, Inc. will be merged with and into iPayment, with iPayment as the surviving corporation	☐	☐	☐

2.	To vote in their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof, including, without limitation, a proposal to adjourn to provide additional time to solicit votes to adopt the merger agreement	☐	☐	☐

Please sign, date and return the proxy card promptly using the enclosed envelope.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS
DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR”
EACH PROPOSAL.

To change the address on your account, please check the box at rights and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder: _ _ Date: _ _

Signature of Stockholder: _ _ Date: _ _

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.